UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 24, 2022

PS BUSINESS PARKS, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-10709	95-4300881
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

701 Western Avenue, Glendale, California	91201-2349
(Address of principal executive offices)	(Zip Code)

(818) 244-8080

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, $0.01 par value per share	PSB	New York Stock Exchange
Depositary Shares Each Representing 1/1,000 of a 5.250% Cum Pref Share, Series X, $0.01 par value	PSBPrX	New York Stock Exchange
Depositary Shares Each Representing 1/1,000 of a 5.200% Cum Pref Share, Series Y, $0.01 par value	PSBPrY	New York Stock Exchange
Depositary Shares Each Representing 1/1,000 of a 4.875% Cum Pref Share, Series Z, $0.01 par value	PSBPrZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger

On April 24, 2022, PS Business Parks, Inc., a Maryland corporation (the “Company”), Sequoia Parent LP, a Delaware limited partnership (“Parent”), Sequoia Merger Sub I LLC, a Maryland limited liability company (“Merger Sub I”), Sequoia Merger Sub II LLC, a Maryland limited liability company (“Merger Sub II,” together with Parent and Merger Sub I, the “Parent Parties”), and PS Business Parks, L.P., a California limited partnership (the “Partnership”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Parent, Merger Sub I and Merger Sub II are affiliates of Blackstone Real Estate Partners IX L.P. (the “Guarantor”), which is an affiliate of Blackstone Inc. (“Blackstone”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the closing of the Mergers (as defined below) (the “Closing”), Merger Sub II will merge with and into the Partnership (the “Partnership Merger”), and, immediately following the Partnership Merger, Merger Sub I will merge with and into the Company (the “Company Merger” and, together with the Partnership Merger, the “Mergers”). Upon completion of the Partnership Merger, the Partnership will survive and the separate existence of Merger Sub II will cease (the “Surviving Partnership”). Upon completion of the Company Merger, the Company will survive and the separate existence of Merger Sub I will cease (the “Surviving Company”). Prior to the Closing, the Partnership will be converted from a California limited partnership into a Maryland limited partnership. The Mergers and the other transactions contemplated by the Merger Agreement were unanimously approved by the Company’s Board of Directors (the “Company Board”).

In the Company Merger, each share of the Company’s common stock, other than shares of common stock held by Parent, Merger Sub I or any wholly-owned subsidiary of Parent, the Company or Merger Sub I, that are issued and outstanding immediately prior to the effective time of the Company Merger, subject to the terms and conditions set forth in the Merger Agreement, will automatically be converted into the right to receive an amount in cash equal to $187.50 (the “Per Company Share Merger Consideration”), without interest. Each share of the Company’s outstanding preferred stock (and each depositary share representing an interest therein) will be unaffected by the Company Merger and will remain outstanding in accordance with their respective terms.

In the Partnership Merger, each common unit of partnership interest of the Partnership, other than any common units held by the Company, Parent, Merger Sub II or any of their respective wholly-owned subsidiaries, that is issued and outstanding immediately prior to the effective time of the Partnership Merger, subject to the terms and conditions set forth in the Merger Agreement, will automatically be converted into the right to receive an amount in cash equal to the Per Company Share Merger Consideration, without interest.

The consummation of the Mergers is subject to certain customary closing conditions, including, among others, approval of the Company Merger by holders of a majority of the outstanding shares of Company common stock.

From the date of the Merger Agreement through the Closing, the Company may declare and pay regular, quarterly cash distributions to holders of its common stock and to holders of common units of partnership interest of the Partnership, in an amount of up to $1.05 per share or unit, including a pro rata distribution in respect of any stub period. Additionally, the Company is permitted to declare and pay regular quarterly dividends on its shares of preferred stock. Subject to the terms of the Merger Agreement, immediately prior to the effective time of the Partnership Merger, the Company will also pay a closing cash dividend (the “Closing Cash Dividend”) to holders of record of Company common stock as of the close of business on the business day immediately prior to the Closing date in an aggregate amount no greater than the cash available for distribution, which Closing Cash Dividend will be designated, to the maximum extent permitted by applicable law, as a “capital gains dividend” under the Internal Revenue Code of 1986. The Per Company Share Merger Consideration will be reduced by the per share amount of such Closing Cash Dividend.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants requiring the Company and its subsidiaries to use commercially reasonable efforts to, in all material respects, carry on their respective businesses in the ordinary course of business consistent with past practice and the Company’s budget and, subject to certain exceptions, restricting the Company from engaging in certain financing, acquisition and other operating activities without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned) during the period between the date of the Merger Agreement and the Closing. The Merger Agreement requires the Company to convene a stockholders’ meeting for purposes of seeking to obtain the requisite vote of its stockholders to approve the Merger Agreement and the Mergers, unless the Company effects an Adverse Recommendation Change (as defined in the Merger Agreement) and terminates the Merger Agreement.

Until 11:59 p.m. (New York City time) on May 25, 2022 (the “No-Shop Period Start Date”), the Company and its subsidiaries and representatives will have the right to solicit (and engage in discussions or negotiations with respect to) any inquiry, discussion, offer, request or proposal that constitutes, or could reasonably be expected to lead to, an alternative acquisition proposal, including providing non-public information and data regarding the Company to any person pursuant to an acceptable confidentiality agreement. From and after the No-Shop Period Start Date, other than as permitted with respect to “Excluded Parties” as defined in the Merger Agreement, the Company has agreed to cease any solicitations, discussions, negotiations or communications with any person with respect to any alternative acquisition proposal and not to solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer, request or proposal that constitutes, or could reasonably be expected to lead to, an alternative acquisition proposal, and, subject to certain exceptions, is not permitted to enter into discussions or negotiations concerning, or provide non-public information to a third party in connection with, any alternative acquisition proposals. However, the Company may, prior to obtaining approval of the Company’s stockholders, engage in discussions or negotiations and provide non-public information to a third party which has made an unsolicited written bona fide acquisition proposal if the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such proposal constitutes, or could reasonably be expected to lead to, a “Superior Proposal” (as defined in the Merger Agreement).

Prior to obtaining the approval of the Company’s stockholders, the Company Board may, in certain circumstances, effect an Adverse Recommendation Change (as defined in the Merger Agreement) and/or terminate the Merger Agreement, subject to complying with specified notice requirements to Parent and other conditions set forth in the Merger Agreement, including paying a termination fee to Parent in specified circumstances, as described below.

The Merger Agreement contains customary termination rights, including the right of either party to terminate the Merger Agreement if the Mergers have not been completed by October 24, 2022.

The Company will be required to pay a termination fee to Parent equal to $110,000,000 if the Merger Agreement is terminated by the Company prior to June 4, 2022 (as may be extended in specified circumstances) (“Cut-Off Time”) to enter into a Superior Proposal with an Excluded Party. The Company will be required to pay a termination fee to Parent equal to $220,000,000 if the Merger Agreement is terminated in certain other specified circumstances, including if Parent terminates the Merger Agreement after the Company Board makes an Adverse Recommendation Change or if the Company terminates the Merger Agreement after the No-Shop Period Start Date to enter into a Superior Proposal with a person who is not an Excluded Party.

Parent will be required to pay a termination fee equal to $735,000,000 if the Merger Agreement is terminated in certain specified circumstances, including if Parent fails to consummate the Mergers when required to do so under the Merger Agreement (as more fully set forth in the Merger Agreement).

The Company’s sole and exclusive remedy relating to a breach of the Merger Agreement by Parent is the Parent termination fee, certain litigation expenses in enforcing its right to the Parent termination fee and certain other expenses. The Guarantor has guaranteed certain such payment obligations of Parent under the Merger Agreement up to $735,000,000 plus certain enforcement expenses.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Merger Agreement has been attached as an exhibit to provide stockholders with information regarding its terms and conditions. It is not intended to provide any other factual or financial information about the Company, Parent or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders should not rely on the representations, warranties, covenants and agreements contained in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Partnership, Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, the Partnership, Parent, Merger Sub I and Merger Sub II and their respective affiliates and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the SEC.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2022, the Company Board approved excise tax gross-up agreements between the Company and each of the Company’s Chief Executive Officer and Chief Financial Officer. The agreements provide each executive with the right to receive a gross-up payment in the event that any payments or benefits provided to such executive in connection with the Mergers become subject to the excise tax pursuant to Section 4999 of the Internal Revenue Code. The gross-up payment would generally place the executive in the same after-tax position that they would have been in if the excise tax did not apply to them, and do not cover ordinary income taxes due on the payments and benefits giving rise to the excise tax. These gross-up rights are provided solely in connection with the Mergers and therefore the agreements will be automatically revoked if the Merger Agreement is terminated without the consummation of the Mergers.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

On April 24, 2022, the Company Board approved the amendment (the “Bylaws Amendment”) to the Company’s Bylaws, as amended (the “Bylaws”), which provides, among other things, that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). The Bylaws Amendment became effective on April 24, 2022.

The foregoing description of the Bylaws Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws Amendment, which is filed as Exhibit 3.1 hereto, and is incorporated herein by reference.

Item 8.01	Other Events.

Support Agreement

On April 24, 2022, Public Storage (the “Stockholder”), in its capacities as a stockholder of the Company and a unitholder of the Partnership, entered into a Support Agreement with Parent and (for certain limited purposes) the Company, pursuant to which the Stockholder agreed, among other things, that at any meeting of the stockholders of the Company or partners of the Partnership, including the Company Stockholders’ Meeting (as defined in the Merger Agreement), and in connection with any written consent of the stockholders of the Company or partners of the Partnership, it will (a) appear at such meeting or otherwise cause any issued and outstanding shares of Company common stock and common units of partnership interest of the Partnership (or any securities convertible into or exercisable or exchange for any of the foregoing) beneficially owned by the Stockholder, or that may otherwise become beneficially owned by the Stockholder during the term of the Support Agreement (collectively, the “Covered Securities”) to be counted as present thereat for the purpose of establishing a quorum, (b) vote or cause to be voted all of the Covered Securities in favor of adopting the Merger Agreement and approving the Mergers and the transactions contemplated thereby and (c) vote or cause to be voted all of the Covered Securities against any alternative acquisition proposal or any other action that could reasonably be expected to impede, interfere with, materially delay, materially postpone or adversely affect the Mergers or other transactions contemplated by the Merger Agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or the Partnership under the Merger Agreement or of the Stockholder under the Support Agreement. The Stockholder also agreed not to transfer any Covered Securities during the term of the Support Agreement.

The Support Agreement will automatically terminate upon the earliest of (i) the Partnership Merger Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) if there occurs any amendment or modification to the Merger Agreement that reduces the amount or changes the form of consideration payable in any of the Mergers or otherwise amends or modifies the Merger Agreement in a manner adverse (directly or indirectly) to the Stockholder without the prior written consent of the Stockholder. As of April 21, 2022, the Stockholder held approximately 25.9% of the issued and outstanding shares of common stock of the Company and 20.9% of the issued and outstanding common units of partnership interest of the Partnership.

The foregoing description of the Support Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement, which is filed as Exhibit 99.1 hereto, and is incorporated herein by reference.

Press Release

On April 25, 2022, the Company issued a press release announcing, among other things, the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company has filed or will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). This Current Report on Form 8-K is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transactions. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov. In addition, the documents (when available) may be obtained free of charge by accessing the Investor Relations section of the Company’s website at https://ir.psbusinessparks.com or by contacting the Company’s Investor Relations by email at info@psbusinessparks.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Company common stock in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2022 annual meeting of stockholders, which was filed with the SEC on March 25, 2022, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 22, 2022 and in other documents filed by the Company with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available. Investors should read the Proxy Statement carefully when it becomes available before making any voting or investment decisions.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “may,” “will,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon present expectations, estimates and projections and beliefs of and assumptions, involve uncertainty that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and are not guaranteed to occur. There are a number of important factors that could have a material adverse effect on our operations, future prospects and the proposed transaction, including but not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the Company and Blackstone’s affiliates; the failure to obtain the approval of the Company’s stockholders of the proposed transaction or the failure to satisfy any of the other conditions to the completion of the proposed transaction; stockholder litigation in connection with the proposed transaction, which may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; the effect of the announcement of the proposed transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its tenants, vendors and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; the ability to meet expectations regarding the timing and completion of the proposed transaction; and significant transaction costs, fees, expenses and charges. There can be no assurance that the proposed transaction or any other transaction described above will in fact be consummated in the expected time frame, on the expected terms or at all. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the SEC on February 22, 2022, and subsequent filings by the Company with the SEC. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Any forward-looking statement speaks only as of the date on which it is made. Moreover, we assume no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements, except as required by law. Investors should not place undue reliance upon these forward-looking statements. The Company claims the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of April 24, 2022, by and among PS Business Parks, Inc., PS Business Parks, L.P., Sequoia Parent LP, Sequoia Merger Sub I LLC and Sequoia Merger Sub II LLC.*

3.1	Amendment to Bylaws of PS Business Parks, Inc.

99.1	Support Agreement, dated as of April 24, 2022, by and between Sequoia Parent LP, PS Business Parks, Inc. and Public Storage.*

99.2	Press Release issued on April 25, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and exhibits have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PS BUSINESS PARKS, INC.

Dated: April 25, 2022	By:	/s/ Adeel Khan
	Name:	Adeel Khan
	Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 24, 2022

BY AND AMONG

PS BUSINESS PARKS, INC.,

PS BUSINESS PARKS, L.P.,

SEQUOIA PARENT LP,

SEQUOIA MERGER SUB I LLC,

AND

SEQUOIA MERGER SUB II LLC

i

ii

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 6.1	Conditions to Each Party’s Obligations to Effect the Mergers	57

Section 6.2	Conditions to the Obligations of Parent, Merger Sub I and Merger Sub II	57

Section 6.3	Conditions to Obligations of the Company and the Partnership	58

Section 6.4	Frustration of Closing Conditions	59

ARTICLE VII

TERMINATION

Section 7.1	Termination	59

Section 7.2	Effect of the Termination	60

Section 7.3	Fees and Expenses	61

Section 7.4	Payment of Amount or Expense	62

ARTICLE VIII

MISCELLANEOUS

Section 8.1	Nonsurvival of Representations and Warranties	63

Section 8.2	Entire Agreement; Assignment	63

Section 8.3	Notices	64

Section 8.4	Governing Law and Venue; Waiver of Jury Trial	65

Section 8.5	Interpretation; Certain Definitions	66

Section 8.6	Parties In Interest	66

Section 8.7	Severability	67

Section 8.8	Specific Performance	67

Section 8.9	Amendment	68

Section 8.10	Extension; Waiver	68

Section 8.11	Counterparts	68

Section 8.12	Definitions	69

Exhibits

Exhibit A – Form of REIT Opinion

Exhibit B – Form of Tax Representation Letter

Exhibit C – Form of Amended Charter

Exhibit D – Plan of Conversion

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 24, 2022 is by and among PS Business Parks, Inc., a Maryland corporation (the “Company”), Sequoia Parent LP, a Delaware limited partnership (“Parent”), Sequoia Merger Sub I LLC, a Maryland limited liability company (“Merger Sub I”), Sequoia Merger Sub II LLC, a Maryland limited liability company (“Merger Sub II”), and PS Business Parks, L.P., a California limited partnership (the “Partnership”).

W I T N E S S E T H:

WHEREAS, the parties wish to effect a business combination through (i) a merger of Merger Sub II with and into the Partnership (as converted into a Maryland limited partnership pursuant to Section 5.16), with the Partnership being the surviving entity (the “Partnership Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland Revised Uniform Limited Partnership Act (the “MRULPA”) and the Maryland Limited Liability Company Act (the “MLLCA”) and (ii) immediately following the consummation of the Partnership Merger, a merger of Merger Sub I with and into the Company, with the Company being the surviving entity (the “Company Merger” and, together with the Partnership Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the MLLCA and the Maryland General Corporation Law (the “MGCL”);

WHEREAS, the Company is the sole general partner of the Partnership through which the Company operates its business, and, as of the date hereof, the Company owns approximately 79.1% of the outstanding common partnership units of the Partnership (the “Common Partnership Units”), 100% of the outstanding 5.25% Series X Cumulative Redeemable Preferred Units of the Partnership (the “Series X Preferred Partnership Units”), 100% of the outstanding 5.20% Series Y Cumulative Redeemable Preferred Units of the Partnership (the “Series Y Preferred Partnership Units”), and 100% of the outstanding 4.875% Series Z Cumulative Redeemable Preferred Partnership Units of the Partnership (the “Series Z Preferred Partnership Units” and, together with the Series X Preferred Partnership Units and the Series Y Preferred Partnership Units, the “Preferred Partnership Units”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has declared the Company Merger advisable, and approved this Agreement, the Company Merger and the other transactions contemplated hereby, on substantially the terms and subject to the conditions set forth herein;

WHEREAS, Parent, as the sole member of Merger Sub I, has approved this Agreement and the Company Merger and determined that it is advisable and in the best interests of Merger Sub I to enter into this Agreement and to consummate the Company Merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Company, as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger and determined that it is advisable and in the best interests of the Partnership and the limited partners of the Partnership for the Partnership to enter into this Agreement and to consummate the Partnership Merger on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, as the sole member of Merger Sub II, has approved this Agreement and the Partnership Merger and determined that it is advisable and in the best interests of Merger Sub II to enter into this Agreement and to consummate the Partnership Merger on the terms and subject to the conditions set forth herein;

WHEREAS, as an inducement to the Company and the Partnership entering into this Agreement, Blackstone Real Estate Partners IX L.P. (the “Guarantor”) is entering into a guaranty with the Company (the “Guaranty”), pursuant to which the Guarantor is guaranteeing certain obligations of Parent, Merger Sub I and Merger Sub II under this Agreement;

WHEREAS, as a condition to the Parent Parties willingness to enter into the Merger Agreement, concurrently with and subject to the execution and delivery of the Merger Agreement, Public Storage, a

Maryland REIT (“Public Storage”), has entered into a Support Agreement with Parent and for certain limited purposes, the Company (the “Support Agreement”), pursuant to which Public Storage has agreed to, among other things, vote all of the Covered Securities (as defined therein) beneficially owned by it in favor of the approval of the Mergers and the transactions contemplated hereby, subject to the terms and conditions set forth in the Support Agreement; and

WHEREAS, Parent, the Partnership, Merger Sub I, Merger Sub II and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the MRULPA and MLLCA, at the Partnership Merger Effective Time, Merger Sub II and the Partnership shall consummate the Partnership Merger, pursuant to which (i) Merger Sub II shall be merged with and into the Partnership and the separate existence of Merger Sub II shall thereupon cease and (ii) the Partnership shall be the surviving partnership in the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects provided in this Agreement and as specified in the MRULPA and MLLCA.

(b) Subject to the terms and conditions of this Agreement, and in accordance with the MLLCA and the MGCL, at the Company Merger Effective Time, the Company and Merger Sub I shall consummate the Company Merger, pursuant to which (i) Merger Sub I shall be merged with and into the Company and the separate existence of Merger Sub I shall thereupon cease and (ii) the Company shall survive the Company Merger (the “Surviving Company”), such that, immediately following the Company Merger, Parent shall be the sole holder of common stock of the Surviving Company. The Company Merger shall have the effects provided in this Agreement and as specified in the MLLCA and the MGCL.

Section 1.2 Governing Documents.

(a) At the Company Merger Effective Time, the name of the Surviving Company shall be “PS Business Parks, Inc.” At the Company Merger Effective Time, the charter of the Company, as in effect immediately prior to the Company Merger Effective Time, shall be amended and restated as set forth on Exhibit C (the “Amended Charter”), which Amended Charter be the charter of the Surviving Company until thereafter amended as provided therein or by applicable Law. The bylaws of the Company, as in effect immediately prior to the Company Merger Effective Time, shall be the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law.

(b) At the Partnership Merger Effective Time, the certificate of limited partnership of the Partnership, as in effect immediately prior to the Partnership Merger Effective Time (the “Certificate of Limited Partnership”), shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein or by applicable Law. At the Partnership Merger Effective Time, the Partnership Agreement as in effect immediately prior to the Partnership Merger Effective Time (being in the form attached as Exhibit C to the Plan of Conversion) shall be the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by applicable Law.

Section 1.3 Directors, Officers, General Partner and Limited Partners of the Surviving Entities.

(a) The board of directors of the Surviving Company, from and after the Company Merger Effective Time, shall consist of the individuals to be designated by Parent pursuant to a written notice to the Company prior to the Company Merger Effective Time. Each Person elected as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(b) The officers of the Company immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Company from and after the Company Merger Effective Time, until such time as their resignation or removal or such time as their successors shall be duly elected and qualified.

(c) The Company shall be the sole general partner and a limited partner of the Surviving Partnership following the Partnership Merger Effective Time, entitling the Company to such rights, duties and obligations as are more fully set forth in the Partnership Agreement.

Section 1.4 Effective Times.

(a) On the Closing Date, (i) the Partnership and Merger Sub II shall duly execute and file articles of merger (the “Partnership Merger Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the Laws of the State of Maryland and (ii) the Partnership and Merger Sub II shall make any other filings, recordings or publications required to be made by the Partnership or Merger Sub II under the MRULPA and the MLLCA in connection with the Partnership Merger. The Partnership Merger shall become effective upon the later of the acceptance for record of the Partnership Merger Articles of Merger by the SDAT or on such other date and time (not to exceed thirty (30) days from the date the Partnership Merger Articles of Merger are accepted for record by the SDAT) as may be mutually agreed to by the Company and Parent and specified in the Partnership Merger Articles of Merger in accordance with the MRULPA and MLLCA (such date and time being hereinafter referred to as the “Partnership Merger Effective Time”).

(b) On the Closing Date, (i) the Company and Merger Sub I shall duly execute and file articles of merger (the “Company Merger Articles of Merger”) with the SDAT in accordance with the Laws of the State of Maryland and (ii) Merger Sub I and the Company shall make any other filings, recordings or publications required to be made by the Company or Merger Sub I under the MGCL and the MLLCA in connection with the Company Merger. The Company Merger shall become effective upon the later of the acceptance for record of the Company Merger Articles of Merger by the SDAT or on such other date and time (not to exceed thirty (30) days from the date the Company Merger Articles of Merger are accepted for record by the SDAT) as may be mutually agreed to by the Company and Parent and specified in the Company Merger Articles of Merger in accordance with the MGCL and MLLCA (such date and time being hereinafter referred to as the “Company Merger Effective Time”), it being understood and agreed that the parties shall cause the Company Merger Effective Time to occur immediately after the Partnership Merger Effective Time.

(c) Unless otherwise agreed in writing, the parties shall cause the Company Merger Effective Time and the Partnership Merger Effective Time to occur on the Closing Date, with the Company Merger Effective Time occurring immediately after the Partnership Merger Effective Time as specified in this Section 1.4.

Section 1.5 Closing of the Mergers. The closing of the Mergers (the “Closing”) shall take place at 9:00 am Eastern time on the third Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time, date and place as may be mutually agreed to in writing by the parties hereto (the “Closing Date”).

Section 1.6 Effects of the Mergers.

(a) The Company Merger shall have the effects set forth in the MLLCA and the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Merger Sub I shall become the debts, liabilities, duties and obligations of the Surviving Company.

(b) The Partnership Merger shall have the effects set forth in the MRULPA and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Partnership and Merger Sub II shall vest in the Surviving Partnership, and all debts, liabilities, duties and obligations of the Partnership and Merger Sub II shall become the debts, liabilities, duties and obligations of the Surviving Partnership.

Section 1.7 Tax Consequences. The parties intend that for U.S. federal, and applicable state and local, income Tax purposes (a) the Company Merger shall be treated as a taxable sale of Company Common Stock in exchange for the Company Share Merger Consideration and (b) the Partnership Merger shall be treated as a taxable sale or redemption of the Common Partnership Units in exchange for the Partnership Unit Merger Consideration. The parties hereto agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S. federal, and, if applicable, state and local Tax purposes, except to the extent otherwise required pursuant to a “determination” as defined in Section 1313(a) of the Code.

ARTICLE II

MERGER CONSIDERATION; COMPANY SHARES; COMPANY PREFERRED SHARES; PARTNERSHIP UNITS

Section 2.1 Effect on Company Shares; Effect on Company Preferred Shares.

(a) Limited Liability Company Interests of Merger Sub I. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder thereof, each unit of limited liability company interest in Merger Sub I issued and outstanding immediately prior to the Company Merger Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

(b) Company Share Merger Consideration; Conversion of Company Shares. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder thereof, each share of Company Common Stock (each, a “Company Share”) (other than any Excluded Shares) issued and outstanding immediately prior to the Company Merger Effective Time, subject to the terms and conditions set forth herein, shall automatically be converted into the right to receive an amount in cash equal to one hundred eighty-seven dollars and fifty cents ($187.50), without interest (the “Per Company Share Merger Consideration”). The aggregate amount of cash payable to holders of Company Shares as the Per Company Share Merger Consideration is hereinafter referred to as the “Company Share Merger Consideration.” The Per Company Share Merger Consideration shall be subject to adjustments as contemplated by Section 2.9 and Section 5.11(a).

Section 2.2 Preferred Shares of the Company.

(a) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder thereof:

(i) (A) each share of Series X Preferred Stock (each, a “Company Series X Preferred Share”) issued and outstanding immediately prior to the Company Merger Effective Time shall be unaffected by the Company Merger and remain outstanding as one share of Series X Preferred Stock of the Surviving Company, and (B) each depositary share issued pursuant to the Series X Deposit Agreement, representing one-thousandth of one Company Series X Preferred Share (each, a “Company Series X Depositary Share”) issued and outstanding immediately prior to the Company Merger Effective Time shall be unaffected by the Company Merger and remain outstanding and represent one-thousandth of one share of Series X Preferred Stock of the Surviving Company;

(ii) each share of Series Y Preferred Stock (each, a “Company Series Y Preferred Share”) issued and outstanding immediately prior to the Company Merger Effective Time shall be unaffected by the Company Merger and remain outstanding as one share of Series Y Preferred Stock of the Surviving Company, and (B) each depositary share issued pursuant to the Series Y Deposit Agreement, representing one-thousandth of one Company Series Y Preferred Share (each, a “Company Series Y Depositary Share”) issued and outstanding immediately prior to the Company Merger Effective Time shall be unaffected by the Company Merger and remain outstanding and represent one-thousandth of one share of Series Y Preferred Stock of the Surviving Company; and

(iii) each share of Series Z Preferred Stock (each, a “Company Series Z Preferred Share” and, together with the Company Series X Preferred Shares and Company Series Y Preferred Shares, the “Company Preferred Shares”) issued and outstanding immediately prior to the Company Merger Effective Time shall be unaffected by the Company Merger and remain outstanding as one share of Series Z Preferred Stock of the Surviving Company, and (B) each depositary share issued pursuant to the Series Z Deposit Agreement, representing one-thousandth of one Company Series Z Preferred Share (each, a “Company Series Z Depositary Share” and, together with the Company Series X Depositary Shares and Company Series Y Depositary Shares, the “Company Depositary Shares”) issued and outstanding immediately prior to the Company Merger Effective Time shall be unaffected by the Company Merger and remain outstanding and represent one-thousandth of one share of Series Z Preferred Stock of the Surviving Company.

(b) Cancellation of Company Shares Owned by Parent, the Company or Merger Sub I. At the Company Merger Effective Time, each issued and outstanding Company Share that is owned by Parent or Merger Sub I or any wholly-owned Subsidiary of Parent, the Company or Merger Sub I immediately prior to the Company Merger Effective Time (collectively, the “Excluded Shares”), if any, shall automatically be canceled and retired and shall cease to exist, and no cash, Per Company Share Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(c) Cancellation of Company Shares. As of the Company Merger Effective Time, all Company Shares issued and outstanding immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Company Share (other than Excluded Shares, if any) shall cease to have any rights with respect to such interest, except the right to receive the Per Company Share Merger Consideration.

Section 2.3 Partnership Unit Merger Consideration; Effect on Partnership Units.

(a) Partnership Unit Merger Consideration. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any holder thereof, each Common Partnership Unit, other than Excluded Units, issued and outstanding immediately prior to the Partnership Merger Effective Time, subject to the terms and conditions set forth herein, shall be converted into, and shall be canceled in exchange for, the right to receive an amount in cash equal to the Per Company Share Merger Consideration, without interest (the “Per Partnership Unit Merger Consideration”). The aggregate amount of cash payable to holders of Common Partnership Units as the Per Partnership Unit Merger Consideration is herein referred to as the “Partnership Unit Merger Consideration,” and together with the Company Share Merger Consideration, the aggregate Per Company Share Merger Consideration payable in respect of the Company Options pursuant to Section 2.4(a), the Company RSU Awards pursuant to Section 2.4(b), the 2022 EIP Awards pursuant to

Section 2.4(c) and the Deferred Stock Unit Awards pursuant to Section 2.4(d), is herein referred to as the “Merger Consideration”.

(b) Partnership Units Held by the Company. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest in the Partnership, (i) each “partnership unit” (as defined in the Partnership Agreement) of the Partnership (each a “Partnership Unit”) held by the Company or any wholly owned Subsidiary of the Company immediately prior to the Partnership Merger Effective Time (collectively, the “Continuing Units”) shall be unaffected by the Partnership Merger and shall remain outstanding as a Partnership Unit of the Surviving Partnership held by the Company or relevant wholly owned Subsidiary of the Company.

(c) Cancellation of Parent and Merger Sub II-Owned Partnership Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest in the Partnership, each Partnership Unit held by Parent, Merger Sub II or any of their respective wholly-owned Subsidiaries immediately prior to the Partnership Merger Effective Time (collectively, the “Cancelled Units” and, together with the Continuing Units, the “Excluded Units”) shall automatically be canceled and shall cease to exist, with no consideration to be delivered or deliverable in exchange therefor.

(d) Conversion of Merger Sub II Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any holder thereof, the limited liability company interests in Merger Sub II shall automatically be converted into such number of validly issued and fully paid Common Partnership Units of the Surviving Partnership as is equal to the number of Common Partnership Units that were converted into the right to receive the Per Partnership Unit Merger Consideration pursuant to Section 2.3(a), which Common Partnership Units of the Surviving Partnership shall be held by Parent.

Section 2.4 Treatment of Equity-Based Awards.

(a) Company Options. Effective immediately prior to the Company Merger Effective Time, each option to purchase Company Shares (each, a “Company Option”) that is outstanding immediately prior to the Company Merger Effective Time shall automatically be cancelled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (i) the number of Company Shares subject to the Company Option immediately prior to the Company Merger Effective Time multiplied by (ii) the excess (if any) of the Per Company Share Merger Consideration over the per share exercise price applicable to the Company Option (less any applicable income and employment withholding Taxes). In the event that the exercise price of a Company Option exceeds the Per Company Share Merger Consideration, such Company Option shall be cancelled for no consideration.

(b) Company Restricted Stock Units. Effective immediately prior to the Company Merger Effective Time, each award of restricted stock units (each, a “Company RSU Award”) granted under a Company Stock Incentive Plan that is outstanding immediately prior to the Company Merger Effective Time shall be cancelled, with the holder of each such Company RSU Award becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (i) the number of Company Shares subject to the Company RSU Award immediately prior to the Company Merger Effective Time multiplied by (ii) the Per Company Share Merger Consideration (less any applicable income and employment withholding Taxes).

(c) Company EIP Awards. Effective immediately prior to the Company Merger Effective Time, each award approved under the Company 2022 Equity Incentive Plan Awards Program (each, a “2022 EIP Award”) as set forth in Section 2.4(c) of the Company Disclosure Letter shall be cancelled, with the holder of each such 2022 EIP Award becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash as set forth in Section 2.4(c) of the Company Disclosure Letter (less any applicable income and employment withholding Taxes).

(d) Deferred Stock Unit Awards. All deferred stock units governed under the Retirement Plan (the “Deferred Stock Unit Awards”), and any accrued dividend equivalents in participant accounts under the Retirement Plan, shall, as of immediately before the Company Merger Effective Time, become vested and no longer subject to restrictions. All Deferred Stock Unit Awards shall, at the Company Merger Effective Time, be converted into a right of the holder to receive a cash amount equal to the product of (i) the number of Company Shares subject to the Deferred Stock Unit Awards immediately before the Company Merger Effective Time and (ii) the Per Company Share Merger Consideration, and shall cease to represent a right to receive a number of Company Shares or cash equal to or based on the value of a number of Company Shares.

(e) Cash amounts payable to (i) employees pursuant to Section 2.4(a), Section 2.4(b) and Section 2.4(c) shall be paid through the Company’s payroll, less any applicable income and employment withholding Taxes, and (ii) non-employee directors pursuant to Section 2.4(a) and Section 2.4(d) shall be paid by check, less any applicable income and employment withholding Taxes, in each case within five (5) Business Days following the Company Merger Effective Time (or, in the case of Section 2.4(b) and Section 2.4(d), at such time as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code).

(f) Prior to the Partnership Merger Effective Time, the Company Board (or a committee thereof) shall adopt resolutions approving the treatment of the Company Options, Company RSU Awards, 2022 EIP Awards and Deferred Stock Unit Awards contemplated by this Section 2.4 and the termination of each of the Company Stock Incentive Plan and the Retirement Plan.

Section 2.5 Exchange of Certificates.

(a) Paying Agent. Prior to the Partnership Merger Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) and enter into an agreement with the Paying Agent with respect thereto, in form and substance reasonably acceptable to the Company, for the payment or exchange in accordance with this Article II of the Merger Consideration (other than any payments in respect of Company Options, Company RSU Awards, 2022 EIP Awards and Deferred Stock Unit Awards). At or prior to the Partnership Merger Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of the Company Shares and the Common Partnership Units, the Merger Consideration, less the Per Company Share Merger Consideration to be paid in respect of Company Options, Company RSU Awards, 2022 EIP Awards, and Deferred Stock Unit Awards, which amounts in respect of Company Options, Company RSU Awards, 2022 EIP Awards, and Deferred Stock Unit Awards shall be paid or delivered directly to the Surviving Company (the Merger Consideration so deposited being referred to herein as the “Exchange Fund”). The Paying Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose other than a purpose expressly provided for in this Agreement. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Company.

(b) Share and Unit Transfer Books. On the Closing Date, the share transfer books of the Company and the unit transfer books of the Partnership shall be closed and thereafter there shall be no further registration of transfers of the Company Shares or Common Partnership Units. From and after the Closing Date, the holders of any certificates (each such certificate, a “Certificate”) representing ownership of the Company Shares or Common Partnership Units outstanding immediately prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, or any book-entry shares (each such book-entry share, a “Book-Entry Share”) or book-entry units (each such book-entry unit, a “Book-Entry Unit”) representing Company Shares or Common Partnership Units outstanding immediately prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, shall cease to have rights with respect to such shares or units, as applicable, except as otherwise provided for herein. On or after the Closing Date, any Certificates, Book-Entry Shares or Book-Entry Units presented to the Paying Agent, the Surviving Company or the Surviving Partnership in accordance with this Agreement shall be exchanged for the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, with respect to the Company Shares or Common Partnership Units formerly represented thereby.

Section 2.6 Exchange Procedures.

(a) Procedure. As soon as practicable after the Closing Date (but in any event within five (5) Business Days), the Surviving Company shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that, immediately prior to the Company Merger Effective Time, represented outstanding Company Shares or that, immediately prior to the Partnership Merger Effective Time, represented Common Partnership Units, which were converted into the right to receive or be exchanged for the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, pursuant to Section 2.1 and Section 2.3: (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates or affidavits of loss in lieu thereof in accordance with Section 2.6(f) to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may mutually agree and specify) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Per Company Share Merger Consideration or Per Partnership Unit Merger Consideration, as applicable, to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation or affidavits of loss in lieu thereof in accordance with Section 2.6(f) to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, payable in respect of the Company Shares or Common Partnership Units, as applicable, previously represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Shares or Common Partnership Units to a Person that is not registered in the transfer records of the Company or Partnership, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares or Book-Entry Units shall be required to deliver a Certificate or letter of transmittal or surrender such Book-Entry Shares or Book-Entry Units to the Paying Agent. In lieu thereof, the holder of such Book-Entry Shares or Book-Entry Units shall automatically upon the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, be entitled to receive in exchange therefor the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, payable in respect of the Company Shares or Common Partnership Units, as applicable, previously represented by such Book-Entry Shares or Book-Entry Units pursuant to the provisions of this Article II. Until surrendered, in the case of a Certificate, or paid, in the case of a Book-Entry Share or Book-Entry Unit, in each case, as contemplated by this Section 2.6, each Certificate, Book-Entry Share or Book-Entry Unit shall be deemed at any time after the Closing Date to represent only the right to receive, upon such surrender, the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, as contemplated by this Article II. No interest shall be paid or accrue for the benefit of the holders of the Certificates, Book-Entry Shares or Book-Entry Units on any cash payable hereunder.

(b) No Further Ownership Rights in the Company Shares or Common Partnership Units. On the Closing Date, holders of Company Shares or Common Partnership Units that are converted into the right to receive Per Company Share Merger Consideration or Per Partnership Unit Merger Consideration, as applicable, shall cease to be, and shall have no rights as, shareholders of the Company or limited partners of the Partnership other than the right to receive the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, as provided under this Article II. The Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, paid or delivered or issued upon the surrender for exchange of Certificates representing Company Shares or Common Partnership Units, or automatically in the case of Book-Entry Shares or Book-Entry Units, in accordance with the terms of this Article II shall be deemed to have been paid, delivered or issued, as the case may be, in full satisfaction of all rights and privileges pertaining to the Company Shares or Common Partnership Units, as applicable, exchanged therefor.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates, Book-Entry Shares or Book-Entry Units for twelve (12) months after the Closing Date shall be delivered to the Surviving Company and any holders of Company Shares or Common Partnership Units prior to the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company and only as general creditors thereof for payment of the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, upon compliance with the procedures set forth in Section 2.6(a) and subject to Section 2.6(d).

(d) No Liability. None of Parent, Merger Sub I, the Surviving Company, the Partnership, Merger Sub II, the Surviving Partnership, the Company or the Paying Agent, or any employee, officer, trustee, director, agent or affiliate thereof, shall be liable to any Person in respect of Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of the Certificates, Book-Entry Shares or Book-Entry Units immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(e) Investment of Exchange Fund. After the Closing Date, the Paying Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Company. Any interest and other income resulting from such investments shall be paid to the Surviving Company. Until the termination of the Exchange Fund pursuant to Section 2.6(c), to the extent that there are losses with respect to such investments, or the cash portion of the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Share Merger Consideration or the Partnership Unit Merger Consideration as contemplated hereby, the Surviving Company shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed to the reasonable satisfaction of Parent and the Paying Agent and the taking of such other actions as may be reasonably requested by the Paying Agent, the Paying Agent (or, if subsequent to the termination of the Exchange Fund pursuant to, and subject to Section 2.6(c), the Surviving Company) will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable, payable in respect thereof, in accordance with this Agreement.

Section 2.7 Withholding Rights. Each of the Company, the Surviving Company, the Partnership, the Surviving Partnership, Parent, Merger Sub I, Merger Sub II, the Paying Agent (and any affiliates or designees of the foregoing) and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment (and, with respect to the Company Options, the Company RSU Awards, the 2022 EIP Awards and the Deferred Stock Unit Awards, the vesting and/or cancellation of such Company Options, Company RSU Awards, 2022 EIP Awards and Deferred Stock Unit Awards as set forth in Section 2.4) under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld by the Company, the Surviving Company, the Partnership, the Surviving Partnership, Parent, Merger Sub I, Merger Sub II, the Paying Agent (or any affiliates or designees of the foregoing) or any other applicable withholding agent, as applicable, and paid over to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers.

Section 2.9 Adjustment of Certain Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, the Company Shares or the Partnership Units issued and outstanding shall, through a reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in the capitalization of the Company or the Partnership, as applicable, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Per Company Share Merger Consideration and the Per Partnership Unit Merger Consideration, as applicable, to provide the holders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing set forth in this Section 2.9 shall be construed to supersede or in any way limit the prohibitions set forth in Section 5.1 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (a) as disclosed in the Company SEC Documents furnished or filed prior to the date hereof (other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), or (b) as disclosed in the separate disclosure letter which has been delivered by the Company to Parent in connection with the execution and delivery of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company and the Partnership hereby jointly and severally represent and warrant to Parent, Merger Sub I and Merger Sub II as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The Partnership is (i) as of the date hereof a limited partnership duly formed, validly existing and in good standing under the Laws of the State of California and (ii) as of the Closing will be a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Maryland. Each other Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept), as applicable, under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction (with respect to jurisdictions that recognize such concept) where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the charter of the Company (the “Company Charter”), (ii) the Bylaws of the Company (the “Company Bylaws”), (iii) the Partnership Agreement, (iv) the Certificate of Limited Partnership, and (v) each Deposit Agreement, in each case as in effect as of the date hereof and together with all amendments thereto. Each of the Company Charter, the Company Bylaws, the Partnership Agreement, the Certificate of Limited Partnership and the Deposit Agreements was duly adopted and is in full force and effect, and neither the Company nor the Partnership is in violation in any material respect of any of the provisions of such documents.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth, as of the date hereof, a complete list of each Company Subsidiary, together with its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Company or a Company Subsidiary and any other Person, as applicable, in such Company Subsidiary.

(d) Section 3.1(d) of the Company Disclosure Letter sets forth, as of the date hereof, a complete list of Persons, other than the Company Subsidiaries, in which the Company or any Company Subsidiary has an equity interest as of the date of this Agreement recorded on the Company’s most recent balance sheet in an amount in excess of $2,000,000, together with the Company’s or applicable Company Subsidiary’s ownership interests and stated percentage interests in each such entity.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of stock, consisting of (x) 100,000,000 shares of Common Stock, par value $0.01 per share (the “Company Common Stock”), (y) 100,000,000 shares of Equity Stock, par value $0.01 per share (the “Equity Stock”) and (z) 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Company Preferred Stock”) of which 9,200 shares are designated 5.25% Cumulative Preferred Stock, Series X, par value $0.01 per share (the “Series X Preferred Stock”), 8,000 shares are designated 5.20% Cumulative Preferred Stock, Series Y, par value $0.01 per share (the “Series Y Preferred Stock”), and 13,000 shares are designated as 4.875% Cumulative Preferred Stock, Series Z, par value $0.01 per share (the “Series Z Preferred Stock” and, together with the Series X Preferred Stock and the Series Y Preferred Stock, the “Company Preferred Stock”). As of the close of business on April 21, 2022 (the “Capitalization Date”), (i) 27,627,443 shares of Company Common Stock were issued and outstanding, (ii) no shares of Equity Stock were issued and outstanding, (iii) 9,200 shares of Series X Preferred Stock were issued and outstanding, (iv) 9,200,000 Company Series X Depositary Shares were issued and outstanding, each representing one-thousandth of one Company Series X Preferred Share, (v) 8,000 shares of Series Y Preferred Stock were issued and outstanding, (vi) 8,000,000 Company Series Y Depositary Shares were issued and outstanding, each representing one-thousandth of one Company Series Y Preferred Share, (vii) 13,000 shares of Series Z Preferred Stock were issued and outstanding and (viii) 13,000,000 Company Series Z Depositary Shares were issued and outstanding, each representing one-thousandth of one Company Series Z Preferred Share. All of the shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, and all of the Company Depositary Shares were issued in accordance with the applicable Deposit Agreement.

(b) As of the Capitalization Date, except as provided in Section 3.2(a), this Section 3.2(b) and Section 3.2(g), the Company had no shares of Company Common Stock, Equity Stock or Company Preferred Stock (or depositary shares in respect thereof) reserved for issuance, except as set forth in Section 3.2(b) of the Company Disclosure Letter. As of the Capitalization Date, (i) 132,167 shares of Company Common Stock were subject to outstanding Company Options; (ii) 85,270 shares of Company Common Stock were subject to outstanding Company RSU Awards; (iii) 100,000 shares of Company Common Stock were subject to outstanding Deferred Stock Unit Awards and (iv) the aggregate target number of Company Shares potentially issuable with respect to the 2022 EIP Awards is 48,020.

(c) The Company has provided to Parent a true and complete list of each Company Option, Company RSU Award and Deferred Stock Unit Award outstanding as of the Capitalization Date, each 2022 EIP Award approved as of the Capitalization Date and, in each case, (i) the holder thereof, (ii) the number and class of Company Shares subject thereto, (iii) the grant date, (iv) the extent to which such award is vested as of the Capitalization Date and the times and extent to which such award is scheduled to become vested, and (v) the exercise price per Company Share, in the case of a Company Option. All Company Shares to be issued pursuant to any Company Option, Company RSU Awards or Deferred Stock Unit Award shall be, when issued, duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights.

(d) As of the date hereof, except as provided in Section 3.2(a), Section 3.2(b) and Section 3.2(g), and except as set forth in Section 3.2(d) of the Company Disclosure Letter, there are no (i) outstanding securities of the Company or any Company Subsidiary convertible into or exchangeable for one or more shares of the share capital of, or other equity or voting interests in, the Company or any Company Subsidiary, (ii) options, warrants or other rights or securities issued or granted by the Company or any Company Subsidiary relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (iii) Contracts that are binding on the Company or any Company Subsidiary that obligate the Company or any Company Subsidiary to issue, acquire, sell, redeem, exchange or convert any capital shares of, or other equity interests in, the Company or any Company Subsidiary, or (iv) outstanding restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, “phantom” stock or similar rights issued or granted by the Company or any Company Subsidiary that are linked to the value of the Company Common Stock. Since the Capitalization Date through the date hereof, the Company and the Partnership have not issued any Company Shares, shares of Equity Stock, Company Preferred Shares, Company Depositary Shares, Partnership Units or other equity security (other than Company Shares issued in respect of Company Options, Company RSU Awards, or Deferred Stock Unit Awards outstanding prior to such date). The Company does not have a shareholder rights plan in place. Except as set forth in Section 3.2(d) of the Company Disclosure Letter, the Company has not exempted any Person from the “Ownership Limit” (including any increased “Ownership Limit” for such Person) as such term is defined in the Company Charter, which exemption remains in effect. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of the Company Subsidiaries having the right to vote on any matters on which holders of capital stock or other equity interests of the Company or any of the Company Subsidiaries may vote. None of the Company Subsidiaries owns any Company Shares.

(e) Except as provided in Section 3.2(g) and except as set forth in Section 3.2(e) of the Company Disclosure Letter, the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of share capital or other equity securities of each of the Company Subsidiaries, free and clear of any Liens other than transfer and other restrictions under applicable federal and state securities Laws and restrictions in the organizational documents of the Company or any Company Subsidiary, and all of such outstanding shares or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable (as applicable) and free of preemptive rights. Except (i) pursuant to the Company Charter, (ii) pursuant to the Partnership Agreement, (iii) for equity securities and other instruments (including loans) in wholly owned Company Subsidiaries and (iv) as set forth in Section 3.2(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligation to acquire any equity interest in another Person, or to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any other Person (including any Company Subsidiary).

(f) Except as set forth in Section 3.2(f) of the Company Disclosure Letter and for transfer restrictions in the organizational documents of the Company or any Company Subsidiary (and for the avoidance of doubt excluding the Support Agreement), neither the Company nor any of the Company Subsidiaries is a party to any Contract with respect to the voting of, that restricts the transfer of or that provides registration rights in respect of, any capital shares or other voting securities or equity interests of the Company or any of the Company Subsidiaries.

(g) The Company is the sole general partner of the Partnership. As of the Capitalization Date, the Company held 27,627,443 Common Partnership Units, 9,200,000 Series X Preferred Partnership Units,

8,000,000 Series Y Preferred Partnership Units and 13,000,000 Series Z Preferred Partnership Units. In addition to the Partnership Units held by the Company, as of the Capitalization Date, 7,305,355 Common Partnership Units were issued and outstanding and held by Persons other than the Company, and each such Common Partnership Unit is redeemable in accordance with the Partnership Agreement in exchange for one Company Share or cash, at the Company’s election. No Partnership Units are held by any Subsidiary of the Company. Section 3.2(g) of the Company Disclosure Letter sets forth a list as of the Capitalization Date of all holders of the Partnership Units (other than the Company) and the number and type of Partnership Units held by each such holder. Other than the foregoing, as of the Capitalization Date, no other Partnership Units or other equity interests in the Partnership are issued and outstanding. Since the Capitalization Date through the date hereof, the Partnership has not issued any Partnership Units or other equity security (other than Partnership Units issued to the Company in connection with the issuance of Company Shares described in the second sentence of Section 3.2(d)). Except as set forth in Section 3.2(g) of the Company Disclosure Letter, there are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of the Partnership or any securities convertible into or exchangeable for any partnership interests of the Partnership. Except as set forth in Section 3.2(g) of the Company Disclosure Letter and except for the redemption requirements in accordance with the Partnership Agreement, there are no outstanding contractual obligations of the Partnership to issue, repurchase, redeem or otherwise acquire any partnership interests of the Partnership or any other securities convertible into or exchangeable for any partnership interest in the Partnership. Except as set forth in Section 3.2(g) of the Company Disclosure Letter, the Partnership Units that are owned by the Company are free and clear of any Liens other than any transfer and other restrictions under applicable federal and state securities Laws or the Partnership Agreement.

(h) As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money of the Company and the Company Subsidiaries (excluding intercompany Indebtedness among the Company and the Company Subsidiaries or among the Company Subsidiaries) in excess of $10,000,000 in principal amount, other than Indebtedness in the principal amounts (rounded to the nearest one hundred thousand dollars) identified by instrument in Section 3.2(h) of the Company Disclosure Letter.

Section 3.3 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Requisite Vote, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company Board and, other than the Company Requisite Vote and the filing of the Company Merger Articles of Merger with the SDAT, no additional corporate proceedings on the part of the Company or any Company Subsidiary (other than the Partnership as described in Section 3.3(b)) are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby by the Company. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by each of Parent, Merger Sub I and Merger Sub II) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii) collectively, the “Bankruptcy and Equity Exception”).

(b) The Partnership has the requisite power and authority to execute and deliver this Agreement and, subject to the receipt of the Partnership Requisite Vote, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Partnership and the Company in its capacity as the sole general partner of the Partnership and, other than (i) the Partnership Requisite Vote, (ii) the filing of a certificate of conversion with the Secretary of State of the State of California (“CSOS”), articles of conversion with the SDAT, and the filing of a certificate of limited partnership with the SDAT, in each case of this clause (ii) in connection with the Partnership Conversion and (iii) the filing of the Partnership Merger Articles of Merger with the SDAT, no additional proceedings on the part of the Partnership are necessary to authorize the execution, delivery and performance by the Partnership of this Agreement or the consummation of the transactions contemplated hereby by the Partnership. This Agreement has been duly executed and delivered by the Partnership and (assuming the due authorization, execution and delivery of this Agreement by each of Parent, Merger Sub I and Merger Sub II) constitutes the valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) The Company Board has unanimously (i) approved and declared advisable the Mergers and the other transactions contemplated by this Agreement, (ii) approved the execution, delivery and performance of this Agreement and, subject to obtaining the Company Requisite Vote and the Partnership Requisite Vote, the consummation by the Company of the transactions contemplated hereby, including the Mergers, (iii) directed that, subject to the terms and conditions of this Agreement, the Company Merger be submitted to the shareholders of the Company for their approval and (iv) resolved, subject to the terms and conditions of this Agreement, to recommend the approval of the Company Merger by the shareholders of the Company, in each case, by resolutions duly adopted, which resolutions, except as permitted under Section 5.6, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

(d) The Partnership has adopted the Plan of Conversion attached as Exhibit D hereto (as may be amended by the Company and the Partnership in accordance with the terms of this Agreement) (the “Plan of Conversion”), which has been approved and adopted by all the partners thereto in accordance with the California Revised Uniform Limited Partnership Act (the “CRULPA”) and the MRULPA. The Plan of Conversion is in full force and effect and has not been subsequently rescinded, withdrawn or modified.

Section 3.4 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Company or the Partnership or the consummation by the Company or the Partnership of the transactions contemplated by this Agreement will: (i) subject to obtaining the Company Requisite Vote and the Partnership Requisite Vote, conflict with or violate any provision of the Company Charter, the Company Bylaws, the Certificate of Limited Partnership, the Partnership Agreement or the Deposit Agreements, as applicable; (ii) (A) conflict with or violate any provision of the organizational documents of any Company Subsidiary (other than the Partnership) and (B) assuming that all consents, approvals and authorizations described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary, or any of their respective properties or assets; or (iii) require any consent, or approval under, violate, conflict with, result in any breach of, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale under or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets (including rights) of the Company or any Company Subsidiary, pursuant to, any Contract to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets (including rights) are bound) or any Company Permit, except, with respect to clauses (ii) and (iii), (x) as set forth in Section 3.4(a) of the Company Disclosure Letter, (y) as contemplated by Section 2.4 or (z) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Company or the Partnership or the consummation by the Company or the Partnership of the transactions contemplated by this

Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity by the Company or any Company Subsidiary or with respect to any of their respective properties or assets, other than (i) the filing of a certificate of conversion with the CSOS, articles of conversion with the SDAT, and the filing of a certificate of limited partnership with the SDAT, in each case of this clause (i) in connection with the Partnership Conversion, (ii) the filing and acceptance for record of the Company Merger Articles of Merger with the SDAT, (iii) the filing and acceptance for record of the Partnership Merger Articles of Merger with the SDAT, (iv) compliance with, and such filings as may be required under, Environmental Laws, (v) compliance with the applicable requirements of the Exchange Act, (vi) filings as may be required under the rules and regulations of the New York Stock Exchange, (vii) compliance with any applicable federal or state securities or “blue sky” Laws, (viii) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its affiliates, (ix) such filings as may be required in connection with the payment of any transfer and gain Taxes and (x) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 Company SEC Documents; Financial Statements.

(a) Since January 1, 2020, the Company has filed with or otherwise furnished to the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as they may have been supplemented, modified or amended since the time of filing, including those filed or furnished subsequent to the date hereof, collectively, the “Company SEC Documents”). As of their respective filing (or furnishing) dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. As of the date hereof, none of the Company Subsidiaries is currently subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent all comment letters and all material correspondence between the SEC, on the one hand, and the Company or the Partnership, on the other hand, since January 1, 2020. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents filed or furnished by the Company or the Partnership with the SEC and, as of the date hereof, to the Company’s knowledge, none of the Company SEC Documents is the subject of ongoing SEC review. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes and schedules thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (i) were prepared in accordance with generally accepted accounting principles as applied in the United States (“GAAP”) (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by SEC rules and regulations) and (ii) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments).

(b) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

Section 3.6 Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is first mailed to the Company’s shareholders, at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company or the Partnership with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub I, Merger Sub II or any of their Representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.

Section 3.7 Absence of Certain Changes. Except as otherwise contemplated by this Agreement or set forth on Section 3.7 to the Company Disclosure Letter, since December 31, 2021 through the date hereof, (a) the Company, the Partnership and the Company Subsidiaries, taken as a whole, have conducted their respective businesses in all material respects in the ordinary course of business, (b) there have not been any changes, events, state of facts or developments, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect and (c) except for regular quarterly cash dividends or cash distributions on the Company Shares, Company Preferred Shares, Company Depositary Shares, Preferred Partnership Units and Common Partnership Units, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Shares, Company Preferred Shares, Company Depositary Shares, Common Partnership Units or Preferred Partnership Units.

Section 3.8 Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type required by GAAP as in effect on the date hereof to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the consolidated balance sheet of the Company as of December 31, 2021 or in the notes thereto, (b) incurred in the ordinary course of business in all material respects since December 31, 2021, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the transactions contemplated hereby, or (d) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all franchises, authorizations, licenses, permits, certificates, variances, exemptions, approvals and orders of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted as of the date hereof (the “Company Permits”), and all such Company Permits are in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any Company Permits is pending or, to the knowledge of the Company, threatened in writing and no such suspension or cancellation will result from the transactions contemplated by this Agreement, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and each of the Company Subsidiaries is in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and properties or assets, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no investigation, review or proceeding by any Governmental Entity with respect to the Company or any of the Company Subsidiaries or their operations is pending or, to the Company’s knowledge, threatened in writing, and, to the Company’s knowledge, no Governmental Entity has indicated an intention to conduct the same.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries, nor, to the Company’s knowledge, any director, officer or employee of the Company or any of the Company Subsidiaries, has (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

Section 3.10 Litigation. Except as set forth in Section 3.10 of the Company Disclosure Letter and except for shareholder or derivative litigation that may be brought relating to this Agreement or the transactions contemplated hereby or events leading up to this Agreement, there is no suit, claim, action, investigation or proceeding which is against the Company or any Company Subsidiary (or any of their properties or assets) pending or, to the knowledge of the Company, threatened in writing that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of immediately prior to the date of this Agreement, there is no suit, claim, action or proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 3.11 Employee Benefits.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all material “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”), and all other material employee benefit plans or other benefit arrangements or payroll practices including bonus plans, fringe benefits, executive compensation, consulting or other compensation agreements, change in control agreements, incentive, equity or equity-based compensation, deferred compensation arrangements, share purchase, severance pay, sick leave, vacation pay, salary continuation, hospitalization, medical benefits, life insurance, other welfare benefits, cafeteria, scholarship programs, directors’ benefit, bonus or other incentive compensation, which the Company or any Company Subsidiary or ERISA Affiliate sponsors, maintains, contributes to or has any obligation to contribute to or with respect to which the Company or any Company Subsidiary or ERISA Affiliate has any direct or indirect liability (each a “Company Employee Benefit Plan” and collectively, the “Company Employee Benefit Plans”).

(b) None of the Company Employee Benefit Plans is or has been subject to Title IV of ERISA, or is or has been subject to Sections 4063 or 4064 of ERISA, nor is the Company, any Company Subsidiary or any ERISA Affiliate obligated to contribute (and such entities have not, in the past six (6) years, had an obligation to contribute) to a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). Neither the Company nor any ERISA Affiliate has incurred any present or contingent liability under Title IV of ERISA, nor does any condition exist which would reasonably be expected to result in any such liability.

(c) Correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans (other than a Multiemployer Plan, of which there are none) have been made available to Parent by the Company: (i) plan and related trust documents, and amendments thereto; (ii) the most recent Form 5500 and schedules thereto, if applicable; (iii) the most recent Internal Revenue Service (“IRS”) determination letter, if any; (iv) the current summary plan description and any material modifications thereto, if applicable; (v) the most recent financial statements and actuarial valuations, if applicable; and (vi) all material correspondence regarding the Company Employee Benefit Plan with any Governmental Entity.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its ERISA Affiliates have performed all obligations required to be performed by them under all Company Employee Benefit Plans; (ii) the Company Employee Benefit Plans have been administered in compliance with their terms and the requirements of applicable Laws; (iii) all contributions and premium payments (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans, including to any funds or trusts established thereunder or in connection therewith, have been made by the due date thereof, or to the extent not yet due, will have been paid, or accrued in accordance with GAAP, prior to the Company Merger Effective Time; (iv) there are no actions, suits, arbitrations, investigations, audits or claims (other than routine claims for benefits) filed, or to the Company’s knowledge, threatened in writing with respect to any Company Employee Benefit Plan; (v) the Company and its ERISA Affiliates have no liability as a result of any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) for any excise Tax or civil penalty; and (vi) none of the Company Employee Benefit Plans provide for continuing post-employment health, life insurance coverage or other welfare benefits for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or similar state Law, or except with respect to a contractual obligation to reimburse any premiums such Person may pay in order to obtain health coverage under COBRA.

(e) Each of the Company Employee Benefit Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable opinion letter or determination letter from the IRS and, to the Company’s knowledge, there is no fact which would adversely affect the qualified status of any such Company Employee Benefit Plan or the exemption of such trust.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Mergers will (either alone or in combination with any other event) (i) result in any compensatory payment becoming due, or increase the amount of compensation due, to any current or former Service Provider; (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan; or (iii) result in the acceleration of the time of payment (including the funding of a trust) or vesting of any compensation or benefits from the Company or any Company Subsidiary to any current or former Service Provider. Without limiting the generality of the foregoing, except as set forth in Section 3.11(f) of the Company Disclosure Letter, no amount payable to any current or former Service Provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) would be nondeductible under Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligations to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Taxes incurred by such Service Provider, including Taxes incurred under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

Section 3.12 Labor Matters.

(a) Neither the Company nor any Company Subsidiary is party to any collective bargaining agreement or similar labor agreement (excluding personal services contracts).

(b) (i) No employees of the Company or any of the Company Subsidiaries are represented by any labor organization; (ii) no labor organization or group of employees of the Company or any of the Company Subsidiaries has made a written demand to the Company or any Company Subsidiary for recognition or certification; (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently filed, or to the Company’s knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) to the Company’s knowledge, there are no organizing activities involving the Company or any Company Subsidiary pending with any labor organization or group of employees of the Company or any Company Subsidiary; and (v) the Company and the Company Subsidiaries are not currently materially affected and have not been materially affected in the past by any actual or threatened work stoppage, strike or other labor disturbance.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no unfair labor practice charges, grievances or complaints filed or, to the Company’s knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any Company Subsidiary.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no complaints, charges or claims against the Company or any Company Subsidiary filed or, to the knowledge of the Company, threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any Company Subsidiary.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, affirmative action, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax; and (ii) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or any Company Subsidiary within the last six (6) months.

Section 3.13 Tax Matters.

(a) For all taxable years commencing with the Company’s taxable year beginning on January 1, 1999, (i) the Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all income and all other material Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate in all material respects and (ii) all material Taxes payable by or on behalf of the Company or any Company Subsidiary shown on any such Tax Returns have been fully and timely paid or adequately provided for in accordance with GAAP, and adequate reserves or accruals for material Taxes have been provided in accordance with GAAP with respect to any period for which such Tax Returns have not yet been filed or for which such Tax Returns have been filed but for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. No written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) with respect to any material Taxes or Tax matter is currently in force.

(b) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 1998, through December 31, 2021, has been organized and operated in conformity for qualification and taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) (assuming, with respect to the Company’s taxable year ended December 31, 2021, that the Company timely and properly makes the necessary distributions under Section 858(a) of the Code with respect to such taxable year), (ii) has operated in such a manner as to enable it to qualify as a REIT from January 1, 2022 through the hypothetical short taxable year ending immediately before the Closing on the Closing Date (without regard to the effects of the Closing, any action (or inaction) anticipated at Closing to be taken after the Closing (other than, for the avoidance of doubt, the requirement that the Company timely and properly make the necessary distributions under Section 858(a) of the Code with respect to the Company’s taxable year ended December 31, 2021) and the distribution requirements of Section 857(b) of the Code for the hypothetical short taxable year) and (iii) has not taken or omitted to take any action which would reasonably be expected to result in the Company’s failure to qualify as a REIT, and no challenge to the Company’s status or qualification as a REIT is pending or, to the Company’s knowledge, threatened in writing.

(c) Section 3.13(c) of the Company Disclosure Letter sets forth, as of the date hereof, each Company Subsidiary and its classification for U.S. federal income Tax purposes as of the date hereof. Each entity that is listed in Section 3.13(c) of the Company Disclosure Letter as a partnership, joint venture, or limited liability company has, since the later of the date of its formation and the date on which the Company acquired an interest in such an entity, been treated for U.S. federal income Tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Each entity that is listed in Section 3.13(c) of the Company Disclosure Letter as a corporation has, since the later of the date of its formation or the date on which the Company acquired an interest in such an entity, been treated for U.S. federal income Tax purposes as a REIT, a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code (a “QRS”) or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code (a “TRS”) as set forth on Section 3.13(c) of the Company Disclosure Letter.

(d) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).

(e) Since January 1, 2017, (i) the Company and each of the Company Subsidiaries have not incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code (and the applicable Treasury Regulations thereunder) and (ii) neither the Company nor any Company Subsidiary has incurred any other material liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business. Since January 1, 2017, neither the Company nor any Company Subsidiary (other than a TRS or any subsidiary of a TRS) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Since January 1, 2017, neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Company Subsidiary.

(f) Neither the Company nor any Company Subsidiary is a party to any Tax Protection Agreement currently in force as of the date of this Agreement.

(g) Each of the Company and the Company Subsidiaries: (i) is not currently the subject of any audits, examinations, investigations or other proceedings in respect of any material Tax or Tax matter by any Governmental Entity; (ii) has not received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending, which has not been resolved; (iii) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency for any open Tax year; (iv) has not received a request for waiver of the time to assess any material Taxes, which request is still pending; (v) is not contesting any liability for material Taxes before any Governmental Entity; (vi) to the knowledge of the Company, is not subject to a claim or deficiency for any material Tax which has not been satisfied by payment, settled or been withdrawn; (vii) to the knowledge of the Company, in the last three (3) years, has not been subject to a claim by a Governmental Entity in a jurisdiction where the Company or such Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to material taxation by that jurisdiction, which notice or claim has not yet been resolved; (viii) has no outstanding requests for any Tax ruling from any Governmental Entity; and (ix) is not the subject of a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or non-U.S. Tax Law).

(h) The Company and the Company Subsidiaries (i) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes, (ii) have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate Governmental Entity all material amounts required to be withheld and paid over on or prior to the due date thereof (taking into account any applicable extensions) under all applicable Laws, (iii) have in all material respects properly completed and timely filed all IRS Forms W-2 and 1099 required thereof, and (iv) have collected and remitted to the appropriate Governmental Entity all material sales and use Taxes, or have been furnished properly completed exemption certificates and have in all material respects maintained all such records and supporting documents in a manner required by all applicable sales and use Tax statutes and regulations.

(i) Neither the Company nor any of the Company Subsidiaries: (i) has agreed to make any material adjustment pursuant to Section 481(a) of the Code, (ii) has any knowledge that the IRS has proposed, in writing, such an adjustment or a change in accounting method with respect to the Company or any Company Subsidiary or (iii) has any application pending with the IRS or any other Governmental Entity requesting permission for any change in accounting method.

(j) Neither the Company nor any Company Subsidiary is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement, other than (i) any such agreement or arrangement between the Company and any Company Subsidiary and (ii) customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes.

(k) Neither the Company nor any Company Subsidiary has participated in any Reportable Transaction.

(l) In the past two (2) years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(m) Neither the Company nor any Company Subsidiary: (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or non-U.S. Law), or as a transferee or successor by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(n) Neither the Company nor any Company Subsidiary has (i) made any election to defer any payroll Taxes under the CARES Act, (ii) claimed any Tax credit pursuant to Section 7001 or 7003 of the Families First Coronavirus Response Act of 2020 or (iii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

Section 3.14 Real Property.

(a) Subject to the immediately succeeding sentence, Section 3.14(a) of the Company Disclosure Letter lists the common street address or parcel number for all real property owned by the Company or any Company

Subsidiary in fee as of the date hereof (such real property interests are, as the context may require, individually or collectively referred to as the “Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Partnership or another Company Subsidiary has good and valid fee simple title to all Owned Real Property, in each case free and clear of all Liens except for Permitted Liens. No Company Real Property is owned or held directly by the Company or any Company Subsidiary (other than the Partnership or any Subsidiary of the Partnership).

(b) Subject to the immediately succeeding sentence, Section 3.14(b)(i) of the Company Disclosure Letter lists the common street address for all real property in which a Company Subsidiary holds as lessee or sublessee a ground lease or ground sublease interest in any real property (as the context may require, individually or collectively, the “Ground Leased Real Property”), and each ground lease (or ground sublease) pursuant to which the Company or any Company Subsidiary is a lessee (or sublessee) as of the date hereof, including each amendment or guaranty or any other agreement related thereto (individually, a “Ground Lease” and collectively, “Ground Leases”) and the applicable Company Subsidiary holding such leasehold interest. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary holds a valid leasehold or subleasehold interest in the applicable Ground Leased Real Property free and clear of all Liens except for Permitted Liens. True and complete copies of the Ground Leases have been made available to Parent. No Company Real Property is subject to a PILOT agreement.

(c) Subject to the immediately succeeding sentence, Section 3.14(c) of the Company Disclosure Letter lists the common street address for all real property in which a Company Subsidiary holds as a lessee or sublessee a leasehold or sublease interest (excluding the Ground Leases) (as the context may require, individually or collectively, the “Company Leased Real Property”), each lease or sublease of such real property pursuant to which a Company Subsidiary holds as a lessee or sublessee a leasehold or sublease interest, including each amendment, guaranty or any other agreement relating thereto (“Company Leases”) and the applicable Company Subsidiary holding such leasehold or sublease interest. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary holds a valid leasehold or subleasehold interest as a lessee or sublessee in the Company Leased Real Property free and clear of all Liens except for Permitted Liens. True and complete copies of the Company Leases have been made available to Parent.

(d) The operating budget set forth in Section 3.14(d)(i) of the Company Disclosure Letter (the “Operating Budget”) discloses, as of the date hereof, the budgeted operating expenses of the Company and the Company Subsidiaries for industrial, industrial-flex, office and multifamily portfolios through December 31, 2022. The capital expenditure budget in Section 3.14(d)(ii) of the Company Disclosure Letter (the “Capital Expenditure and Development Budget”) discloses, as of the date hereof, the budgeted amount of all allowances (including tenant allowances and leasing commissions), expenditures and fundings, budgeted to be funded on a month-by-month basis by or on behalf of the Company or any Company Subsidiary, including in connection with renovations, construction projects, restorations, developments and redevelopments and any projects that are in pre-development, and including maintenance capital expenditures, in each case with respect to each project or line item in an aggregate amount per Company Real Property in excess of $50,000. Section 3.14(d)(iii) of the Company Disclosure Letter sets forth the amount of brokerage commissions or fees that are now due or which would reasonably be expected to become due from the Company or any Company Subsidiary with respect to any individual Material Company Lease or Material Space Lease as of the date hereof.

(e)

(i) Except for such discrepancies, errors or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the rent rolls for the Company Real Properties dated as of April 14, 2022 (together, the “Rent Rolls”), which have previously been made available to Parent, list each lease or, in respect of any Ground Leased Real Property, each sublease (whether or not labeled as such), other than the MF Leases, to which the Company or its Subsidiaries are party as landlord or, with respect to subleases in respect of Ground

Leased Real Property, sublandlord with respect to each of the applicable Company Real Properties (such leases and subleases, together with all amendments, modifications, addenda, renewals, extensions and guarantees related thereto, the “Company Space Leases”). To the knowledge of the Company, the Company has made available to Parent correct and complete copies of all Company Space Leases as of the date hereof. Neither the Company nor any Company Subsidiaries, on the one hand, nor, to the knowledge of the Company, any other party, on the other hand, is in default under any Material Space Lease, except for defaults that are disclosed in the Rent Rolls or that do not have or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) Except for such discrepancies, errors or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the rent rolls for the MF Leases dated as of April 15, 2022 (together, the “MF Rent Rolls”), which have previously been made available to Parent, list each multi-family residential real estate lease to which the Company or any Company Subsidiary is a party as landlord (collectively, the “MF Leases”) with respect to each of the applicable Company Real Properties (each, a “MF Property”).

(iii) Except as set forth on Section 3.14(e)(iii) of the Company Disclosure Letter, no MF Property is subject to any low or moderate income tenant requirements or any other income-based restrictions or requirements.

(f) Except for those contracts or agreements set forth in Section 3.14(f) of the Company Disclosure Letter and the Company Material Contracts, neither the Company nor any Company Subsidiary has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Person other than the Company or a wholly-owned Company Subsidiary (the “Participation Party”) which provides for a right of such Participation Party to participate, invest, join, partner, have any material interest in (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Company Subsidiary has or will have a material interest, including those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”). Section 3.14(f) of the Company Disclosure Letter sets forth all of the Company Real Properties which are held by the Company and a Company Subsidiary in respect of which any Participation Party currently has a Participation Interest, and setting forth the Joint Venture Agreements or Participation Agreements, as the case may be, pertaining thereto.

(g) Except as set forth in Company Space Leases or in Section 3.14(g) of the Company Disclosure Letter or disclosed in the Company Material Contracts, neither the Company nor any Company Subsidiary is a party to any material agreement pursuant to which a Person other than the Company or any wholly-owned Company Subsidiary manages or manages the development of any of the Company Real Properties (a “Third Party”).

(h) Except as set forth in Section 3.14(h) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any material agreement pursuant to which the Company or any of the Company Subsidiaries manages, is a development manager of or is the leasing agent of any real properties for any Third Party.

(i) As of the date hereof, (i) neither the Company nor any Company Subsidiary has exercised any Transfer Right with respect to any real property or Person in an amount in excess of $2,000,000, individually or in the aggregate, which transaction has not yet been consummated and (ii) no Third Party has exercised in writing any Transfer Right with respect to any Company Subsidiary or Company Real Property, which transaction has not yet been consummated.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, as of the date hereof, none of the Company or any of the Company Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Real Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all material personal property held or used by them at the Company Real Property, free and clear of all Liens other than Permitted Liens.

(k) Section 3.14(k) of the Company Disclosure Letter lists each fee interest in real property or leasehold interest in any ground lease (or sublease) conveyed, transferred, assigned or otherwise disposed of by the Company or any Company Subsidiary (if a Company Subsidiary at the time of such conveyance, transfer, assignment or disposition) since January 1, 2020. Other than as set forth in Section 3.14(k) of the Company Disclosure Letter, to the knowledge of the Company, as of the date hereof, none of the Company or any of the Company Subsidiaries has received any written notice of any outstanding claims under any Prior Sale Agreements which would reasonably be expected to result in liability to the Company or any Company Subsidiary in an amount, in the aggregate, in excess of $2,000,000. To the Company’s knowledge, none of the Company or any of the Company Subsidiaries has received any written notice of any outstanding violation of any Law, including zoning regulation or ordinance, or building or similar law, code, ordinance, order or regulation, for any Company Real Property, in each case which has had, or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Environmental Matters. Except as set forth in Section 3.15 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) (i) The Company and each Company Subsidiary are, and at all times have been, in compliance with those Environmental Laws applicable to their respective operations (including possessing and complying with any required Environmental Permits), and for the past three (3) years during the Company’s and each Company Subsidiary’s ownership or operation of any Company Real Property, such Company Real Property has been (and with respect to former Subsidiaries of the Company and properties formerly owned, leased or operated by the Company or any Company Subsidiary or any former Subsidiaries of the Company, to the knowledge of the Company or any Company Subsidiary, any former Company Subsidiaries’ ownership or operation of any other real property, has been) in compliance with all applicable Environmental Laws (including possessing and complying with any required Environmental Permits); (ii) there are no administrative or judicial proceedings relating to Environmental Laws pending or, to the knowledge of the Company, threatened, against the Company, any Company Subsidiary, any Company Real Property, or, to the knowledge of the Company, any properties formerly owned, leased or operated by the Company or any Company Subsidiary or any former Subsidiaries of the Company; (iii) neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim, in any case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law and, to the knowledge of the Company, no such notice, demand or claim has been threatened; and (iv) each Environmental Permit required of the Company, any Company Subsidiary, and any Company Real Property is valid and in effect and the renewal of such Environmental Permit has been timely re-applied for.

(b) (i) Neither the Company nor any Company Subsidiary has received any written notice, demand or claim alleging liability on the part of the Company or any Company Subsidiary as a result of a Release of Hazardous Substances; (ii) to the knowledge of the Company, Hazardous Substances are not present in, at, on or under any of the Company Real Property, either as a result of the operations of the Company or any Company Subsidiary or otherwise, and to the knowledge of the Company are not present in, at, on or under any other real property for which the Company or any Company Subsidiary could reasonably be expected to be liable, in a quantity or condition that, in either case, would reasonably be expected to result in a liability under Environmental Laws on the part of the Company or any Company Subsidiary; and (iii) there are, to the Company’s knowledge, no wetlands (as that term is defined under Section 404 of the Federal Water Pollution

Control Act, 33 U.S.C. Section 1344, and all implementing regulations) at any Company Real Property, nor is any Company Real Property subject to any current or, to the knowledge of the Company, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Entity or any other restriction of record.

Section 3.16 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or have the right to use in the manner currently used all Intellectual Property used by the Company or any Company Subsidiary in, and that are material to, the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property”) and (ii) neither the Company nor any of the Company Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity of or right to use any of the Company Intellectual Property.

(b) (i) The conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon any Intellectual Property rights, other than patents of any other Person, (ii) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon any patents of any other Person and (iii) neither the Company nor any of the Company Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement of the Intellectual Property rights of any other Person by the Company or any of the Company Subsidiaries that has not been settled or otherwise fully resolved, in each case of clauses (i) through (iii), except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have used commercially reasonable efforts to maintain and protect the integrity, security, operation and redundancy of the hardware, software, systems, networks, websites, and other electronic and information technology assets and equipment used in their businesses (the “Company IT Assets”), (ii) the Company IT Assets are free of material viruses, malware and other code corruptants, (iii) there have been no material violations, breaches, outages, corruptions or unauthorized uses of or unauthorized access to the Company IT Assets (or any data processed by or stored in same) since January 1, 2020 and (iv) the Company and the Company Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable Laws, the Payment Card Industry Data Security Standard (PCI DSS) and their own posted policies with respect to privacy, personal data and Company IT Asset security.

Section 3.17 Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed on or after January 1, 2022 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to Parent.

(b) Other than the Contracts described in Section 3.17(a), Section 3.17(b) of the Company Disclosure Letter sets forth a complete list, in each case as of the date hereof, of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing solely between the Company and any of the wholly owned Company Subsidiaries or solely between any wholly-owned Company Subsidiaries) that:

(i) is a limited liability company agreement, partnership agreement or joint venture agreement or similar Contract (including Joint Venture Agreements) with a third party (or sets forth material terms of any such arrangement);

(ii) is a Material Space Lease, Ground Lease or Material Company Lease;

(iii) contains covenants of the Company or any of the Company Subsidiaries purporting to limit, in any material respect, either the type of business in which the Company or any of the Company Subsidiaries or any of their affiliates may engage or the geographic area in which any of them may so engage, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company or a Company Subsidiary in the ordinary course of business, contained in the Material Company Leases or contained in other recorded documents by which real property was conveyed by the Company or any of the Company Subsidiaries to any user;

(iv) evidences Indebtedness for borrowed money in excess of $10,000,000 of the Company or any of the Company Subsidiaries, whether unsecured or secured (such Indebtedness, the “Existing Indebtedness” and such Contracts, the “Existing Loan Documents”);

(v) provides for the pending purchase, sale, assignment, ground leasing or disposition of or Transfer Right to purchase, sell, dispose of, assign or ground lease, in each case, by merger, purchase or sale of assets or stock or otherwise, directly or indirectly, any real property (including any Company Real Property or any portion thereof);

(vi) except for any capital contribution requirements as set forth in the organizational documents of any Person set forth in Section 3.17(b)(vi) of the Company Disclosure Letter or in any Joint Venture Agreements, (x) requires the Company or any Company Subsidiary to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in any non-wholly-owned Company Subsidiary or other Person in excess of $2,000,000 or (y) evidences a loan (whether secured or unsecured) made to any other Person in excess of $1,000,000 (excluding ordinary course extensions of trade credit (such as funding of customer non-recurring charges) or rent relief);

(vii) relates to the settlement (or proposed settlement) of any pending or threatened suit or proceeding, other than any settlement that provides solely for the payment of less than $1,000,000 in cash (net of any amount covered by insurance or indemnification that is reasonably expected to be received by the Company or any Company Subsidiary);

(viii) is with any current executive officer or director of the Company or any of the Company Subsidiaries, Public Storage, any other shareholder of the Company beneficially owning 5% or more of outstanding Company Shares or, to the Company’s knowledge, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) or any affiliate of any of the foregoing (each such Contract, a “Related Party Contract”);

(ix) is a material Contract that relates to material Company IT Assets or Intellectual Property (other than (A) generally commercially available, off-the-shelf licenses or services agreements, with annual aggregate payments in an amount of $1,000,000 or less in fiscal year 2020 or expected in fiscal year 2021 or (B) non-exclusive licenses to customers in the ordinary course of business);

(x) constitutes an interest rate cap, interest rate collar, interest rate, currency or commodity derivative or other contract or agreement relating to a hedging; or

(xi) except to the extent described in clauses (i)-(x) above, calls for or guarantees aggregate payments by the Company and the Company Subsidiaries of more than $10,000,000 over the remaining term of such Contract.

Each Contract of a type described in clauses (a) and (b) of this Section 3.17 is referred to herein as a “Company Material Contract.” To the knowledge of the Company, the Company has made available to Parent true and complete copies of all Company Material Contracts as of the date hereof, including amendments and supplements thereto that modify each such Contract in any material respect.

(c) (i) Neither the Company nor any Company Subsidiary is in (or has received any written claim of) breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) to the knowledge of the Company, no other party to any Company Material Contract (other than any Material Space Leases, which are addressed in Section 3.14(e)) is in breach of or default under the terms of any Company Material Contract where such breach or default would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iii) as of the date of this Agreement, each Company Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, the other parties thereto and is in full force and effect, subject to the Bankruptcy and Equity Exception, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities LLC, to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Per Company Share Merger Consideration to be received by the holders of Company Shares pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub I, Merger Sub II and their respective affiliates).

Section 3.19 Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other takeover Laws and regulations, in the MGCL (including the Maryland Business Combination Act and Maryland Control Share Acquisition Act), the CRULPA or the MRULPA (collectively, “Takeover Statutes”).

Section 3.20 Vote Required. The affirmative vote of the holders of Company Shares entitled to cast a majority of all of the votes entitled to be cast on the matter at the Company Shareholders’ Meeting is the only vote required of the holders of any shares of the share capital or other equity securities of the Company to approve the Company Merger and the other transactions contemplated by this Agreement (the “Company Requisite Vote”). Other than (a) the written consent of the Company (as the general partner of the Partnership), which written consent has been obtained, (b) the receipt of the Company Requisite Vote for purposes of Section 8.7(b)(ii) of the Partnership Agreement and (c) the written consent of the holders of Partnership Units (other than the Company), which written consent has been obtained (clauses (a) through (c), collectively, the “Partnership Requisite Vote”), no vote or consent of the holders of any Partnership Units is necessary to approve the Partnership Merger, the Company Merger or the other transactions contemplated by this Agreement and no dissenters or appraisal rights will be available to any holder of Partnership Units.

Section 3.21 Insurance. Section 3.21 of the Company Disclosure Letter sets forth, as of the date hereof, a correct and complete list of the material insurance policies held by, or for the benefit of the Company or any of the Company Subsidiaries as of the date of this Agreement, including the insurer under such policies and the type of and amount of coverage thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect, (b) all premiums due and payable thereon have been paid, and (c) neither the Company nor any Company Subsidiary is in breach of or default under any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, the Company has not received written notice of termination or cancellation or denial of coverage with respect to any insurance policy, or written notice of failure to renew any such insurance policy or refusal of coverage thereunder, or any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

Section 3.22 Investment Company Act. Neither the Company nor any of the Company Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940.

Section 3.23 Brokers. Neither the Company nor any Company Subsidiary has entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor (other than J.P. Morgan Securities LLC and Eastdil Secured Advisors LLC) to any broker’s or finder’s fee or other fee or commission in connection with the Mergers. The Company has furnished to Parent true and complete copies of all Contracts between the Company and each of J.P. Morgan Securities LLC and Eastdil Secured Advisors LLC, relating to the transactions contemplated by this Agreement, which agreements disclose all fees payable thereunder.

Section 3.24 Acknowledgement of No Other Representations or Warranties. Except for the representations and warranties in this Article III, neither the Company, the Partnership nor any Person on behalf of the Company or the Partnership makes any express or implied representation or warranty with respect to the Company, the Partnership or any other Company Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company, the Partnership and the other Company Subsidiaries or with respect to any other information provided or made available to Parent, Merger Sub I or Merger Sub II or their respective Representatives in connection with the Mergers or the other transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to Parent, Merger Sub I or Merger Sub II or their respective Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the Mergers or the other transactions contemplated by this Agreement), and each of Parent, Merger Sub I and Merger Sub II acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties in this Article III neither the Company, the Partnership nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub I, Merger Sub II or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, the Partnership, any of the other Company Subsidiaries or their respective businesses or (b) any oral or written information presented to Parent, Merger Sub I, Merger Sub II or any of their respective Representatives in the course of their due diligence investigation of the Company and the Partnership, the negotiation of this Agreement or the course of the Mergers or the other transactions contemplated by this Agreement. The Company and the Partnership hereby acknowledge that, except for the representations and warranties expressly set forth in Article IV, neither Parent, Merger Sub I, Merger Sub II nor any of their affiliates, nor any other Person on behalf of any of them, has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or their respective business or operations, including with respect to any information provided or made available to the Company, the Partnership or any of their respective affiliates or Representatives. Except with respect to the representations and warranties expressly set forth in Article IV or any breach of any covenant or other agreement of Parent, Merger Sub I or Merger Sub II contained herein, the Company and the Partnership hereby acknowledge that neither the Parent, Merger Sub I, Merger Sub II, nor any of their affiliates, nor any other Person on their behalf, will have or be subject to any liability or indemnification obligation to the Company, the Partnership or any of their affiliates on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon the delivery, dissemination or any other distribution to the Company, the Partnership or any of their respective affiliates or Representatives, or the use by the Company, the Partnership or any of their respective affiliates or Representatives, of any information, documents, projections, forecasts, estimates, predictions or other material made available to the Company, the Partnership or any of their respective affiliates or their respective Representatives in expectation of the Mergers or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the provisions of this Section 3.24 do not limit the express representations and obligations of the Guarantor contained in the Guaranty.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II

Parent, Merger Sub I and Merger Sub II hereby jointly and severally represent and warrant to the Company and the Partnership as follows:

Section 4.1 Organization.

(a) Parent is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Parent is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to prevent, materially delay or materially impair, individually or in the aggregate, the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers. Parent has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The certificate of limited partnership of Parent is in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced.

(b) Merger Sub I is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Maryland. Merger Sub I is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to prevent, materially delay or materially impair, individually or in the aggregate, the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers. Merger Sub I has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The articles of organization of Merger Sub I is in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding Merger Sub I have been commenced.

(c) Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland. Merger Sub II is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to prevent, materially delay or materially impair, individually or in the aggregate, the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers. Merger Sub II has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The certificate of formation of Merger Sub II is in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding Merger Sub II have been commenced.

(d) Parent was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Partnership Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

Section 4.2 Authority. Each of Parent, Merger Sub I and Merger Sub II has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent, Merger Sub I and Merger Sub II and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or limited partnership action on the part of Parent, Merger Sub I and Merger Sub II, as applicable, and, other than the filing and acceptance for record of the Company Merger Articles of Merger and the Partnership Merger Articles of Merger with the SDAT, no additional limited liability company or limited partnership proceedings on the part of Parent, Merger Sub I or Merger Sub II are necessary to authorize the execution, delivery and performance of this Agreement by each of them or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent, Merger Sub I and Merger Sub II and (assuming the due authorization, execution and delivery of this Agreement by the Company and the Partnership) constitutes the valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent, Merger Sub I or Merger Sub II or the consummation by Parent, Merger Sub I or Merger Sub II of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the articles of organization, certificate of formation or any equivalent organizational or governing documents of each of Parent, Merger Sub I or Merger Sub II; (ii) assuming that all consents, approvals and authorizations described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub I or Merger Sub II or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale under, or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent, Merger Sub I or Merger Sub II pursuant to, any Contract to which Parent, Merger Sub I or Merger Sub II is a party (or by which any of their respective properties or assets (including rights) are bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers.

(b) None of the execution, delivery or performance of this Agreement by Parent, Merger Sub I or Merger Sub II or the consummation by Parent, Merger Sub I or Merger Sub II of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to Parent, Merger Sub I, Merger Sub II or any of their respective properties or assets, other than (i) the filing and acceptance for record of the Company Merger Articles of Merger with the SDAT, (ii) the filing and acceptance for record of the Partnership Merger Articles of Merger with the SDAT, (iii) compliance with, and such filings as may be required under, Environmental Laws, (iv) compliance with the applicable requirements of the Exchange Act, (v) such filings as may be required in connection with the payment of any transfer and gain Taxes and (vi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers.

Section 4.4 Litigation. As of the date hereof, there is no suit, claim, action or proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. As of the date hereof, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company or any of its affiliates or any of their respective shareholders in connection with the Mergers based upon arrangements made by and on behalf of Parent, Merger Sub I, Merger Sub II or any of their Subsidiaries.

Section 4.6 Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub I or Merger Sub II or any of their Representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.7 Merger Sub I and Merger Sub II.

(a) All of the issued and outstanding limited liability company interests in Merger Sub I are, and immediately prior to the Company Merger Effective Time will be, owned by Parent or one or more of its affiliates. Merger Sub I was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Company Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(b) All of the issued and outstanding limited liability company interests in Merger Sub II are, and immediately prior to the Partnership Merger Effective Time will be, owned by Parent or one or more of its affiliates. Merger Sub II was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Partnership Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(c) None of Parent, Merger Sub I or Merger Sub II or any of their respective Subsidiaries owns any Excluded Shares or beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Company Shares, Company Preferred Shares, Company Depositary Shares or Partnership Units or any securities that are convertible into or exchangeable or exercisable for Company Shares, Company Preferred Shares, Company Depositary Shares or Partnership Units, or holds any rights to acquire or vote any Company Shares or Partnership Units, other than pursuant to this Agreement.

Section 4.8 Sufficient Funds.

(a) Parent has delivered to the Company a true and complete copy of the fully executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), between Parent and the Guarantor, pursuant to which the Guarantor has committed, subject only to the terms and conditions of the Equity Commitment Letter, to invest the amounts set forth therein on the Closing Date (the “Equity Financing”).

(b) Assuming the Equity Financing is funded in accordance with the Equity Commitment Letter, the accuracy of the representations and warranties of the Company and the Partnership set forth in this Agreement and the performance in all material respects by the Company and the Partnership of their obligations under this Agreement, at the Closing, Parent will have sufficient cash on hand to consummate the transactions contemplated by this Agreement and satisfy all of its obligations under this Agreement, including the payment of the Merger Consideration, any fees and expenses of or payable by Parent, Merger Sub I, Merger Sub II or the Surviving Company, any payments in respect of equity compensation obligations required to be made in connection with, or as a result of, the Mergers and any repayment or refinancing of any outstanding Indebtedness of Parent, the Company and their respective Subsidiaries required in connection therewith.

(c) The Equity Commitment Letter is in full force and effect and has not been (and will not be prior to the Closing or valid termination of this Agreement) withdrawn, terminated or rescinded or otherwise amended, supplemented or modified (and is not contemplated to be amended, supplemented or modified) in any respect. The Equity Commitment Letter, in the form delivered to the Company as of the date hereof, constitutes the valid and binding obligation of all the parties thereto, enforceable against Parent and the Guarantor in accordance with and subject to its terms and conditions, except as enforceability may be limited by the Bankruptcy and Equity Exception. There are no side letters, understandings or other Contracts or arrangements relating to the Equity Commitment Letter that could affect the conditionality, enforceability, availability, termination or aggregate amount of the Equity Financing. No event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach by Parent under any term, or a failure of any condition, of the Equity Commitment Letter or otherwise result in any portion of the Equity Financing contemplated thereby being unavailable on the date on which the Closing should occur pursuant to Section 1.5. Assuming the accuracy of the representations and warranties of the Company and the Partnership set forth in this Agreement, the performance in all material respects by the Company and the Partnership of their obligations under this Agreement and the satisfaction (or waiver) of the conditions to the obligation of Parent, Merger Sub I and Merger Sub II to consummate the Mergers set forth in Section 6.1 and Section 6.2, Parent does not have any reason to believe that it or the Guarantor would be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter required to be satisfied by Parent or the Guarantor, as applicable. Parent has paid in full any and all commitment fees or other fees required by the Equity Commitment Letter to be paid on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Equity Financing) by Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or any other financing or other transactions be a condition to any of Parent’s, Merger Sub I’s or Merger Sub II’s obligations under this Agreement.

(d) In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent or any of its affiliates or any other financing be a condition to any of Parent’s obligations under this Agreement.

Section 4.9 Guaranty. Concurrently with the execution of this Agreement, Parent has delivered the Guaranty to the Company. The Guaranty is in full force and effect, has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect, and constitutes the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with and subject to its terms and conditions, except as enforceability may be limited by the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, could constitute a default, breach or a failure to satisfy a condition under the terms and conditions on the part of the Guarantor under the Guaranty. The Guarantor has, and at all times will have, for so long as the Guaranty shall remain in effect in accordance with the Guaranty, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the Guaranty. The provisions of this Section 4.9 do not limit the express representations of the Guarantor contained in the Guaranty.

Section 4.10 Solvency. Assuming that (a) the conditions to the obligation of Parent, Merger Sub I and Merger Sub II to consummate the Mergers set forth in Section 6.1 and Section 6.2 have been satisfied or waived, (b) the representations and warranties set forth in Article III are true and correct, and (c) the most recent financial projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were reasonable at such time, then at and immediately following the Company Merger Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the funding of the Equity Financing and any other financing in connection with the foregoing (including any Financing), Parent, the Surviving Company and each Subsidiary of the Surviving Company, including the Surviving Partnership, will be Solvent. Parent, Merger Sub I and Merger Sub II are not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.

Section 4.11 Absence of Certain Arrangements. None of Parent, Merger Sub I or Merger Sub II nor any of their affiliates has entered into any Contract with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis in connection with any transaction involving the Company or the Partnership (or otherwise on terms that would prohibit such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or any of the Company Subsidiaries), except for such actions to which the Company has previously agreed in writing. Other than this Agreement, the Guaranty, the Confidentiality Agreement and the Support Agreement, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Merger Sub I or Merger Sub II or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or shareholder of the Company or the Partnership, on the other hand, (a) relating to (i) this Agreement, the Mergers or the other transactions contemplated by this Agreement or (ii) the businesses or operations of the Surviving Company or any of its Subsidiaries (including as to continuing employment) after the Company Merger Effective Time or the Surviving Partnership or any of its Subsidiaries after the Partnership Merger Effective Time or (b) pursuant to which any (i) such holder of Company Shares would be entitled to receive consideration of a different amount or nature than the Per Company Share Merger Consideration in respect of such holder’s Company Shares, (ii) such holder of Company Shares has agreed to vote against any Superior Proposal or (iii) such stockholder, director, officer, employee or other affiliate of the Company has agreed to provide, directly or indirectly, any equity investment to Parent, Merger Sub I, Merger Sub II, the Company or the Partnership to finance any portion of the Mergers.

Section 4.12 Acknowledgement of No Other Representations and Warranties. Parent, Merger Sub I and Merger Sub II hereby acknowledge that, except for the representations and warranties expressly set forth in Article III, neither the Company, the Partnership nor any of their affiliates, nor any other Person on behalf of the Company or the Partnership, has made or is making any other express or implied representation or warranty with respect to the Company, the Partnership or any of their respective affiliates or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or Representatives. Except with respect to the representations and warranties expressly set forth in Article III or any breach of any covenant or other agreement of the Company or the Partnership contained herein, Parent, Merger Sub I and Merger Sub II hereby acknowledge that neither the Company, the Partnership, nor any of their affiliates, nor any other Person on their behalf, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub I or Merger Sub II or any of their affiliates on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon the delivery, dissemination or any other distribution to Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or Representatives, or the use by Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or Representatives, of any information, documents, projections, forecasts, estimates, predictions or other material made available to Parent, Merger Sub I or Merger Sub II or their respective affiliates and Representatives, including in “data rooms,” management presentations or due diligence sessions, in expectation of the Mergers or the other transactions contemplated by this Agreement. Each of Parent, Merger Sub I, Merger Sub II and their respective affiliates and Representatives have relied on the results of their own independent investigation and the representations and warranties expressly set forth in Article III.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company Pending the Mergers. During the period from the date of this Agreement to the earlier of the Partnership Merger Effective Time and the termination of this Agreement in accordance with Section 7.1 (the “Interim Period”), except as (a) otherwise expressly contemplated or permitted by this Agreement or to the extent requested by Parent, including pursuant to Section 5.12, Section 5.15, Section 5.16, Section 5.17 or otherwise, (b) as required by Law, (c) required to comply with COVID-19 Measures or otherwise taken (or not taken) by the Company or any of the Company Subsidiaries reasonably and in good faith to respond to COVID-19 Measures after using commercially reasonable efforts to provide advance notice to and consult with Parent (if reasonably practicable) with respect thereto, (d) as set forth in Section 5.1 of the Company Disclosure Letter or (e) to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause each Company Subsidiary to, in all material respects, use commercially reasonable efforts (i) to carry on their respective businesses in the ordinary course of business consistent with the Company Budget, (ii) to maintain and preserve substantially intact their respective current business organizations, (iii) to retain the services of their respective current officers and key employees, (iv) to preserve their goodwill and relationships with tenants, customers and others having business dealings with them and (v) to preserve their assets and properties in good repair and condition (normal wear and tear excepted). Without limiting the generality of the foregoing, during the Interim Period, the Company will not and the Company shall cause each Company Subsidiary not to (except as (v) expressly permitted or expressly contemplated by this Agreement or as expressly contemplated by the transactions contemplated hereby, (w) as required by Law, (x) as set forth in Section 5.1 of the Company Disclosure Letter, (y) to the extent requested by Parent, including pursuant to Section 5.12, Section 5.15, Section 5.16, Section 5.17 or otherwise or (z) to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) amend the Company Charter or Company Bylaws, Certificate of Limited Partnership, Partnership Agreement, the Deposit Agreements, or similar organizational or governance documents of the Company or the Partnership or (ii) amend the organizational or governance documents of any other Company Subsidiary, other than in the ordinary course of business;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, forward equity sales or otherwise) any shares of any class, partnership interests or any equity equivalents (including any share options or share appreciation rights) or any other securities convertible into or exchangeable for any shares, partnership interests or any equity equivalents (including any share options or share appreciation rights), except for (A) the issuance or sale of shares of Company Common Stock (i) pursuant to the terms of the Retirement Plan or pursuant to awards granted under the Company Stock Incentive Plan, in each case, that are outstanding as of the date hereof or (ii) issuable upon exchange or redemption of Common Partnership Units in accordance with the terms of the Partnership Agreement, or (B) the issuance of Partnership Units issued to the Company in connection with the issuance of Company Shares permitted hereunder;

(c) (i) split, combine or reclassify any of their respective share capital, partnership interests or other equity interests; (ii) except (A) as permitted pursuant to Section 5.11, (B) for (1) the payment of dividends or distributions declared prior to the date of this Agreement, (2) the declaration and payment in the ordinary course of business of regular quarterly cash dividends or other distributions on the Company Shares (including Company Shares subject to Company RSU Awards and Deferred Stock Unit Awards), the Common Partnership Units, the Company Preferred Shares and Preferred Partnership Units; provided, that, the Company shall ensure that (x) the declaration, record and payment dates with respect to any such quarterly dividend or distribution shall be consistent with historical declaration, record and payment dates from fiscal year 2021 or if such date is not a Business Day, the next day that is a Business Day and (y) any such individual quarterly dividend or distribution on (a) the Company Shares shall not exceed $1.05 per share, (b) the Common Partnership Units shall not exceed $1.05 per unit, and (c) the Company Preferred Shares shall not exceed the amount of dividend per quarter required to be paid under the Company Charter for such quarter, and (3) dividends accruing on equity awards outstanding as of the date hereof in accordance with the terms of the applicable Company Stock Incentive Plan, Retirement Plan, and/or such awards granted thereunder, (C) in transactions between the Company and one or more wholly-owned Company Subsidiaries (other than the Partnership) or solely between wholly owned Company Subsidiaries, or (D) for dividends or distributions by any Company Subsidiary that is not wholly-owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational or governing documents of such Company Subsidiary, authorize, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of their respective share capital, partnership interests or other equity interests or make any actual, constructive or deemed distribution in respect of any shares of their respective share capital, partnership interests or other equity interests or otherwise make any payments to equityholders in their capacity as such; (iii) redeem, repurchase or otherwise acquire, directly or indirectly, any of their respective securities or any securities of any of their respective Subsidiaries, except in the case of clause (iii) (A) as may be required by the Company Charter or the Partnership Agreement (including any redemption of Common Partnership Units in accordance with the Partnership Agreement) or the retention or acquisition of any Company Shares tendered by current or former employees or directors in order to pay the exercise price of any Company Options or Taxes in connection with the exercise or vesting of Company Options, Company RSU Awards, or Deferred Stock Unit Awards pursuant to the terms of the applicable Company Stock Incentive Plan or Retirement Plan and awards granted thereunder, or (B) as may be reasonably necessary for the Company to maintain its status as a REIT under the Code or avoid the payment of any income or excise Tax; or (iv) enter into any Contract with respect to the voting or registration of any capital share or equity interest of the Company or any Company Subsidiary;

(d) subject to the provisions of Section 5.6, authorize, recommend, propose or announce an intention to adopt, or effect, or adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization;

(e) (i) incur, assume, or guarantee any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee any Indebtedness for borrowed money of any Person, except (w) intercompany indebtedness among the Company and/or any wholly-owned Company Subsidiaries, (x) for borrowings and guarantees under the Company’s Existing Loan Documents in the ordinary course of business (including borrowings necessary for capital expenditures and to pay dividends permitted by this Agreement) that do not, in the aggregate, exceed $10,000,000 or (y) in connection with transactions permitted pursuant to Section 5.1(j) (provided that in the case of this clause (y) such Indebtedness shall be prepayable at any time without penalty or premium, (ii) prepay, refinance or amend any Indebtedness, except for (A) intercompany indebtedness among the Company and/or any wholly-owned Company Subsidiaries, (B) repayments under the Company’s Existing Loan Documents in the ordinary course of business (specifically excluding the loans secured, directly or indirectly, by any Company Real Property) and (C) mandatory payments under the terms of any Indebtedness in accordance with its terms or (iii) make loans, advances or capital contributions to or investments in any Person (other than (x) as required or permitted in the ordinary course of business by the Contracts listed on Section 5.1(e)(iii) of the Company Disclosure Letter, as in effect on the date hereof, (y) in connection with transactions permitted pursuant to Section 5.1(j) or Section 5.1(o) or (z) loans, advances or capital contributions to or investments in any wholly-owned Company Subsidiary in the ordinary course of business);

(f) create or suffer to exist any material Lien (other than Permitted Liens) on shares of stock, partnership interests or other equity interests of any Company Subsidiary held by the Company or another Company Subsidiary;

(g) except as required by the terms of any Company Employee Benefit Plan, (i) enter into, adopt, amend in any material respect or terminate any Company Employee Benefit Plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of their directors or executive officers, (iii) except for increases or payments in the ordinary course of business with respect to any employee who is not an executive officer, increase in any manner the compensation or fringe benefits of any employee, officer or director, (iv) grant to any officer, trustee, director or employee the right to receive any severance, change of control or termination pay or termination benefits or any increase in the right to receive any severance, change of control or termination pay or termination benefits, (v) except in the ordinary course of business with respect to any employee who is not an executive officer, enter into any new employment, loan, retention, consulting, indemnification, change-in-control, termination or similar agreement, (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, restricted stock, or long-term incentive plan units), (vii) hire any new executive officer or any new employee who is not an executive officer other than with respect to a non-executive officer employee with a prospective base salary of not more than $200,000, or (viii) take any action to fund, accelerate or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan;

(h) (i) other than in the ordinary course of business, sell, transfer, assign, dispose of, pledge or encumber (other than Permitted Liens) any material personal property, equipment or assets (other than as set forth in clause (ii) below) of the Company or any Company Subsidiary or (ii) except in connection with the incurrence of any Indebtedness permitted to be incurred by the Company pursuant to Section 5.1(e) and any execution of Company Space Leases entered into in accordance with Section 5.1(n), sell, transfer, pledge, dispose of, lease, ground lease, license or encumber (other than Permitted Liens) any real property (including Company Real Property), except, in the case of each of clauses (i) and (ii), for the execution of easements, covenants, rights of way, restrictions and other similar instruments in the ordinary course of business that, would not, individually or in the aggregate, reasonably be expected to materially impair the existing use, operation or value of the property or asset affected by the applicable instrument;

(i) except as may be required as a result of a change in Law or in GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), make any material change in any financial accounting policies or financial accounting procedures that would materially affect the consolidated assets, liabilities or results of operations of the Company or any of the Company Subsidiaries;

(j) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any interest in any Person (or equity interests thereof) or any assets, real property, personal property, equipment, business or other rights, other than (i) acquisitions of personal property and equipment in the ordinary course of business (including in connection with new development or expansion not otherwise prohibited by this Section 5.1) for consideration that does not individually or in the aggregate exceed $7,000,000, (ii) pursuant to existing contractual obligations of the Company or any Company Subsidiary set forth on Section 5.1(j) of the Company Disclosure Letter, (iii) any other acquisitions of assets or businesses (excluding purchases of real property or a ground lease interest therein) pursuant to Contracts listed in Section 5.1 of the Company Disclosure Letter; and (iv) any acquisitions of real property (or a ground lease therein) pursuant to Contracts listed in Section 5.1(j) of the Company Disclosure Letter;

(k) except in each case if the Company determines, after prior consultation with Parent, that such action is reasonably necessary to preserve the status of the Company as a REIT or to preserve the status of any Company Subsidiary as a REIT, partnership, disregarded entity, TRS or QRS for U.S. federal Tax purposes, (i) file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments), (ii) make, rescind or change any entity classification or other material election relating to Taxes (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), (iii) settle or compromise any material Tax liability, audit, claim or assessment by any Governmental Entity, (iv) change any accounting method with respect to Taxes, (v) change any Tax accounting period, (vi) enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or non-U.S. Tax Law) with a Governmental Entity, (vii) surrender any right to claim a refund of a material amount of Taxes or (viii) give or request any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than in the ordinary course of business);

(l) settle or compromise any claim, suit or proceeding against the Company or any Company Subsidiary (or for which the Company or any Company Subsidiary would be financially responsible) (whether or not commenced prior to the date of this Agreement), except for (i) settlements or compromises providing solely for payment of amounts less than $2,000,000 individually, or $5,000,000 in the aggregate, or (ii) claims, suits or proceedings arising from the ordinary course of operations of the Company involving collection matters (to the extent the Company is the defendant) or personal injury which are fully covered by adequate insurance (subject to customary deductibles); provided, that in no event shall the Company or any Company Subsidiary settle any Transaction Litigation except in accordance with the provisions of Section 5.5(c) (for the avoidance of doubt, this Section 5.1(l) shall not apply to any claim, suit or proceeding with respect to Taxes);

(m) enter into any new line of business;

(n) (i) amend in any material respect or terminate (except as may be required under the terms thereof), or waive compliance with the material terms of or material breaches under, or assign, or renew or extend (except as may be required under the terms thereof) any Material Space Lease or Material Company Lease, (ii) amend or terminate, or waive compliance with the terms of or breaches under, or assign, or renew or extend (except as may be required under the terms thereof) any other Company Material Contract, (iii) enter into a new Contract that, if entered into prior to the date of this Agreement, would have been a Company Material Contract or (iv) enter into, renew or extend any Specified Space Lease other than on terms consistent with the Specified Terms, or amend the term (including any renewal options) of any existing Specified Space Leases, except, in each case of clauses (i) through (iv), to effect any matter that is otherwise permitted by the other subsections of this Section 5.1; provided, that solely for the purposes of this Section 5.1(n) with respect to the entry into of new Material Space Leases or the renewal or extension of existing Material Space Leases, (x) “$500,000” in the definition of “Material Space Lease” shall be replaced with “$250,000” and (y) “25,000 square feet of space” in the definition of “Material Space Lease” shall be replaced with “10,000 square feet of space”; provided, however, that if Parent fails to respond to the Company’s written request for approval of any such action (which response may include a request for additional information) within forty-eight (48) hours of receipt of any such request made to each of the Persons set forth on Schedule B hereto in the manner set forth in Section 8.3, Parent shall be deemed to have given its written consent to such action; provided, further, that the immediately preceding proviso does not apply to Ground Leases, Existing Loan Documents, Joint Venture Agreements or Contracts for acquisitions, dispositions, development projects or joint ventures;

(o) except as set forth in Section 5.1 of the Company Disclosure Letter, make, enter into any Contract for, or otherwise commit to, any capital expenditures (which, for the avoidance of doubt, does not include acquisitions) on, relating to or adjacent to any Company Real Property; provided, however, that notwithstanding the foregoing, but subject to the provisions of Section 5.1(n) above, the Company and any Company Subsidiary shall be permitted to make, enter into Contracts for or otherwise commit to: (i) capital expenditures as required by Law, (ii) emergency capital expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course, (iii) capital expenditures in an aggregate amount of up to (A) 115% of the respective amounts specified for such project in the Capital Expenditure and Development Budget and (B) 115% of the amount specified for all such expenditures in the Capital Expenditure and Development Budget taken as a whole or (iv) capital expenditures in any amount not exceeding $5,000,000 in the aggregate;

(p) except as set forth in Section 5.1(p) of the Company Disclosure Letter, (i) initiate or consent to any material zoning reclassification of any Company Real Property or any material change to any approved site plan (in each case, that is material to such Company Real Property or plan, as applicable), special use permit or other land use entitlement affecting any material Company Real Properties, in each case, in a manner that would (x) materially inhibit the Company’s ability to develop the Company Real Property for its currently permitted uses or ability to use the Company Real Property for its currently permitted operations or (y) impose material obligations on the Company in connection with the development or use of such Company Real Property or (ii) amend, modify or terminate, or authorize any Person to amend, modify, terminate or allow to lapse, any material Company Permit;

(q) (i) fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies, to replace such insurance policies with comparable insurance policies covering the Company or any Company Subsidiary and their respective properties, assets and businesses (including Company Real Properties) or (ii) agree to any material condemnation or payment of material condemnation proceeds;

(r) enter into any Tax Protection Agreement;

(s) except as may be required as a result of a change in applicable Law, change (i) any posted privacy policy in any manner that is materially adverse to the rights or obligations of the Company or the Company Subsidiaries under such policy or (ii) materially diminish the standards of data and system security used for any material Company IT Asset;

(t) apply for or receive any relief under the CARES Act; and

(u) authorize or enter into any Contract or arrangement to do any of the actions described in Section 5.1(a) through Section 5.1(t).

Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.1 shall prohibit any transactions between the Company and one or more of the wholly owned Company Subsidiaries (other than the Partnership) or between any of the wholly-owned Company Subsidiaries.

Nothing contained in this Agreement shall give Parent, Merger Sub I or Merger Sub II, directly or indirectly, the right to control or direct the operations of the Company, the Partnership or any other Company Subsidiary prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable. Prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, the Company, the Partnership, and the other Company Subsidiaries, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.2 Access to Information.

(a) During the Interim Period, for purposes of furthering the transactions contemplated hereby, the Company shall, and shall cause each Company Subsidiary to, (i) give Parent and its authorized Representatives reasonable access during normal business hours, and upon reasonable advance notice, to all properties, facilities, personnel and books and records of the Company and each Company Subsidiary in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary and (ii) permit such inspections as Parent may reasonably require and promptly furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company and each Company Subsidiary as Parent may reasonably request; provided that all such access shall be coordinated through the Company or its designated Representatives, in accordance with such reasonable procedures as they may establish (including any requirements or guidelines reasonably necessary in response to or related to COVID-19); provided, further that notwithstanding anything to the contrary herein, Parent and its affiliates shall not conduct any environmental investigation at any Company Real Property involving sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any Company Real Property; and provided, further that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would be reasonably likely to: (i) result in a risk of loss or waiver of attorney-client privilege, attorney work product or other legal privilege; (ii) violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any Contract to which the Company or any Company Subsidiary is party; (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; or (iv) breach, contravene or violate any applicable Law; (provided that the Company shall use reasonable best efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iv)). Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above with respect to the provision of access to information or personnel by electronic means if, and to the extent, physical access is not reasonably feasible as a result of COVID-19 or any COVID-19 Measures or would not be permitted under applicable Law. No investigation under this Section 5.2(a) or otherwise shall affect the representations, warranties, covenants or agreements of the Company or the Partnership or the conditions to the obligations of the parties under this Agreement and shall not limit or otherwise affect the rights or remedies available hereunder.

(b) Parent, Merger Sub I and Merger Sub II will hold and will cause their authorized Representatives to hold in confidence all documents and information concerning the Company and the Company Subsidiaries made available or provided to them or their Representatives by the Company, the Partnership or their Representatives in connection with the Mergers and the other transactions contemplated by this Agreement pursuant to the terms of that certain Amended and Restated Non-Disclosure Agreement entered into among the Company and Blackstone Real Estate Services L.L.C., dated December 19, 2021, as amended on the date hereof (the “Confidentiality Agreement”); provided that, on and after the No-Shop Period Start Date and only so long as this Agreement has not been terminated, Parent and its Representatives may disclose “Confidential Information” (as defined in the Confidentiality Agreement) subject to the confidentiality and use restrictions applicable to “Representatives” (as defined in the Confidentiality Agreement) set forth in the Confidentiality Agreement to potential purchasers (and their financing sources) of Company Real Properties or Company Subsidiaries that directly or indirectly own such Company Real Property with the Company’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

Section 5.3 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Company shall prepare a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and, after consultation with Parent, file the preliminary Proxy Statement with the SEC; provided that prior to filing the preliminary Proxy Statement with the SEC, the Company shall afford Parent a reasonable opportunity for review, and the Company shall consider in good faith any comments on the preliminary Proxy Statement reasonably proposed by Parent. The Company shall use reasonable best efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement, and respond, after consultation with Parent, promptly to any comments made by the SEC with respect to the Proxy Statement; and (ii) promptly upon the earlier of (A) receiving notification that the SEC is not reviewing the preliminary Proxy Statement and (B) the conclusion of any SEC review of the preliminary Proxy Statement, cause the definitive Proxy Statement to be mailed to the Company’s shareholders and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy materials and, if required in connection therewith, resolicit proxies; provided, however, that no such amended or supplemental proxy materials will be filed with the SEC or mailed by the Company without affording Parent a reasonable opportunity for consultation and review, and the Company shall consider in good faith any comments on such materials reasonably proposed by Parent. The Company will promptly notify Parent of the receipt of comments from the SEC and of any request from the SEC for amendments or supplements to the preliminary Proxy Statement or definitive Proxy Statement or for additional information, and will promptly supply Parent with copies of all written correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary Proxy Statement, the definitive Proxy Statement, the Mergers or any of the other transactions contemplated by this Agreement. Prior to responding to any comments of the SEC or members of its staff, the Company shall provide Parent with a reasonable opportunity to consult and review such response and the Company shall consider in good faith any comments on such response reasonably proposed by Parent. Parent, Merger Sub I and Merger Sub II will cooperate with the Company in connection with the preparation of the Proxy Statement, including promptly furnishing to the Company any and all information regarding Parent, Merger Sub I and Merger Sub II and their respective affiliates as may be required to be disclosed therein. The Proxy Statement shall contain the Company Recommendation, except to the extent that the Company Board shall have effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 5.6.

(b) If at any time prior to the Company Shareholders’ Meeting any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, as the case may be, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company or Parent, as the case may be, shall promptly inform the other party hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s shareholders. All documents that the Company is responsible for filing with the SEC in connection with the Mergers will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Section 5.4 Company Shareholders’ Meeting. The Company shall, as soon as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders in accordance with Section 5.3(a), duly call, give notice of, convene and hold a meeting of the holders of the Company Shares (the “Company Shareholders’ Meeting”) for the purpose of seeking the Company Requisite Vote; provided, that the Company shall not be required to convene and hold the Company Shareholders’ Meeting prior to the Cut-Off Time. The Company, through the Company Board, shall recommend to holders of the Company Shares that they vote in favor of the Company Merger so that the Company may obtain the Company Requisite Vote (the “Company Recommendation”) and the Company shall use reasonable best efforts to solicit the Company Requisite Vote (including by soliciting proxies from the Company’s shareholders), except in each case to the extent that the Company Board shall have effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 5.6. The Company shall keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of its shareholders any Company Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders’ Meeting after consultation with Parent (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Company Shares within a reasonable amount of time in advance of a vote on the Company Merger, (B) if additional time is reasonably required to solicit proxies in favor of the approval of the Company Merger or (C) if there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting; provided, that, in the case of clause (B) or clause (C), without the written consent of Parent, in no event shall the Company Shareholders’ Meeting (as so postponed or adjourned) be held on a date that is more than thirty (30) days after the date for which the Company Shareholders’ Meeting was originally scheduled. Unless this Agreement shall have been terminated in accordance with Article VII, the obligations of the Company with respect to calling, giving notice of, convening and holding the Company Shareholders’ Meeting and mailing the Proxy Statement (and any amendment or supplement thereto that may be required by Law) to the Company’s shareholders shall not be affected by an Adverse Recommendation Change.

Section 5.5 Appropriate Action; Consents; Filings.

(a) Each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Mergers; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other parties of (and provide copies of) any substantive communications to or from any Governmental Entity and keep the other parties reasonably informed regarding any substantive communications to or from a third party, in each case regarding the Mergers or other transactions contemplated by this Agreement. Each party hereto will have the right to review in advance, and each party will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with, any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted in writing to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(b) Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the Mergers as promptly as practicable and to cause to be satisfied all conditions precedent to its obligations under this Agreement, including, consistent with the foregoing, (i) preparing and filing as promptly as practicable with the objective of being in a position to consummate the Mergers as promptly as practicable following the date of the Company Shareholders’ Meeting, all documentation to effect all necessary or advisable applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Entity or third party in connection with the transactions contemplated by this Agreement, including any that are required to be obtained under any federal, state or local Law or Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, (ii) contesting, litigating and defending all lawsuits or other legal proceedings against it or any of its affiliates relating to or challenging this Agreement or the consummation of the Mergers (“Transaction Litigation”), and (iii) effecting all necessary or advisable registrations and other filings required under the Exchange Act or any other federal, state or local Law relating to the Mergers. Parent, Merger Sub I, Merger Sub II, the Company and the Partnership each shall promptly obtain and furnish the other (A) the information which may be reasonably required in order to make all necessary or advisable applications, notices, petitions and filings with any Governmental Entity and (B) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate. Any information or materials provided to the other parties pursuant to this Section 5.5 may be provided on an “outside counsel only” basis, if appropriate, and that information or materials may also be redacted as necessary to (1) remove references concerning the valuation of the Company and the Partnership or other competitively sensitive materials, (2) comply with contractual arrangements and obligations or (3) address reasonable attorney-client or other privilege or confidentiality concerns. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any consents in connection with the transactions contemplated by this Agreement from any Person (other than from a Governmental Entity) (I) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation, (II) none of Parent or any of its affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligations and (III) none of the Company, the Partnership or any of their respective affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligations, except in each case of this clause (III) if the payment, commitment or obligations is conditioned upon the Closing. In the event that any party hereto fails to obtain any such consent, the parties hereto shall use reasonable best efforts to minimize any adverse effect upon the Company and Parent and their respective affiliates and businesses resulting, or which would reasonably be expected to result, after the Partnership Merger Effective Time, from the failure to obtain such consent.

(c) Subject to the terms and conditions of Section 5.13(a), without limiting the generality of the undertaking pursuant to this Section 5.5, Parent shall, and shall cause its Subsidiaries to, take any and all actions to avoid the entry of, and resist, vacate, modify, reverse, suspend, prevent, eliminate or remove any actual, anticipated or threatened temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind, in each case that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the Mergers, including becoming subject to, consenting to, or offering or agreeing to, or otherwise taking any action with respect to, any requirement, condition, limitation, contract or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, the Partnership, the Surviving Partnership, Parent or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Company, the Partnership, the Surviving Partnership, Parent or any of their respective Subsidiaries in any manner or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, the Partnership, the Surviving Partnership or any of their respective Subsidiaries; provided, however, that none of the Company, the Surviving Company, the Partnership, the Surviving Partnership, Parent or any of their respective affiliates shall be required to take any of the actions set forth in clauses (i) through (iii) unless the effectiveness of such action is conditioned upon the Closing; provided, further, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.5 or any other provision of this Agreement shall require any of Parent or its affiliates to agree or otherwise be required to, take any action, including any action contemplated in clauses (i) through (iii) above with respect to Parent or any of its affiliates (including Blackstone Inc. (“Blackstone”) and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle), or any interest therein, other than with respect to the Company. In no event shall the Company, the Partnership or any of their respective controlled affiliates propose to any Governmental Entity, negotiate, effect or agree to any action contemplated by clauses (i) - (iii) above without the prior written consent of Parent.

(d) Between the date of this Agreement and the earlier of the Partnership Merger Effective Time and the termination of this Agreement in accordance with Section 7.1 hereof, Parent, Merger Sub I and Merger Sub II shall not, and shall not permit any of their Subsidiaries to, take or agree to take any action, including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire or make any investment in any assets, or agreeing to any commercial or strategic relationship with any Person, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) materially delay the consummation of the transactions contemplated hereby.

(e) Each party shall keep the other parties reasonably informed regarding any Transaction Litigation unless doing so would, in the reasonable judgment of such party, jeopardize any privilege of the Company or any Company Subsidiaries with respect thereto. The Company shall promptly advise Parent in writing of the initiation of and any material developments regarding, and shall reasonably consult with and permit Parent and its Representatives to participate in the defense, negotiations or settlement of, any Transaction Litigation, and the Company shall give consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any Company Subsidiaries nor any of its or their Representatives to, compromise or settle any Transaction Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(f) Each of the Company and Parent shall (i) take all action necessary so that no Takeover Statute is or becomes applicable to Parent, Merger Sub I, Merger Sub II, this Agreement, the Mergers or any of the other transactions contemplated hereby and (ii) if any Takeover Statute becomes applicable to Parent, Merger Sub I, Merger Sub II, this Agreement, the Mergers or any of the other transactions contemplated hereby, take all action necessary so that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on Parent, Merger Sub I, Merger Sub II, this Agreement, the Mergers and the other transactions contemplated hereby.

(g) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to cause the delisting of the Company Shares, from the New York Stock Exchange as promptly as practicable after the Company Merger Effective Time and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting.

Section 5.6 Solicitation; Acquisition Proposals; Adverse Recommendation Change.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on May 25, 2022 (the “No-Shop Period Start Date”), the Company, the Company Subsidiaries, Public Storage and their respective Representatives shall have the right to: (i) solicit, initiate, encourage or facilitate any Inquiry, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and the Company Subsidiaries to any Person (and its Representatives, including potential financing sources) pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent, Merger Sub I and Merger Sub II any non-public information or data that is provided to any Person given such access that was not previously made available to Parent, Merger Sub I and Merger Sub II prior to or substantially concurrently with the time it is provided to such person (and in any event within forty-eight (48) hours thereafter) and (ii) engage in any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to a Company Acquisition Proposal or potential Company Acquisition Proposal or interest or potential interest with respect thereto, or otherwise cooperate with, assist or participate in, or facilitate any Inquiries. Within one (1) Business Day after the No-Shop Period Start Date, the Company shall (x) notify Parent in writing of the identity of each Person from whom the Company received a Company Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, (y) provide Parent a list identifying each Excluded Party as of the No-Shop Period Start Date and (z) provide to Parent (A) a copy of any Company Acquisition Proposal made in writing and any other written terms or proposals provided (including financing commitments) to the Company or any of the Company Subsidiaries in connection with any Company Acquisition Proposal and any modifications to the financial and other material terms thereof (which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Company Acquisition Proposal) and (B) a written summary of the material terms and conditions of any Company Acquisition Proposal not made in writing (including any material terms and conditions proposed orally or supplementally and any modifications to the financial and other material terms thereof). Promptly after the No-Shop Period Start Date (and, in any event, within twenty-four (24) hours thereafter), the Company shall (i) request each Person (other than Parent, its affiliates and their respective Representatives) that has executed a confidentiality agreement in connection with any Inquiry, Company Acquisition Proposal or its consideration of any Company Acquisition Proposal to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company or any of the Company Subsidiaries prior to the No-Shop Period Start Date and (ii) terminate any data room or other diligence access to each such Person (and its Representatives); provided, that the Company shall not be required to take any such action in respect of any Excluded Party unless and until such Person or group ceases to be an Excluded Party (in which case all references in this sentence to the No-Shop Period Start Date shall be read as the date on which such Person or group ceases to be an Excluded Party).

(b) Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.6, from and after the No-Shop Period Start Date, the Company agrees that it shall, and shall cause each of the Company Subsidiaries, and its and their officers and directors to, and shall direct its and their other Representatives to, and shall cause Public Storage and its officers and directors to, and shall cause Public Storage to direct its other Representatives to, immediately cease any solicitations, discussions, negotiations or communications with any Person that may be ongoing with respect to any Company Acquisition Proposal. Except as may relate to any Excluded Party (for so long as such Person or group is an

Excluded Party) or as expressly permitted by this Section 5.6, from the No-Shop Period Start Date until the earlier of the termination of this Agreement in accordance with Article VII and the Partnership Merger Effective Time, the Company agrees that it shall not, and shall cause each of the Company Subsidiaries and its and their officers and directors not to, and shall not authorize and shall use reasonable best efforts to cause its and their other Representatives not to, and shall cause Public Storage and its officers and directors not to, and shall cause Public Storage to not authorize and to use reasonable best efforts to cause its other Representatives not to, directly or indirectly through another Person, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer, request or proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (an “Inquiry”), (B) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any Company Acquisition Proposal or Inquiry, (C) approve or recommend a Company Acquisition Proposal, (D) other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.6(c), enter into any letter of intent, memorandum of understanding, agreement in principle, expense reimbursement agreement, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement providing for or relating to a Company Acquisition Proposal or requiring the Company or the Partnership to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any of the foregoing referred in this clause (D), other than an Acceptable Confidentiality Agreement, an “Alternative Acquisition Agreement”), or (E) propose or agree to do any of the foregoing. Notwithstanding the commencement of the Company’s obligations under Section 5.6(b) and Section 5.6(c) on the No-Shop Period Start Date, the parties hereto agree that the Company, Public Storage and their respective Representatives may continue to engage in the activities described in Section 5.6(a) with respect to each Excluded Party (for so long as such Person or group is an Excluded Party) following the No-Shop Period Start Date and prior to obtaining the Company Requisite Vote, including with respect to any amended or revised Company Acquisition Proposal submitted by an Excluded Party following the No-Shop Period Start Date and the restrictions in Section 5.6(b) or Section 5.6(c) shall not apply with respect to an Excluded Party (for so long as such Person or group is an Excluded Party).

(c) Notwithstanding anything to the contrary in this Agreement, at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Requisite Vote, the Company, the Company Subsidiaries and Public Storage may, directly or indirectly, through any Representative, in response to an unsolicited written bona fide Company Acquisition Proposal by a third party (including any Person or group of Persons who has ceased to be an Excluded Party, after such Person or group of Persons has ceased to be an Excluded Party, and such Company Acquisition Proposal shall not be deemed to be solicited by reason of the fact that such Person or group of Persons was solicited while an Excluded Party) made after the date of this Agreement (that did not result from a breach of this Section 5.6, it being agreed that the Company or any of its Representatives may correspond in writing with any Person making such a written Company Acquisition Proposal to request clarification of the terms and conditions thereof so as to determine whether such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal) (i) furnish non-public information to such third party (and such third party’s Representatives, including potential financing sources) making such Company Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on customary terms no more favorable in any material respect to such Person than the Confidentiality Agreement, it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions to the extent that it would prohibit the making or amendment of any non-public Company Acquisition Proposal to the Company Board (such confidentiality agreement, an “Acceptable Confidentiality Agreement”), and (B) any non-public information concerning the Company or the Company Subsidiaries that is provided to such third party (or its Representatives) shall, to the extent not previously provided to Parent, be provided to Parent as promptly as practicable after providing it to such third party (and in any event within forty-eight (48) hours thereafter)), and (ii) engage in, enter into or otherwise participate in discussions or negotiations with such third party (and such third party’s Representatives) with respect to the Company Acquisition Proposal if, in the case of each of clauses (i) and (ii), the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal.

(d) From and after the No-Shop Period Start Date, the Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt of any Company Acquisition Proposal or any request for nonpublic information regarding the Company or any Company Subsidiary by any third party that informs the Company that it is considering making, or has made, a Company Acquisition Proposal, or any other Inquiry from any Person seeking to have discussions or negotiations with the Company regarding a possible Company Acquisition Proposal. Such notice shall be made in writing and shall identify the Person making such Company Acquisition Proposal or Inquiry and indicate the material terms and conditions of any Company Acquisition Proposals or Inquiries, to the extent known (including, if applicable, providing copies of any written Company Acquisition Proposals or Inquiries and any proposed agreements related thereto, which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Company Acquisition Proposal or Inquiry). The Company shall also promptly (and in any event within forty-eight (48) hours) notify Parent, in writing, if it enters into discussions or negotiations concerning any Company Acquisition Proposal or provides nonpublic information to any Person in each case in accordance with Section 5.6(c), notify Parent of any change to the financial and other material terms and conditions of any Company Acquisition Proposal and otherwise keep Parent reasonably informed of the status and terms of any Company Acquisition Proposal or Inquiry on a reasonably current basis, including by providing a copy of all written proposals, offers, drafts of proposed agreements or correspondence relating thereto (which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Company Acquisition Proposal or Inquiry). Neither the Company nor any Company Subsidiary shall, after the date of this Agreement, enter into any confidential or similar agreement that would prohibit it from providing such information to Parent.

(e) Except as permitted by this Section 5.6(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify in any manner adverse to Parent (or publicly propose to withhold, withdraw, modify or qualify in a manner adverse to Parent), the Company Recommendation, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Company Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement (any of the actions described in clauses (i), (ii) and (iii) of this Section 5.6(e), an “Adverse Recommendation Change”), or (iv) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company or any Company Subsidiary to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.6). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Requisite Vote, the Company Board may (A) effect an Adverse Recommendation Change if an Intervening Event has occurred and the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its duties under applicable Law, or (B) if the Company has not breached this Section 5.6(e) or Section 5.6(f) (other than, in the case of Section 5.6(f) any breach that has a de minimis effect) and has not breached the other subsections of this Section 5.6 in any material respect, effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 7.1(c)(i) if the Company Board has received (x) after the date hereof and prior to the Cut-Off Time from an Excluded Party a Company Acquisition Proposal or (y) after the No-Shop Period Start Date, an unsolicited written bona fide Company Acquisition Proposal that, in each case of clauses (x) and (y), did not result from a breach of this Section 5.6 and in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied (other than any non-compliance that has a de minimis effect) with, and giving effect to all of the adjustments which may be offered by Parent pursuant to Section 5.6(f), and such Company Acquisition Proposal is not withdrawn.

(f) The Company Board shall only be entitled to effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 7.1(c)(i) as permitted under Section 5.6(e) if (i) the Company has provided a prior written notice (a “Notice of Change of Recommendation”) to Parent that the Company intends to take such action, identifying the Person making the Superior Proposal and describing the material terms and conditions of the Superior Proposal or Intervening Event, as applicable, that is the basis of such action, including, if applicable, copies of any written proposals or offers and any proposed written agreements related to a Superior Proposal (it being agreed that the delivery of the Notice of Change of Recommendation by the Company shall not constitute an Adverse Recommendation Change), (ii) during the three (3) Business Day period following Parent’s receipt of the Notice of Change of Recommendation and ending at 11:59 p.m. (New York City time) on such 3rd Business Day (a “Notice of Change Period”), the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute a Superior Proposal, or, in the case of an Intervening Event, in order to obviate the need to make such Adverse Recommendation Change; and (iii) following the end of the Notice of Change Period, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent in response to the Notice of Change of Recommendation or otherwise, that (A) the Superior Proposal giving rise to the Notice of Change of Recommendation continues to constitute a Superior Proposal or (B) in the case of an Intervening Event, the failure of the Company Board to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with its duties under applicable Law. Any amendment to the financial terms or any other material amendment of such a Superior Proposal shall require a new Notice of Change of Recommendation, and the Company shall be required to comply again with the requirements of this Section 5.6(f); provided, however, that the Notice of Change Period shall be reduced to two (2) Business Days following receipt by Parent of any such new Notice of Change of Recommendation and ending at 11:59 p.m. (New York City time) on such 2nd Business Day.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of the Company that is required by applicable Law or if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with its duties under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” or similar statement of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, shall not constitute an Adverse Recommendation Change); provided, however, that neither the Company nor the Company Board shall be permitted to recommend that the shareholders of the Company tender any securities in connection with any tender offer or exchange offer that is a Company Acquisition Proposal or otherwise effect an Adverse Recommendation Change with respect thereto, except as permitted by Section 5.6(e).

(h) The Company shall not, and shall not permit any Company Subsidiary to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company or any Company Subsidiary is a party, except solely to allow the applicable party to make a non-public Company Acquisition Proposal to the Company Board or to allow the disclosure of information to financing sources and/or teaming arrangements. Other than in connection with the consummation of the Mergers or the other transactions contemplated by this Agreement, the Company and the Company Board shall not take any actions to exempt any person from the “Ownership Limit” (including any increased “Ownership Limit” for such Person) as such term is defined in the Company Charter unless such actions are taken concurrently with the termination of this Agreement in accordance with Section 7.1(c)(i).

Section 5.7 Public Announcements. The initial press release announcing the execution of this Agreement shall be in a form agreed to by the parties prior to the execution of this Agreement. The Company and Parent shall consult with each other before issuing any other press release or otherwise making any other public statements with respect to this Agreement or the Mergers and shall not issue any such press release or make any such public statement without the prior consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that a party may, without the prior consent of the other party, (a) issue such press release or make such public statement as may be required by applicable Law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has provided the other party with an opportunity to review and comment (and the parties shall cooperate as to the timing and contents of any such press release or public statement) upon any such press release or public statement, (b) make any public statements with respect to this Agreement or the Mergers that are substantially similar to those in the Proxy Statement or in previous press releases or public statements made by the Company or Parent in accordance with this Section 5.7 or (c) make any public statement, disclosure or communication in connection with a litigation between Public Storage, the Company or the Partnership, on the one hand, and Parent Parties or the Guarantor, on the other hand, relating to this Agreement or the Mergers; provided, further, that no such consultation or consent shall be required with respect to any release, communication, announcement or public statement in connection with an Adverse Recommendation Change made in accordance with this Agreement. Notwithstanding the foregoing, this Section 5.7 shall not apply to the filing of the Proxy Statement with the SEC or the mailing of the Proxy Statement to the Company’s shareholders, which actions shall instead be governed by Section 5.3.

Section 5.8 Directors’ and Officers’ Indemnification.

(a) From and after the Company Merger Effective Time, Parent shall, and shall cause the Surviving Company and the Surviving Partnership to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each (x) current or former director or officer of the Company or any of the Company Subsidiaries and each fiduciary under benefit plans of the Company or any of the Company Subsidiaries, and (y) current or former officer or employee of Public Storage set forth on Section 5.8(a) of the Company Disclosure Letter who has, in providing services to the Company or any Company Subsidiary pursuant to the Cost Sharing and Administrative Services Agreement, served or acted (including in a de facto capacity) as an officer of the Company or any Company Subsidiary (in each case of clauses (x) and (y) in their capacities as such) (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, actions, suits, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Company Merger Effective Time (and whether asserted or claimed prior to, at or after the Company Merger Effective Time), including in connection with the consideration, negotiation and approval of this Agreement, to the extent that they are based on or arise out of the fact that such person (x) is or was a director, officer or fiduciary under benefit plans of the Company or any Company Subsidiary or (y) serves or served, or acts or acted, as an officer of the Company or any Company Subsidiary (including in a de facto capacity) pursuant to the Cost Sharing and Administrative Services Agreement, in each case, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Company Merger Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.8; provided, that (x) none of the Surviving Company or the Surviving Partnership shall be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and (y) except for legal counsel engaged for one or more Indemnified Parties on the date hereof, none of the Surviving Company or the Surviving Partnership shall be obligated under this Section 5.8(a) to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single legal action except to the extent that, on the advice of any such Indemnified Party’s counsel, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Company Merger Effective Time), the Surviving Company or the Surviving Partnership, as

applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly, and in any event within ten (10) days, after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that, if legally required, the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under applicable Law).

(b) Parent shall cause the Surviving Company to maintain the Company’s officers’ and directors’ liability insurance policies in effect on the date hereof (accurate and complete copies of which have been previously provided to Parent) (the “D&O Insurance”) for a period of not less than six (6) years after the Closing Date; provided that the Surviving Company may substitute therefor policies of at least the same coverage and amounts with reputable and financially sound carriers containing terms no less advantageous to such former directors or officers so long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring on or prior to the Company Merger Effective Time; provided further that in no event shall Parent or the Surviving Company be required to pay annual premiums in the aggregate of more than an amount equal to 300% of the current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided further that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Company shall procure and maintain for such six-year period the most advantageous policies as can be reasonably obtained for the Maximum Amount. In lieu of the foregoing, prior to the Company Merger Effective Time, Parent shall have the option to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy or policies on terms and conditions no less advantageous than the Company’s existing D&O Insurance, subject to the limitations set forth in the provisos above in this Section 5.8(b), and such “tail” policy or policies shall satisfy the provisions of this Section 5.8(b).

(c) The obligations of Parent and the Surviving Company under this Section 5.8 shall survive the Closing and the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.8 applies (it being expressly agreed that the Indemnified Parties to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8, each of whom (including his or her heirs, executors or administrators and his or her Representatives, successors and assigns) may enforce the provisions of this Section 5.8) without the consent of the Indemnified Party (including the successors, assigns and heirs of such Indemnified Party) affected thereby. In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Company, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 5.8.

(d) For a period of not less than six (6) years from the Company Merger Effective Time, the Surviving Company and the Surviving Partnership shall provide to the Indemnified Parties the same rights to exculpation, indemnification and advancement of expenses as provided to the Indemnified Parties under the provisions of the Company’s and the Company Subsidiaries’ charter, bylaws or similar organizational documents as in effect as of the date hereof and the Surviving Company’s and the Surviving Partnership’s charter, bylaws or similar organizational documents shall not contain any provisions inconsistent with such rights. The contractual indemnification rights set forth in Section 5.8(d) of the Company Disclosure Letter in existence on the date of this Agreement with any of the current or former directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Company and the Surviving Partnership without any further action, and shall continue in full force and effect in accordance with their terms following the Company Merger Effective Time.

(e) The provisions of this Section 5.8 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this

Agreement, including this Section 5.8, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.9 Employee Matters.

(a) From and after the Company Merger Effective Time, for the period ending on the first anniversary of the Company Merger Effective Time (or, if shorter, during any applicable period of employment), Parent shall provide or cause its Subsidiaries, including the Surviving Company and the Surviving Partnership, to provide to each individual who is an employee of the Company or any Company Subsidiary immediately prior to the Company Merger Effective Time and who continues employment with the Surviving Company or any Subsidiary of the Surviving Company following the Company Merger Effective Time (each, a “Company Employee”), (i) a base salary or wage rate, as applicable, that is no less favorable than the base salary or wage rate in effect with respect to such Company Employee immediately prior to the Company Merger Effective Time, (ii) an annual cash bonus opportunity that is no less favorable than the annual cash bonus opportunity provided to such Company Employee immediately prior to the Company Merger Effective Time, and (iii) other compensation and benefits (including severance benefits, paid-time off, health insurance and equity-based compensation opportunities as reflected on Section 2.4(c) of the Company Disclosure Letter and the “Leader Board Program” but excluding all other equity-based compensation and other long-term incentive compensation) that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Company Employee immediately prior to the Company Merger Effective Time, it being understood that cash compensation in an amount equal to the target annual equity-based compensation opportunity applicable to such Company Employee as of immediately prior to the Company Merger Effective Time may be provided in lieu of equity-based compensation.

(b) With respect to each benefit plan, program, policy or arrangement maintained by Parent or its Subsidiaries, including the Surviving Company and the Surviving Partnership, following the Closing and in which any of the Company Employees participate (each, a “Parent Plan”), and except to the extent necessary to avoid duplication of benefits, service with the Company or any Company Subsidiary and the predecessor of any of them shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Company and the Surviving Partnership, for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to benefits including any paid time off and severance plans (but not for accrual of or entitlement to pension benefits, post-employment welfare benefits, special or early retirement programs, window separation programs, or similar plans which may be in effect from time to time), to the extent such service was recognized by the Company or any Company Subsidiary as of the date hereof. Parent shall take all necessary actions so that each Company Employee shall after the Company Merger Effective Time continue to be credited with the unused paid time off credited to such employee through the Company Merger Effective Time under the applicable paid time off policies of the Company or any Company Subsidiaries (subject to the same forfeiture conditions and accrual limits as applicable prior to the Company Merger Effective Time).

(c) Parent shall, or shall cause its Subsidiaries, including the Surviving Company and the Surviving Partnership, as the case may be, to (i) waive all limitations as to preexisting conditions, exclusions, actively at work requirements, waiting periods or any other restriction that would prevent immediate or full participation under the health and welfare plans of Parent or any of its Subsidiaries applicable to such Company Employee with respect to participation and coverage requirements applicable to all Company Employees and their dependents under any Parent Plan that is a welfare plan that such Company Employees may be eligible to participate in after the Closing Date, other than limitations, exclusions, actively at work requirements, waiting periods or other restrictions that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any Company Employee Benefit Plan, (ii) waive any and all evidence of insurability requirements with respect to such Company Employees to the extent such evidence of insurability requirements were not applicable to the Company Employees under the comparable Company Employee Benefit Plans immediately prior to the Closing, and (iii) provide each such Company Employee and his or her dependents with full credit for any co-payments and deductibles satisfied prior to the Closing Date for the plan year within which the Company Merger Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements, and for any lifetime maximums, under any welfare plans that such employees are eligible to participate in after the Closing Date.

(d) On and after the Closing Date, Parent shall cause the Surviving Company and the Surviving Partnership to honor all Company Employee Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately prior to the Company Merger Effective Time (subject to any rights to terminate, amend or modify such Company Employee Benefit Plans and compensation arrangements and agreements in accordance with their terms).

(e) Without limiting the generality of Section 8.6, no provision of this Section 5.9, express or implied, (i) is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person (including any Company Employee and any dependent or beneficiary thereof) other than the parties hereto and their respective successors and assigns, (ii) shall constitute an amendment of, or an undertaking to amend, any Company Employee Benefit Plan or any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries or (iii) is intended to prevent Parent or any of its Subsidiaries from amending or terminating any Company Employee Benefit Plan in accordance with its terms or terminating the employment of any Company Employee.

Section 5.10 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) (i) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (x) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by the Outside Date or (y) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (ii) the Company shall give prompt notice to Parent if the Company becomes aware that any material Company IT Assets have suffered a material security breach that results in unauthorized access or restriction imposed by a third party to customer or Company data; provided, however, with respect to clauses (i) and (ii), no such notification (nor any good faith failure to provide such notification) shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement and shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice .

Section 5.11 Dividends.

(a) During the Interim Period, the Company and any Company Subsidiary that is a REIT may make distributions to its shareholders and the Partnership may make distributions to the partners of the Partnership, including the Company, to allow the Company to make distributions to its shareholders, in each case (i) reasonably necessary (after giving effect to the distributions contemplated by clause (ii)) for the Company or any such Company Subsidiary to (A) maintain its status as a REIT under the Code, or (B) avoid the imposition of any income or excise Tax under Sections 857 or 4981 of the Code (or any other entity-level Tax), (ii) in accordance with clause (ii)(B) of Section 5.1(c), (iii) in accordance with Section 5.11(b) or (iv) in accordance with Section 5.11(c). If (x) the Company declares a distribution to the Company’s shareholders pursuant to clauses (i) or (iv) of the immediately preceding sentence, the Per Company Share Merger Consideration shall be decreased by an amount equal to the amount per Company Share of such distribution and (y) the Partnership declares a distribution to the holders of Common Partnership Units pursuant to clauses (i) or (iv) of the immediately preceding sentence, the Per Partnership Unit Merger Consideration shall be decreased, without duplication, by an amount equal to the amount per Common Partnership Unit of such distribution (it being understood that, for the avoidance of doubt, any dividend or distribution contemplated by clauses (ii) or (iii) of the immediately preceding sentence shall not result in any change to the Per Company Share Merger Consideration or the Per Partnership Unit Merger Consideration). In the event that a distribution permitted under the terms of this Agreement (1) has a record date prior to the Partnership Merger Effective Time and (2) has not been paid as of the close of business on the date immediately prior to the Closing Date, such distribution shall be paid by the Company or Company Subsidiary on the Closing Date immediately prior to the Partnership Merger Effective Time to the applicable holders of record of the underlying security as of such record date.

(b) The Company may declare and pay a cash dividend on the Company Shares (including Company Shares subject to Company RSU Awards) and the Partnership may declare and pay a cash distribution on the Common Partnership Units, in each case, up to an amount per Company Share and Common Partnership Unit, as applicable, equal to the Pro Rata Dividend Amount (as defined below) to be paid to holders of record as of the close of business on the Business Day immediately preceding the Closing Date and payable on the Closing Date immediately prior to the Partnership Merger Effective Time to the applicable holders of record of the underlying security as of such record date. The “Pro Rata Dividend Amount” shall equal an amount per Company Share and Common Partnership Unit equal to (A) $1.05, multiplied by (B) a fraction, the numerator of which is the number of calendar days elapsed from and including the first day of the calendar quarter in which the Closing Date occurs until (but not including) the Closing Date, and the denominator of which is the total number of days in such calendar quarter; provided, that if a regular quarterly cash dividend has been declared or paid during such calendar quarter, then the Pro Rata Dividend Amount shall equal $0.

(c) Subject to the Section 2-311 of the MGCL, the Company Board shall declare prior to the Closing Date a cash dividend to the holders of Company Shares for the Company’s hypothetical short taxable year ending on the Closing Date as a result of the Mergers (the “Hypothetical Short Taxable Year”) in an amount equal to or in excess of the sum of (i) the estimated amount required to be distributed pursuant to Section 857(a) of the Code with respect to the Company’s Hypothetical Short Taxable Year (taking into account all distributions made by the Company prior to the Company Merger Effective Time) such that the Company will not be subject to Tax under Sections 857(b) or 4981 of the Code with respect to such Hypothetical Short Taxable Year or the Company’s taxable year ended December 31, 2021 and (ii) the estimated accumulated earnings and profits of the Company pursuant to Treasury Regulations Section 1.312-6 calculated for the Hypothetical Short Taxable Year, in each case, as reasonably determined by the Company in consultation with Parent; provided, that any such distribution of cash shall not exceed the amount of the Partnership Closing Cash Distribution to be distributed to the Company (such aggregate dividend, the “Closing Cash Dividend”). The Closing Cash Dividend shall be designated, to the maximum extent permitted by applicable Law, as a “capital gains dividend” under Section 857(b) of the Code. The Closing Cash Dividend shall be paid to holders of record as of the close of business on the Business Day immediately preceding the Closing Date and payable on the Closing Date immediately prior to the Partnership Merger Effective Time to the applicable holders of record of the underlying Company Shares as of such record date. The Company shall provide to the transfer agent of the Company Shares all of the cash necessary to pay the Closing Cash Dividend to be paid pursuant to this Section 5.11(c), which cash shall not form part of the Exchange Fund. Subject to Section 10-607 of the MRULPA and Section 15905.08 of the CRULPA, the Partnership shall declare prior to the Closing Date a cash distribution to the holders of Common Partnership Units (including the Company, as to its Common Partnership Units) in an aggregate amount of cash equal to (x) the Closing Cash Dividend (disregarding the proviso in the first sentence of this Section 5.11(c)) divided by (y) a fraction, the numerator of which is the number of outstanding Common Partnership Units held by the Company and the denominator of which is the total number of outstanding Common Partnership Units, in each case, as of the record date of such distribution; provided, that any such distribution of cash shall not exceed the Partnership’s and any of its wholly owned Subsidiaries’ available cash

(for the avoidance of doubt, excluding any reserves, restricted cash and similar items) as of the Closing Date (such aggregate distribution by the Partnership, the “Partnership Closing Cash Distribution”). The Partnership Closing Cash Distribution shall be paid to holders of record as of the close of business on the Business Day immediately preceding the Closing Date and payable on the Closing Date to the applicable holders of record of the underlying Common Partnership Units as of such record date and immediately prior to the payment of the Closing Cash Dividend by the Company.

Section 5.12 Other Transactions. After the Cut-Off Time, the Company shall use commercially reasonable efforts to provide such cooperation and assistance as Parent may reasonably request to (a) convert or cause the conversion of one or more wholly-owned Company Subsidiaries that are organized as corporations into limited partnerships or limited liability companies and one or more wholly-owned Company Subsidiaries that are organized as limited partnerships or limited liability companies into limited liability companies, limited partnerships or corporations, on the basis of organizational documents as reasonably requested by Parent, (b) sell, transfer or distribute or cause to be sold, transferred or distributed (by merger or otherwise) stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more wholly-owned Company Subsidiaries at a price and on such other terms as designated by Parent, (c) exercise any right of the Company or a wholly-owned Company Subsidiary to terminate or cause to be terminated any Contract to which the Company or a wholly-owned Company Subsidiary is a party and (d) sell, transfer or distribute, or cause to be sold, transferred or distributed, any of the assets of the Company or one or more wholly-owned Company Subsidiaries at a price and on such other terms as designated by Parent (any action or transaction described in clause (a) through (d), a “Parent-Approved Transaction”); provided, that (i) neither the Company nor any of the Company Subsidiaries shall be required to take any action in contravention of (A) any organizational document of the Company or any of the Company Subsidiaries, (B) any Company Material Contract, or (C) applicable Law, (ii) any such conversions, exercises of any rights of termination or other terminations, sales or transactions, including the consummation of any Parent-Approved Transaction or other obligations of the Company or any of its Subsidiaries to incur any liabilities with respect thereto, shall be contingent upon all of the conditions set forth in Article VI having been satisfied (or, with respect to Section 6.2, waived) and receipt by the Company of a written notice from Parent stating that Parent, Merger Sub I and Merger Sub II are prepared to proceed immediately with the Closing and irrevocably waiving any right to claim that the conditions to their obligations to consummate the Mergers set forth in Section 6.1 and Section 6.2 have not been satisfied (other than the delivery by the Company at the Closing of the certificate specified in Section 6.2(e) and the opinion specified in Section 6.2(c)), together with any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b), (c) and (d) will be deemed to have occurred at (and shall not be required to occur before) the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent, Merger Sub I or Merger Sub II under this Agreement, including the amount of or timing of payment of the Merger Consideration or the obligation to complete the Mergers in accordance with the terms of this Agreement, (iv) neither the Company nor any of the Company Subsidiaries shall be required to take any such action that could adversely affect the classification as a REIT of the Company or any Company Subsidiary that is classified as a REIT or could subject the Company or any such Subsidiary to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981(or any other material entity-level Taxes), (v) neither the Company nor any Company Subsidiary shall be required to take any such action that could result in any Tax being imposed on, or any other material adverse Tax consequences to, the limited partners of the Partnership, any shareholder or other equity interest holder of the Company (in such person’s capacity as a shareholder or other equity interest holder of the Company), that are incrementally greater or more adverse, as the case may be, than the Taxes or other adverse Tax consequences that would be imposed on such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 5.12 and (vi) except as permitted by the proviso in Section 5.2(b), neither the Company nor any of the Company Subsidiaries shall be required to provide any material non-public information to a third party other than Parent and its affiliates or their respective Representatives. Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent and, subject to the limits set forth above and except as agreed by Parent and the Company, such actions or transactions shall be implemented immediately prior to or concurrent with the Closing. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of the Company Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 5.12. The Company shall not be deemed to have made an Adverse Recommendation Change or entered into or agreed to enter an Alternative Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by Parent in connection with a Parent-Approved Transaction. The consummation of any Parent-Approved Transaction shall not constitute consummation of a Company Acquisition Proposal for purposes of Section 7.3(b)(iii), nor shall any Company Acquisition Proposal made in respect of a Parent-Approved Transaction constitute a Company Acquisition Proposal for purposes of Section 7.3(b)(iii). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in performing their obligations under this Section 5.12, and Parent shall indemnify the Company and the Company Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of the Company Subsidiaries arising therefrom (and in the event the Mergers and the other transactions contemplated by this Agreement are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries not previously reimbursed).

Section 5.13 Taxes.

(a) REIT Matters. The Company shall take all actions, and refrain from taking all actions, as are reasonably necessary to ensure that, prior to the Company Merger Effective Time, the Company (and any Company Subsidiary that is classified as a REIT) (i) will qualify for taxation as a REIT for U.S. federal income Tax purposes for its current taxable year and any other taxable year that includes the Closing Date, and (ii) will not become liable for U.S. federal income Tax under Section 857(b) or 4981 of the Code for its current taxable year and any other taxable year that includes the Closing Date. Such actions include, without limitation, making distributions under Section 858(a) of the Code with respect to the Company’s taxable year ended December 31, 2021. During the Interim Period, the Company shall accommodate all reasonable requests of, and consult in good faith with, Parent with respect to maintenance of the REIT status of the Company (and any Company Subsidiary that is classified as a REIT) for the Company’s 2022 taxable year and, if applicable, 2023 taxable year. Upon request by Public Storage, the Company shall jointly and validly execute an IRS Form 8875 on a protective basis with Public Storage, effective no later than March 31, 2022 (to treat the Company as a TRS of Public Storage to the extent that the Company fails to qualify as a REIT for the Company’s 2022 taxable year), and the Company shall timely and validly file such IRS Form 8875. The Company shall promptly provide copies of such timely and validly filed IRS Form 8875 (and evidence of such filing) pursuant to this Section 5.13(a) to Parent upon such filing.

(b) Transfer Taxes; Mitigation of Taxes. The Company and Parent shall reasonably cooperate in the preparation, execution, and filing of, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration, stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and Parent and the Company shall cooperate to minimize the amount of such Transfer Taxes to the extent permitted by applicable Law. Parent and the Company shall, upon written request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement). From and after the Company Merger Effective Time, the Surviving Company shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Shares or Common Partnership Units, all Transfer Taxes.

(c) IRS Form W-9. On the Closing Date, prior to the Company Merger, the Company shall deliver to Parent an IRS Form W-9. The Partnership shall deliver to Parent an IRS Form W-9 from each holder of Common Partnership Units (other than the Company).

Section 5.14 Rule 16b-3 Matters. Prior to the Company Merger Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Mergers by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Financing.

(a) Subject to applicable Law, prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to, cause its and the Company Subsidiaries’ Representatives to, provide all cooperation reasonably requested in writing (which may be via e-mail) by Parent in connection with Parent arranging financing with respect to the Company, the Company Subsidiaries or the Company Real Properties effective as of or after (and conditioned on the occurrence of) the Partnership Merger Effective Time (collectively, the “Financing”), including using commercially reasonable efforts to (i) furnish to Parent and its financing sources as promptly as reasonably practicable following delivery of request therefor to the Company by Parent, such financial, statistical and other pertinent information and projections relating to the Company and the Company Subsidiaries as may be reasonably requested in writing (which may be via e-mail) (which notice shall state with reasonable specificity the information requested) by Parent and customarily required in connection with financings of a type similar to the Financing, (ii) make appropriate officers of the Company and the Company Subsidiaries available at reasonable times and with reasonable advance notice for a reasonable number of due diligence meetings and for participation in a reasonable number of meetings, presentations, road shows and sessions with rating agencies and prospective sources of financing, (iii) assist Parent and its financing sources with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper or advisable in connection with the Financing, (iv) reasonably cooperate with the marketing efforts of Parent and its financing sources for any Financing, (v) (A) provide documentation and other information relating to the Company and any of the Company Subsidiaries requested by Parent in writing (which may be via e-mail) and required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations and (B) facilitate, effective no earlier than the Partnership Merger Effective Time, the execution and delivery of definitive financing, pledge, security and guarantee documents relating to the Financing, (vi) as may be reasonably requested by Parent, within a reasonable time period prior to the Closing, form new direct or indirect Company Subsidiaries pursuant to documentation reasonably satisfactory to Parent and the Company, (vii) as may be reasonably requested by Parent, following the obtainment of the Company Requisite Vote and effective no earlier than immediately prior to the Partnership Merger Effective Time on the Closing Date and provided such actions would not adversely affect the Tax status of the Company or any of the Company Subsidiaries or cause the Company or any of the Company Subsidiaries to be subject to additional Taxes that are not indemnified by Parent under the last sentence of this Section 5.15(a), transfer or otherwise restructure its ownership of existing Company Subsidiaries, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to Parent and the Company, (viii) provide reasonably timely and customary access to diligence materials, appropriate personnel and properties during normal business hours and on reasonable advance notice to allow sources of the Financing and their representatives to complete all reasonable due diligence, (ix) provide reasonable assistance with respect to the review and delivery of guarantees and granting of mortgages, pledges and security interests in collateral for the Financing (in each case, effective no earlier than the Partnership Merger Effective Time), and using commercially reasonable efforts to obtain any consents associated therewith (effective no earlier than the Partnership Merger Effective Time), (x) to the extent reasonably requested by a Financing source, using commercially reasonable efforts to obtain estoppels and certificates from tenants, lenders, managers, franchisors, ground lessors and counterparties to REAs in form and substance reasonably satisfactory to any potential financing source, (xi) cooperate in connection with the repayment or defeasance of any existing indebtedness of the Company or any Company Subsidiaries as of the Partnership Merger Effective Time and the release of related Liens, including delivering such payoff, defeasance or similar notices under any existing loans of the Company or any of Company Subsidiaries as reasonably requested by Parent, (xii) to the extent requested by Parent, obtain accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company and the Company Subsidiaries, (xiv) to the extent reasonably requested by a Financing source, permit Parent and its Representatives to conduct appraisal and environmental and engineering inspections of each real estate property owned and, subject to obtaining required third party consents with respect thereto (which the Company shall use reasonable efforts to obtain), leased by the Company or any of the Company Subsidiaries (provided, however, that (A) neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (B) Parent shall schedule and coordinate all inspections with the Company in accordance with Section 5.2(a), and (C) the Company shall be entitled to have representatives present at all times during any such inspection); it being understood that, other than with respect to any obligation to deliver notice to or make a request of any Person, the Company shall have satisfied its obligations set forth in clauses (i)-(xiv) of this sentence if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. Notwithstanding the foregoing or anything in Section 5.15, nothing herein shall require the Company, any of the Company Subsidiaries or any of their respective Representatives to take any action to the extent that it would (i) unreasonably interfere with the business or operations of the Company or the Company Subsidiaries or require the Company or any of the Company Subsidiaries or any of their Representatives to agree to (or to actually) pay any fees incur or reimburse any expenses, or incur any liability prior to the Partnership Merger Effective Time (except those expenses for which the Company is immediately reimbursed by Parent) or (except to the extent expressly set forth in clauses (vi) and (vii) of the preceding sentence) have any obligation of the Company or any of the Company Subsidiaries under any agreement, certificate, document or instrument be effective prior to the Partnership Merger Effective Time or if the Closing does not occur, (ii) (A) cause the Company or the Company Subsidiaries to be an issuer or other obligor under the Financing prior to the Partnership Merger Effective Time, (B) require the Company, the Company Subsidiaries or any Persons who are officers or directors of the Company or the Company Subsidiaries to (x) pass resolutions or consents to approve or authorize the execution of the Financing that are effective prior to the Partnership Merger Effective Time or (y) enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Partnership Merger Effective Time (it being understood that in no event shall any officer or director of the Company or any of the Company Subsidiaries be required to take any such action described in the foregoing clause (x) or (y) unless such Person shall be continuing in such role following the Partnership Merger Effective Time, and shall only be required to do so in such continuing capacity) or (C) cause any director, officer or employee or stockholder of the Company or any of the Company Subsidiaries to incur any personal liability, (iii) (A) contravene any applicable Law or conflict with or violate the organizational documents of the Company or any Company Subsidiary, (B) result in any breach or violation of or constitute a default by the Company or any Company Subsidiary under, or give to others any right of termination, acceleration or cancellation of any Company Material Contract to which the Company or any Company Subsidiary thereof is a party or by which the Company or a Company Subsidiary thereof or their respective properties or assets is bound or (C) require the Company or any Company Subsidiaries to disclose information subject to any attorney-client, attorney work product or other legal privilege to the extent that the Company believes in good faith that doing so would be reasonably likely to result in a risk of loss or waiver of attorney-client privilege, attorney work product or other legal privilege (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not result in a loss of such privilege), (iv) require the Company, any Company Subsidiary or any of their Representatives to (x) prepare any financial statements or other information other than information (A) the preparation and delivery of which is within the Company’s and the Company Subsidiaries’ control, (B) reasonably available to the Company and the Company Subsidiaries and (C) prepared by or for the Company or the Company Subsidiaries in the ordinary course of the Company’s financial reporting practice, or (y) prepare any pro forma financial information or post-closing financial information. None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company at the request of Parent set forth in this Section 5.15(a). Parent shall, promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable out-of-pocket costs (including reasonable legal fees and disbursements) incurred by the Company or the Company Subsidiaries in performing their obligations under this Section 5.15(a), and indemnify the Company and the Company Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of the Company Subsidiaries arising in connection with the arrangement of the Financing, any action taken by them pursuant to this Section 5.15(a) and any information used in connection therewith (other than information provided in writing by the Company or the Company Subsidiaries specifically in connection with their obligations pursuant to this Section 5.15(a)).

(b) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in Section 5.15(a) represent the sole obligation of the Company, the Company Subsidiaries and their respective Representatives with respect to cooperation in connection with any indebtedness or the arrangement of any modifications thereto, or the arrangement of any financing (including, for the avoidance of doubt, the Financing) to be obtained by Parent, Merger Sub I or Merger Sub II with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or any other financing or other transactions (including any consents, waivers, amendments or other modifications with respect to indebtedness of the Company and the Company Subsidiaries) be a condition to any of Parent’s, Merger Sub I’s or Merger Sub II’s obligations under this Agreement.

(c) All nonpublic or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent, Merger Sub I, Merger Sub II or their respective Representatives pursuant to this Section 5.15 shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Company agrees that Parent and its Representatives may initiate contact with and pursue potential debt financing sources in connection with the transactions contemplated by this Agreement, in each case subject to the confidentiality and use restrictions applicable to “Representatives” (as defined in the Confidentiality Agreement) set forth in the Confidentiality Agreement. For the avoidance of doubt, without the prior written consent of the Company, Parent and its affiliates and its and their Representatives to the extent acting on behalf of Parent will not enter into with any such potential lenders any exclusivity, lock-up or other agreement, arrangement or understanding, whether written or oral, that may reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such potential lender to provide financing or other assistance to any other Person in respect of a Company Acquisition Proposal (provided that the foregoing shall not prohibit the establishment of customary “tree” arrangements).

Section 5.16 Partnership Conversion. At any time prior to the Closing, the Company and the Partnership shall take such steps pursuant to the Plan of Conversion as reasonably required to cause the Partnership to be converted prior to the Partnership Merger Effective Time from a California limited partnership to a Maryland limited partnership pursuant to the filing of articles of conversion and a certificate of limited partnership with the SDAT, and a certificate of conversion with the CSOS (such transactions, the “Partnership Conversion”). The Company shall not (and shall cause the Partnership not to) amend or terminate the Plan of Conversion (including the exhibits thereto) without the prior written approval of Parent (which approval shall not be unreasonably withheld, delayed or conditioned); provided, that, the Company and the Partnership may, without the prior written approval of Parent under this Section 5.16, make (a) ministerial or de minimis amendments to the form of articles of conversion (other than Article Third thereof), certificate of limited partnership and certificate of conversion attached as exhibits to the Plan of Conversion (but not the Plan of Conversion or form of Partnership Agreement themselves) or (b) any other amendments or alterations to the form of articles of conversion (other than Article Third thereof), certificate of limited partnership and certificate of conversion attached as exhibits to the Plan of Conversion (but not the Plan of Conversion or form of Partnership Agreement themselves) to the extent required by a Governmental Entity in connection with giving effect to the Partnership Conversion in accordance with applicable Law; provided, however, that, prior to taking any actions permitted by the preceding proviso, the Company and the Partnership shall first give Parent a reasonable opportunity for consultation and review of any such documents, and the Company and the Partnership shall consider in good faith any comments on such documents reasonably proposed by Parent. The Company shall keep Parent informed on a reasonably current basis and in good faith regarding its efforts and progress with respect to the Partnership Conversion, including by promptly delivering to Parent copies of all fully executed and filed Partnership Conversion Documents and evidences of filing and acceptance received from the CSOS and the SDAT. In the event the Partnership Conversion is not capable of being completed prior to the anticipated Closing Date, the parties shall reasonably cooperate and amend this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible without consummating the Partnership Conversion.

Section 5.17 Certain Transactions.

(a) Notwithstanding anything in this Agreement to the contrary, except for (i) the indemnification agreements set forth on Section 5.8(d) of the Company Disclosure Letter, (ii) the Support Agreement, (iii) for Contracts for employment, compensation or benefits entered into in the ordinary course of business and (iv) the Contracts (or intercompany balances or transactions) set forth on Section 5.17(a) of the Company Disclosure Letter, the Company shall cause all Related Party Contracts (and all intercompany balances or transactions) to which Public Storage (or any of its Subsidiaries (other than the Company and its Subsidiaries)) is or are a party to be settled or terminated prior to or effective as of the Closing, without any further obligations, liability or payments by or on behalf of the Company or any Company Subsidiary following the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between the Company and/or any entities that will remain Subsidiaries of the Company after the Closing.

(b) The Company shall use reasonable best efforts to cause to be delivered to Parent at or prior to the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Company Merger Effective Time, of all directors of the Company.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 6.1 Conditions to Each Party’s Obligations to Effect the Mergers. The respective obligations of each party hereto to consummate the Mergers are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby (which waiver shall be in such party’s sole discretion), to the extent permitted by applicable Law:

(a) Requisite Votes. The Company shall have obtained the Company Requisite Vote and the Partnership Requisite Vote.

(b) No Injunctions, Orders or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Mergers illegal or otherwise restricting, preventing or prohibiting consummation of the Mergers.

Section 6.2 Conditions to the Obligations of Parent, Merger Sub I and Merger Sub II. The obligations of Parent, Merger Sub I and Merger Sub II to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by Parent at or prior to the Closing Date:

(a) Representations and Warranties. (i) Except for the representations and warranties referred to in clauses (ii) or (iii) below, each of the representations and warranties of the Company and the Partnership contained in this Agreement shall be true and correct (determined without regard to any qualification by any of the terms “material”, “Material Adverse Effect” or “Company Material Adverse Effect” therein) as of the

Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct at and as of such date, without regard to any such qualifications therein), except where the failure of such representations and warranties to be true and correct has not had, or would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect, (ii) the representations and warranties of the Company and the Partnership contained in Section 3.2 (other than clauses (c), (e) and (f)) (Capitalization) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date) and (iii) the representations and warranties of the Company and the Partnership contained in Section 3.7(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date).

(b) Performance and Obligations of the Company. Each of the Company and the Partnership shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed by it or complied with by it on or prior to the Closing Date.

(c) REIT Opinion. Parent and the Company shall have received a Tax opinion of Hogan Lovells US LLP, Tax counsel to the Company, or such other law firm as may be reasonably approved by Parent, dated as of the Closing Date in the form of Exhibit A attached hereto (the “REIT Opinion”), with such changes as are mutually agreeable to Parent, Merger Sub I, and the Company, such agreement not to be unreasonably withheld, which opinion concludes (subject to customary assumptions, qualifications and representations, including representations made by the Company and the Company Subsidiaries in a Tax representation letter provided by the Company in connection with the issuance of such opinion in the form of Exhibit B attached hereto, dated as of the Closing Date) that the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 2015 through the Company’s hypothetical short taxable year ending immediately before the Closing on the Closing Date (without regard to the effects of the Closing (including, without limitation, the Partnership Conversion or any other obligation required to be undertaken by the Company or a Company Subsidiary under this Agreement), any action (or inaction) taken after the Closing (other than, for the avoidance of doubt, with respect to the Company’s taxable year ended December 31, 2021, the requirement that the Company timely and properly make the necessary distributions under Section 858(a) of the Code with respect to such taxable year) and the distribution requirements of Section 857(b) of the Code for the hypothetical short taxable year).

(d) Absence of Material Adverse Change. From the date of this Agreement through the Closing Date, there shall not have occurred a change, event, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company, by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) are satisfied.

Section 6.3 Conditions to Obligations of the Company and the Partnership. The obligations of the Company and the Partnership to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by the Company at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Parent, Merger Sub I and Merger Sub II contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date).

(b) Performance and Obligations of Parent, Merger Sub I and Merger Sub II. Each of Parent, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed by it or complied with by it on or prior to the Closing Date.

(c) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent, Merger Sub I and Merger Sub II by an executive officer of Parent, Merger Sub I and Merger Sub II, dated as of the Closing Date, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) are satisfied.

Section 6.4 Frustration of Closing Conditions. No party may rely, either as a basis for not consummating the Mergers or the other transactions contemplated hereby or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use reasonable best efforts to consummate the Mergers and the other transactions contemplated hereby.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after the receipt of the Company Requisite Vote (except as otherwise provided below):

(a) by the mutual written consent of Parent and the Company; or

(b) by either of the Company, on the one hand, or Parent, on the other hand, by written notice to the other, if:

(i) any Governmental Entity of competent authority shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Mergers substantially on the terms contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the issuance of such final, non-appealable order, decree or ruling or taking of such other action was primarily due to the failure of the Company or the Partnership, in the case of termination by the Company, or Parent, Merger Sub I or Merger Sub II, in the case of termination by Parent, to perform any of its obligations under this Agreement; or

(ii) the Mergers shall not have been consummated on or before October 24, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to the Company, if the Company or the Partnership, or to Parent, if Parent, Merger Sub I or Merger Sub II, as applicable, shall have breached in any material respect its obligations under this Agreement in any manner that shall have caused or resulted in the failure to consummate the Mergers on or before such date; or

(iii) the Company Requisite Vote shall not have been obtained at a duly held Company Shareholders’ Meeting or any adjournment or postponement thereof at which the Company Merger is voted upon; or

(c) by written notice from the Company to Parent, if:

(i) prior to obtaining the Company Requisite Vote, the Company Board effects an Adverse Recommendation Change in accordance with Section 5.6 and the Company Board has approved, and concurrently with the termination hereunder, the Company enters into a definitive agreement providing for the implementation of a Superior Proposal that did not result from a breach of Section 5.6; provided that the Company shall have previously or concurrently paid the Company Termination Fee in accordance with Section 7.3(b) (and such termination shall not be effective until the Company has paid such Company Termination Fee in accordance with Section 7.3(b)); or

(ii) Parent, Merger Sub I or Merger Sub II shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that a condition set forth in Section 6.3(a) or Section 6.3(b) would be incapable of being satisfied by the Outside Date; provided that neither the Company nor the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement in any material respect; or

(iii) (A) all of the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (B) of this Section 7.1(c)(iii) if the Closing were to occur on the date of such notice), (B) on or after the date the Closing should have occurred pursuant to Section 1.5, the Company has delivered written notice to Parent to the effect that all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Company and the Partnership are prepared to consummate the Closing, and (C) Parent, Merger Sub I and Merger Sub II fail to consummate the Closing on or before the third (3rd) Business Day after delivery of the notice referenced in clause (B) of this Section 7.1(c)(iii), and the Company and the Partnership were prepared to consummate the Closing during such three (3) Business Day period; or

(d) by written notice from Parent to the Company, if:

(i) the Company or the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that a condition set forth in Section 6.2(a) or Section 6.2(b) would be incapable of being satisfied by the Outside Date; provided that neither Parent, Merger Sub I nor Merger Sub II shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement in any material respect; or

(ii) (A) the Company Board shall have effected, or resolved to effect, an Adverse Recommendation Change, (B) the Company shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s shareholders) within ten (10) Business Days after the commencement of such tender offer or exchange offer, (C) the Company Board shall have failed to publicly reaffirm the Company Recommendation within ten (10) Business Days after the date a Company Acquisition Proposal shall have been publicly announced (or if the Company Shareholders’ Meeting is scheduled to be held within ten (10) Business Days from the date a Company Acquisition Proposal is publicly announced, promptly and in any event prior to the date on which the Company Shareholders’ Meeting is scheduled to be held) or (D) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.6).

Section 7.2 Effect of the Termination. In the event of the valid termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub I, Merger Sub II, the Company or the Partnership or their respective affiliates or Representatives, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), except (a) as provided in Section 5.2(b) and for this Section 7.2, Section 7.3, Section 7.4 and Article VIII, and the indemnification, payment and reimbursement provisions contained in the last sentence of Section 5.12 and the last sentence of Section 5.15(a), (b) the Guaranty and the Confidentiality Agreement (provided that with respect to the Confidentiality Agreement, Parent, Merger Sub I and Merger Sub II shall each be treated as if they were a party thereto to the same extent as Blackstone Real Estate Services L.L.C.) shall each continue in full force and effect in accordance with their respective terms and (c) subject to Section 8.8, nothing herein shall relieve any party from any liability for any fraud or any willful and intentional breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3 Fees and Expenses.

(a) Except as otherwise set forth in this Agreement, whether or not the Mergers are consummated, all expenses incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such expenses.

(b) In the event that this Agreement is terminated:

(i) by Parent pursuant to Section 7.1(d)(ii),

(ii) by the Company pursuant to Section 7.1(c)(i), or

(iii) (A) by the Company or Parent pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i) and (B)(x) a Company Acquisition Proposal shall have been received by the Company or its Representatives or any Person shall have publicly proposed or publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal (and, in the case of a termination pursuant to Section 7.1(b)(iii), such Company Acquisition Proposal or publicly proposed or announced intention shall have been made prior to the Company Shareholders’ Meeting) and (y) within twelve (12) months after a termination referred to in this Section 7.3(b)(iii) the Company enters into a definitive agreement relating to, or consummates, any Company Acquisition Proposal (with, for purposes of this clause (y), the references to “15%” in the definition of “Company Acquisition Proposal” being deemed to be references to “50%”), then the Company shall pay as directed by Parent the Company Termination Fee by wire transfer of same day funds to an account designated by Parent. The payment of the Company Termination Fee shall be made (1) in the case of a payment pursuant to Section 7.3(b)(i), within two (2) Business Days after the date of such termination by Parent, (2) in the case of a payment pursuant to Section 7.3(b)(ii), prior to or concurrently with such termination by the Company and (3) in the case of a payment pursuant to Section 7.3(b)(iii), within two (2) Business Days after the earlier of entry into a definitive agreement relating to the Company Acquisition Proposal referred to in clause (y) of Section 7.3(b)(iii) and consummation of such Company Acquisition Proposal. “Company Termination Fee” means Two Hundred Twenty Million Dollars ($220,000,000), except that the Company Termination Fee shall be One Hundred Ten Million Dollars ($110,000,000) in the event this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) prior to the Cut-Off Time in order to enter into a definitive agreement with an Excluded Party providing for the implementation of a Superior Proposal.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii) or by Parent pursuant to Section 7.1(b)(ii) and the Company was then entitled to terminate this Agreement pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), then Parent shall, within three (3) Business Days after the date of such termination, pay or cause to be paid to the Company by wire transfer of same day funds to an account designated by the Company, an amount equal to Seven Hundred Thirty Five Million Dollars ($735,000,000) (the “Parent Termination Amount”).

(d) The Company and Parent agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that (x) the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent, Merger Sub I and Merger Sub II in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision and (y) the Parent Termination Amount is not a penalty, but rather is the amount that Parent has agreed to pay the Company, upon the termination of this Agreement pursuant to Parent’s breach or other failure to consummate the Mergers pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), for release from its agreement and settlement of its obligation to consummate the Mergers (and acquire, for U.S. federal, and applicable state and local, income Tax purposes, all of the Company’s assets) in accordance herewith and compensates the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers. If Parent receives the full payment of the Company Termination Fee from the Company pursuant to Section 7.3(b) under circumstances where a Company Termination Fee was payable, the receipt by Parent of the Company Termination Fee shall be the sole and exclusive remedy for any and all losses or damages suffered by Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or Representatives in connection with this Agreement (and the termination hereof), the Mergers and the other transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination. In the event that Parent or the Company, as the case may be, is required to commence litigation to seek all or a portion of the amounts payable under this Section 7.3, and it prevails in such litigation, it shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 7.3, all reasonable expenses (including attorneys’ fees) which it has incurred in enforcing its rights hereunder, together with interest on the amount of the Company Termination Fee or the Parent Termination Amount, as applicable, at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made plus 2% per annum (the “Enforcement Expenses”). The parties agree that in no event shall (i) Parent be required to pay the Parent Termination Amount on more than one occasion or (ii) the Company be required to pay the Company Termination Fee on more than one occasion.

Section 7.4 Payment of Amount or Expense.

(a) In the event that Parent is obligated to pay the Parent Termination Amount pursuant to Section 7.3(c) (the “Section 7.3 Amount”), Parent shall pay to the Company from the applicable Section 7.3 Amount deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (A) the Section 7.3 Amount and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (X) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 7.4(b)(ii) or (Y) an opinion from the Company’s outside counsel as described in Section 7.4(b)(ii), an amount equal to the Section 7.3 Amount less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Section 7.3 Amount with an escrow agent selected by the Company and on such terms (subject to Section 7.4(b)) as shall be mutually agreed (acting reasonably) upon by the Company, Parent and the escrow agent as reflected in an escrow agreement among such parties, provided that the payment or deposit into escrow shall be at the Company’s option. The payment or deposit into escrow of the Section 7.3 Amount pursuant to this Section 7.4(a) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 7.3(c) by wire transfer of same day funds.

(b) The escrow agreement shall provide that the Section 7.3 Amount in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code in such year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Section 7.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or, alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Section 7.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 7.3 Amount to the Company. Parent agrees to amend this Section 7.4 at the reasonable request of the Company in order to (x) maximize the portion of the Section 7.3 Amount that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 7.4(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.4(b). Parent shall be deemed to have satisfied its obligations pursuant to this Section 7.4 so long as it deposits into escrow the Section 7.3 Amount, notwithstanding any delay or reduction in payment to the Company, and shall have no further liability with respect to payment of the Section 7.3 Amount. The portion of Section 7.3 Amount that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 7.4. The Company shall fully indemnify Parent and hold Parent harmless from and against any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it resulting directly or indirectly from the escrow agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any certificate, exhibit, schedule or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive beyond the Company Merger Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Company Merger Effective Time (including the covenants and agreements in Section 5.8, Section 5.9, and this Article VIII).

Section 8.2 Entire Agreement; Assignment.

(a) This Agreement (including the exhibits, schedules and other documents delivered pursuant hereto) constitutes, together with the Guaranty and the Confidentiality Agreement, the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred, in whole or in part, by operation of Law (including by merger or consolidation) or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that, (i) Parent may, without the prior written consent of the other parties, assign all or any of its rights or interests (but not its obligations) hereunder to any of its affiliates and (ii) prior to the mailing of the Proxy Statement to the Company’s shareholders, Parent may designate, by written notice to the Company, one or more wholly owned direct or indirect Subsidiaries to be a party to the Mergers in lieu of Merger Sub I and/or Merger Sub II, in which event all references herein to Merger Sub I and/or Merger Sub II shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub I and/or Merger Sub II as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation (provided, that any such assignment or designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or relieve any party hereto of any of its obligations hereunder). Any assignment in violation of this Section 8.2(b) shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered if delivered personally and (b) on the next Business Day if (i) sent by email or (ii) sent by prepaid overnight carrier (providing proof of delivery), to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a) if to Parent, Merger Sub I or Merger Sub II:

Sequoia Parent LP, Sequoia Merger Sub I LLC and Sequoia Merger Sub II LLC c/o Blackstone Inc. 345 Park Avenue New York, New York 10154
Attention:	David Levine Ryan Karnes
Email:	David.Levine@blackstone.com Ryan Karnes@blackstone.com

with a copy (which shall not constitute notice) to: Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017
Attention:	Brian M. Stadler Matthew B. Rogers
Email:	bstadler@stblaw.com mrogers@stblaw.com

(b) if to the Company or the Partnership:

PS Business Parks, Inc. 701 Western Avenue Glendale, California 91201
Attention:	Stephen W. Wilson, Chief Executive Officer
Email:	swilson@psbusinessparks.com

and

PS Business Parks, L.P. c/o PS Business Parks, Inc. 701 Western Avenue Glendale, California 91201
Attention:	Stephen W. Wilson
Email:	swilson@psbusinessparks.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Adam O. Emmerich Viktor Sapezhnikov
Email:	aoemmerich@wlrk.com vsapezhnikov@wlrk.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 8.4 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Maryland (other than with respect to issues relating to the Partnership Conversion that are required to be governed by the CRULPA), in each case without regard to its rules of conflict of laws that would result in the application of any laws other than those specified above.

(b) Each of the parties hereto hereby (i) irrevocably submits to and agrees to be subject to the personal jurisdiction of the Circuit Court of Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland (the “Chosen Courts”), for the purpose of any claim, action, suit or proceeding (whether based in contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, (ii) irrevocably agrees that all such claims, actions, suits or proceedings may and shall be brought before, and determined by, only a Chosen Court with subject matter jurisdiction over such claim(s), action(s), suit(s) or proceeding(s), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not (except for a suit on the judgment as expressly permitted by Section 8.4(d)) bring any claim, action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Chosen Court. In any judicial proceeding, each of the parties further consents to the assignment of any proceeding in the Courts of the State of Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof).

(c) Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any other claim, suit, action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 8.3 and nothing in this Section 8.4 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

(d) Each party hereto agrees that a final judgment in any claim, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e) EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR

OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4(E).

Section 8.5 Interpretation; Certain Definitions. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, exhibit or schedule, such reference shall be to an Article or Section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase, “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. Any references to any Contract are to such Contract as amended, modified, supplemented, restated or replaced from time to time. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America. All references to wholly owned Company Subsidiaries shall mean the Partnership and any Company Subsidiary directly or indirectly wholly owned by the Partnership. All references to the “ordinary course of business” shall mean the “ordinary course of business consistent with past practice”.

Section 8.6 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 5.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 5.8 shall not arise unless and until the Company Merger Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 8.10 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.8 Specific Performance.

(a) The parties hereto agree that irreparable harm, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Company or the Partnership do not perform any of the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with the Agreement’s specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that Parent, Merger Sub I and Merger Sub II shall be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach of this Agreement by the Company and the Partnership and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Parent, Merger Sub I or Merger Sub II are entitled at Law or in equity. Each of the Company and the Partnership agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that any of Parent, Merger Sub I or Merger Sub II has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any of Parent, Merger Sub I or Merger Sub II seeking an injunction or injunctions to prevent a breach or breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with the request for or grant of any such order or injunction. Each of the Company and the Partnership agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. The parties hereto agree that neither the Company nor the Partnership shall be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach of this Agreement by Parent, Merger Sub I or Merger Sub II or to enforce specifically the terms and provisions hereof and that the Company’s and the Partnership’s sole and exclusive remedy relating to a breach of this Agreement by Parent, Merger Sub I or Merger Sub II or otherwise shall be the remedy set forth in Section 7.3(c), as set forth in the penultimate sentence of Section 7.3(d) and indemnification, payment and reimbursement pursuant to the last sentence of Section 5.12 and the last sentence of Section 5.15(a); provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by Parent of Section 5.2(b).

(b) The parties further agree (i) the seeking of remedies pursuant to Section 8.8(a) shall not in any respect constitute a waiver by any of Parent, Merger Sub I or Merger Sub II seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.3, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 8.8(a) are not available or otherwise not granted and (ii) nothing set forth in this Agreement shall require Parent, Merger Sub I or Merger Sub II to institute any proceeding for (or limit any of Parent’s, Merger Sub I’s or Merger Sub II’s right to institute any proceeding for) specific performance under this Section 8.8 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding by any of Parent, Merger Sub I or Merger Sub II seeking remedies pursuant to Section 8.8(a) or anything set forth in this Section 8.8 restrict or limit Parent’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Parent, Merger Sub I and Merger Sub II together for any losses, damages, costs or expenses of the Company or the Partnership or their affiliates relating to the failure of the transactions contemplated by this Agreement to be consummated, or a breach of this Agreement by Parent, Merger Sub I or Merger Sub II or otherwise in connection with this Agreement or the transactions contemplated hereunder, shall be limited to an amount equal to (i) the Parent Termination Amount, plus (ii) amounts payable or reimbursable pursuant to the penultimate sentence of Section 7.3(d), plus (iii) Parent’s indemnification, payment and reimbursement obligations pursuant to the last sentence of Section 5.12 and the last sentence of Section 5.15(a) (collectively, the “Liability Limitation”), and in no event shall the Company or the Partnership or any of their affiliates seek any amount in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise. Each of the Company and the Partnership agrees that it has no right of recovery against, and no personal liability shall attach to, any of the Parent Parties (other than Parent, Merger Sub I or Merger Sub II to the extent provided in this Agreement and Blackstone Real Estate Services L.L.C. to the extent provided in the Confidentiality Agreement), through Parent, Merger Sub I or Merger Sub II or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent, Merger Sub I or Merger Sub II against any Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise, except for its rights to recover from the Guarantor (but not any other Parent Party) under and to the extent provided in the Guaranty and subject to the Liability Limitation and the other limitations described therein. Recourse against the Guarantor under the Guaranty shall be the sole and exclusive remedy of the Company, the Partnership and their respective affiliates against the Guarantor and any other Parent Party (other than Parent, Merger Sub I or Merger Sub II to the extent provided in this Agreement and Blackstone Real Estate Services L.L.C. to the extent provided in the Confidentiality Agreement) in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Without limiting the rights of the Company against Parent, Merger Sub I or Merger Sub II hereunder and Blackstone Real Estate Services L.L.C. under the Confidentiality Agreement, in no event shall the Company or its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, any Parent Party (other than the Guarantor to the extent provided in the Guaranty and subject to the Liability Limitation and the other limitations described therein).

Section 8.9 Amendment. This Agreement may be amended by action taken by the Company, the Partnership, Parent, Merger Sub I and Merger Sub II at any time before or after approval of the Mergers by the Company Requisite Vote but, after such approval, no amendment shall be made which requires the approval of any such shareholders under applicable Law without obtaining such further approvals. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

Section 8.10 Extension; Waiver. At any time prior to the Closing Date, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any breaches or inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) subject to Section 8.9, waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, the Partnership, Parent, Merger Sub I or Merger Sub II in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.12 Definitions.

Term	Section
2022 EIP Award	Section 2.4(c)
Acceptable Confidentiality Agreement	Section 5.6(c)
Adverse Recommendation Change	Section 5.6(e)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.6(b)
Amended Charter	Section 1.2(a)
Bankruptcy and Equity Exception	Section 3.3(a)
Blackstone	Section 5.5(c)
Book-Entry Share	Section 2.5(b)
Book-Entry Unit	Section 2.5(b)
Cancelled Units	Section 2.3(c)
Capital Expenditure and Development Budget	Section 3.14(d)
Capitalization Date	Section 3.2(a)
Certificate	Section 2.5(b)
Certificate of Limited Partnership	Section 1.2(b)
Chosen Courts	Section 8.4(b)
Closing	Section 1.5
Closing Cash Dividend	Section 5.11(c)
Closing Date	Section 1.5
COBRA	Section 3.11(d)
Common Partnership Units	Preamble
Company	Preamble
Company Board	Preamble
Company Bylaws	Section 3.1(b)
Company Charter	Section 3.1(b)
Company Common Stock	Section 3.2(a)
Company Depositary Shares	Section 2.3
Company Disclosure Letter	Article III
Company Employee	Section 5.9(a)
Company Employee Benefit Plan	Section 3.11(a)
Company Employee Benefit Plans	Section 3.11(a)
Company Intellectual Property	Section 3.16(a)
Company IT Assets	Section 3.16(c)
Company Leased Real Property	Section 3.14(c)
Company Leases	Section 3.14(c)
Company Merger	Preamble
Company Merger Articles of Merger	Section 1.4(b)
Company Merger Effective Time	Section 1.4(b)
Company Option	Section 2.4(a)
Company Permits	Section 3.9(a)
Company Preferred Shares	Section 2.3
Company Preferred Stock	Section 3.2(a)
Company Recommendation	Section 5.4
Company Requisite Vote	Section 3.20
Company RSU Award	Section 2.4(b)
Company SEC Documents	Section 3.5(a)
Company Series X Depositary Share	Section 2.3
Company Series X Preferred Share	Section 2.3
Company Series Y Depositary Share	Section 2.3

Company Series Y Preferred Share	Section 2.3
Company Series Z Depositary Share	Section 2.3
Company Series Z Preferred Share	Section 2.3
Company Share	Section 2.1(b)
Company Share Merger Consideration	Section 2.1(b)
Company Shareholders’ Meeting	Section 5.4
Company Space Leases	Section 3.14(e)(i)
Company Termination Fee	Section 7.3(b)
Confidentiality Agreement	Section 5.2(b)
Continuing Units	Section 2.2(c)
CRULPA	Section 3.3(d)
CSOS	Section 3.3(b)
D&O Insurance	Section 5.8(b)
Deferred Stock Unit Awards	Section 2.4(b)
Equity Commitment Letter	Section 4.8
Equity Financing	Section 4.8
Equity Stock	Section 3.2(a)
ERISA	Section 3.11(a)
Exchange Fund	Section 2.5(a)
Excluded Shares	Section 2.2(c)
Excluded Units	Section 2.3(c)
Existing Indebtedness	Section 3.17(b)(iv)
Existing Loan Documents	Section 3.17(b)(iv)
FCPA	Section 3.9(c)
Financing	Section 5.15(a)
GAAP	Section 3.5(a)
Ground Lease	Section 3.14(b)
Ground Leased Real Property	Section 3.14(b)
Ground Leases	Section 3.14(b)
Guarantor	Preamble
Guaranty	Preamble
Hypothetical Short Taxable Year	Section 5.11(c)
Indemnified Liabilities	Section 5.8(a)
Indemnified Parties	Section 5.8(a)
Indemnified Party	Section 5.8(a)
Inquiry	Section 5.6(b)
Interim Period	Section 5.1
IRS	Section 3.11(c)
Liability Limitation	Section 8.8(c)
Maximum Amount	Section 5.8(b)
Merger Consideration	Section 2.3(a)
Merger Sub I	Preamble
Merger Sub II	Preamble
Mergers	Preamble
MF Leases	Section 3.14(e)(ii)
MF Property	Section 3.14(e)(ii)
MF Rent Roll	Section 3.14(e)(ii)
MGCL	Preamble
MLLCA	Preamble
MRULPA	Preamble
Multiemployer Plan	Section 3.11(b)
No-Shop Period Start Date	Section 5.6(a)

Notice of Change of Recommendation	Section 5.6(f)
Notice of Change Period	Section 5.6(f)
Operating Budget	Section 3.14(d)
Outside Date	Section 7.1
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Plan	Section 5.9(b)
Parent Termination Amount	Section 7.3(c)
Parent-Approved Transaction	Section 5.12
Participation Agreements	Section 3.14(f)
Participation Interest	Section 3.14(f)
Participation Party	Section 3.14(f)
Partnership	Preamble
Partnership Closing Cash Distribution	Section 5.11(c)
Partnership Conversion	Section 5.16
Partnership Conversion Documents	Section 5.16
Partnership Merger	Preamble
Partnership Merger Articles of Merger	Section 1.4(a)
Partnership Merger Effective Time	Section 1.4(a)
Partnership Requisite Vote	Section 3.20
Partnership Unit	Section 2.3(b)
Partnership Unit Merger Consideration	Section 2.3(a)
Paying Agent	Section 2.5(a)
Per Company Share Merger Consideration	Section 2.1(b)
Per Partnership Unit Merger Consideration	Section 2.2(b)
Permit	Section 3.9(a)
Plan of Conversion	Section 3.3(d)
Preferred Partnership Units	Preamble
Pro Rata Dividend Amount	Section 5.11(b)
Proxy Statement	Section 5.3(a)
Public Storage	Preamble
QRS	Section 3.13(c)
Qualified Proposal	Section 8.12(v)
Qualifying Income	Section 7.4(a)
REIT	Section 3.13(b)
REIT Opinion	Section 6.2(c)
Related Party Contract	Section 3.17(b)(viii)
Rent Rolls	Section 3.14(e)(i)
Representatives	Section 5.2(b)
Sarbanes-Oxley Act	Section 3.5(a)
SDAT	Section 1.4(a)
Section 7.3 Amount	Section 7.4(a)
Series X Preferred Partnership Units	Preamble
Series X Preferred Stock	Section 3.2(a)
Series Y Preferred Partnership Units	Preamble
Series Y Preferred Stock	Section 3.2(a)
Series Z Preferred Partnership Units	Preamble
Series Z Preferred Stock	Section 3.2(a)
Support Agreement	Preamble
Surviving Company	Section 1.1(b)
Surviving Partnership	Section 1.1(a)
Takeover Statutes	Section 3.19

Third Party	Section 3.14(g)
Transaction Litigation	Section 5.5(b)
Transfer Taxes	Section 5.13(b)
TRS	Section 3.13(c)
WARN	Section 3.11(e)

In addition to the other terms defined throughout this Agreement, which are listed above, the following terms shall have the following meanings when used in this Agreement:

(a) “affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

(b) “Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

(c) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity, or any other Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health Economic Assistance, Liability and Schools Act and any other U.S., non-U.S., state or local stimulus fund or relief programs or Laws enacted by a Governmental Entity in connection with or in response to COVID-19.

(d) “Code” means the Internal Revenue Code of 1986.

(e) “Company Acquisition Proposal” means any inquiry, offer or proposal from any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) regarding any of the following (other than the Mergers) involving any of the Company or the Partnership or any other Company Subsidiary: (i) any merger, consolidation, share exchange, recapitalization, dissolution, liquidation, business combination or other similar transaction involving the Company or the Partnership; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of 15% or more of the consolidated assets of the Company and the Partnership and the other Company Subsidiaries, taken as a whole (as determined on a book-value basis (including Indebtedness secured solely by such assets)), in a single transaction or series of related transactions; (iii) any issue, sale or other disposition (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the voting power of the Company or 15% or more of the equity interests or general partner interests in the Partnership; (iv) any tender offer or exchange offer for 15% or more of any class of equity security of the Company or 15% or more of the equity interests or general partner interests in the Partnership or the filing of a registration statement under the Securities Act in connection therewith; (v) any other transaction or series of related transactions pursuant to which any third party proposes to acquire control of assets of the Company or the Partnership and any other Company Subsidiary having a fair market value equal to or greater than 15% of the fair market value of all of the assets of the Company and the Partnership and the other Company Subsidiaries, taken as a whole, immediately prior to such transaction; or (vi) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(f) “Company Budget” means the Capital Expenditure and Development Budget and the Operating Budget.

(g) “Company Material Adverse Effect” means any change, event, state of facts or development that has had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, assets or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company or the Partnership to consummate the Mergers before the Outside Date; provided, however, that in the case of clause (i), no change, event, state of facts or development resulting from any of the following shall be deemed to be or taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) the entry into or the announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of any transactions contemplated hereby, including (i) the identity of Parent and its affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Company Merger Effective Time, (iii) the failure to obtain any third party consent in connection with the transactions contemplated hereby and (iv) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or any other Person, (b) any change, event or development in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including inflation, interest rates or exchange rates, or any changes therein, in the United States or other countries in which the Company or any of the Company Subsidiaries conduct operations or any change, event or development generally affecting the industries in which the Company and the Company Subsidiaries operate, (c) any change in the market price or trading volume of the equity securities of the Company or of the equity or credit ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency; provided, however, that the exception in this clause (c) shall not prevent the underlying facts giving rise or contributing to such change, if not otherwise excluded from the definition of Company Material Adverse Effect, from being taken into account in determining whether a Company Material Adverse Effect has occurred, (d) the suspension of trading in securities generally on the New York Stock Exchange, (e) any adoption, implementation, proposal or change after the date hereof in any applicable Law or GAAP or interpretation of any of the foregoing, (f) any action taken or not taken to which Parent has consented in writing, (g) any action expressly required to be taken by this Agreement or taken at the request of Parent (including pursuant to Section 5.12), (h) the failure of the Company or any Company Subsidiary to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement; provided, however, that the exception in this clause (h) shall not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of Company Material Adverse Effect, from being taken into account in determining whether a Company Material Adverse Effect has occurred; and provided, further, that this clause (h) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period, (i) the commencement, occurrence, continuation or escalation of any war (whether or not declared), civil disobedience, sabotage, armed hostilities, military or para-military actions or acts of terrorism (including cyberattacks), (j) any actions or claims made or brought by any of the current or former shareholders or equityholders of the Company or any Company Subsidiary (or on their behalf or on behalf of the Company or any Company Subsidiary, but in any event only in their capacities as current or former shareholders or equityholders) arising out of this Agreement or the Mergers or (k) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, any national, international or regional calamity or any outbreak of illness, epidemic, pandemic or other public health event (including COVID-19) or any COVID-19 Measures or other restrictions to the extent relating to, or arising out of, any outbreak of illness, epidemic, pandemic or other public health event (including COVID-19) or any material worsening of any of the foregoing; provided, that (i) with respect to clauses (b), (e), (i), and (k), such changes, events, state of facts or developments may be taken into account to the extent they disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating in the United States in the industries in which the Company and the Company Subsidiaries operate and (ii) clause (a)(iii) shall not apply to the use of Company Material Adverse Effect in Section 3.4 (or Section 6.2(a) as it relates to Section 3.4).

(h) “Company Real Property” means, collectively, the Owned Real Property and the Ground Leased Real Property.

(i) “Company Stock Incentive Plan” means, collectively, the Company’s 2003 Stock Option and Incentive Plan, the 2012 Equity and Performance-Based Incentive Compensation Plan and the Company’s 2022 Equity and Performance-Based Incentive Compensation Plan.

(j) “Company Subsidiary” means any Subsidiary of the Company, including the Partnership and its Subsidiaries.

(k) “Contract” means any binding agreement, contract, lease (whether for real or personal property), commitment, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness, to which a Person is a party or to which the properties or assets of such Person are subject (other than any Company Employee Benefit Plan).

(l) “Cost Sharing and Administrative Services Agreement” means the Cost Sharing and Administrative Services Agreement, dated as of November 16, 1995, by and among PSCC, Inc. and the owners listed therein, as amended.

(m) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

(n) “COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, guideline or recommendation by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act (Pub. L. 116-127).

(o) “Cut-Off Time” means 11:59 p.m. (New York City time) on June 4, 2022 (the “Original Cut-Off Time”); provided that, if the Original Cut-Off Time would be during (x) a Notice of Change Period with respect to the Company’s intention to terminate this Agreement pursuant to Section 7.1(c)(i) to enter into a definitive agreement with respect to a Qualified Proposal that the Company Board has determined (in accordance with Section 5.6(e)) constitutes a Superior Proposal or (y) an Excluded Party Notice Period, then the Cut-Off Time shall be extended, solely with respect to the Excluded Party making such Qualified Proposal, to 11:59 p.m. (New York City time) on (A) in the case of clause (x), the last day of the Excluded Party Notice Period immediately following such Notice of Change Period or (B) in the case of clause (y), the date that is the last day of such Excluded Party Notice Period.

(p) “delivered” or “made available” or words of similar import mean, with respect to documents or information required to be provided by the Company or the Partnership to Parent, Merger Sub I or Merger Sub II, any documents or information (i) posted by the Company or any of its Representatives in the Company’s electronic data room, (ii) filed or furnished by the Company with, and available through the SEC’s Electronic Data Gathering and Retrieval System or (iii) otherwise made reasonably available by the Company or its Representatives to Parent, in each case prior to the execution and delivery of this Agreement.

(q) “Deposit Agreements” means each of the Series X Deposit Agreement, the Series Y Deposit Agreement and the Series Z Deposit Agreement.

(r) “Environmental Laws” means all Laws which (a) regulate or relate to (i) the protection or clean-up of the environment, (ii) occupational safety and health in respect of any harmful or deleterious substances, or (iii) the treatment, storage, transportation, handling, exposure to, disposal or Release of any harmful or deleterious substances or (b) impose liability with respect to any of the foregoing.

(s) “Environmental Permits” means any permit, registration, identification number, license and other authorization under any applicable Environmental Law.

(t) “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is considered a single employer together with the Company or any Company Subsidiary under ERISA Section 4001(b) or part of the same “controlled group” with the Company or any Company Subsidiary for purposes of Code Section 414.

(u) “Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

(v) “Excluded Party” means any Person or group of Persons from whom the Company or any of its Representatives has received a written bona fide Company Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which written Company Acquisition Proposal the Company Board has determined in good faith prior to the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor) constitutes or could reasonably be expected to lead to a Superior Proposal (a “Qualified Proposal”); provided, that a Person or group of Persons shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person or group of Persons) upon the earliest to occur of the following (i) such Company Acquisition Proposal made by such Person or group of Persons prior to the No-Shop Period Start Date expires, is withdrawn or terminated (it being understood that any amendment, modification or replacement of such Company Acquisition Proposal shall not, in and of itself, be deemed a withdrawal, termination or expiration of such Company Acquisition Proposal), (ii) in the case of a group, if the Persons in such group as of the time such group submitted the Qualified Proposal that most recently rendered such group an Excluded Party cease to constitute in the aggregate at least 75% of the equity financing (measured by voting power or value) of such group, unless the remainder of such equity financing is to be provided by Persons who were themselves in a group of Persons that was an Excluded Party prior to the No-Shop Period Start Date and (iii) the Cut-Off Time.

(w) “Excluded Party Notice Period” means, with respect to an Excluded Party, the period of three (3) days ending at 11:59 p.m. (New York City time) on such third (3rd) day commencing upon the expiration of a Notice of Change Period with respect to the Company’s intention to terminate this Agreement pursuant to Section 7.1(c)(i) to enter into a definitive agreement with respect to a Qualified Proposal (as such proposal may be amended, modified or replaced) which was submitted by such Excluded Party.

(x) “Governmental Entity” means any court, tribunal or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

(y) “Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, hazardous material or hazardous waste, whether solid, liquid or gas, that is subject to regulation, control or remediation, or for which liability or standards of care are imposed under any Environmental Laws, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls, or toxic mold.

(z) “Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person and its Subsidiaries for borrowed money, including obligations evidenced by notes, bonds, debentures or other similar instruments, (b) all reimbursement obligations of such Person and its Subsidiaries under letters of credit to the extent such letters of credit have been drawn, (c) obligations of such Person and its Subsidiaries in respect of interest rate, currency or other swaps, hedges or similar derivative arrangements (valued at the termination value thereof as of the time of determination), (d) all capital lease obligations of such Person and its Subsidiaries, (e) all obligations of such Person and its Subsidiaries for guarantees of another Person in respect of any items set forth in clauses (a) through (d), and (f) all outstanding prepayment premium obligations of such Person and its Subsidiaries, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (c) if such items were prepaid as of the date of determination. For the avoidance of doubt, “Indebtedness” shall not include any liability for Taxes and shall not include any Indebtedness from the Company to a wholly-owned Company Subsidiary (or vice versa) or between wholly-owned Company Subsidiaries.

(aa) “Intellectual Property” means intellectual property rights, including in the following: (a) United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, extensions, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto, (b) United States, state and non-U.S. trademarks, service marks, trade names, corporate names, designs, logos, slogans, social media identifiers, domain names and general intangibles of like nature, including all goodwill associated therewith, and any registrations and applications to register the foregoing, (c) United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901) and pending applications to register the same and (d) trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer or tenant lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

(bb) “Intervening Event” means a material event, development or change in circumstances with respect to the Company and the Company Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which (a) was unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and (b) first becomes known to or by the Company Board prior to the receipt of the Company Requisite Vote; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Inquiry or Company Acquisition Proposal or any matter relating thereto or consequence thereof and (ii) changes in the market price or trading volume of the Company Shares or the Company Depositary Shares or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii)).

(cc) “Joint Venture Agreements” means the organizational and other governing documents of the Company Subsidiaries set forth in Section 8.12(cc) of the Company Disclosure Letter.

(dd) “know” or “knowledge” means, with respect to the Company, the actual knowledge of such persons listed in Section 8.12(dd) of the Company Disclosure Letter, and with respect to Parent, the actual knowledge of the persons listed in Schedule A hereto.

(ee) “Law” means any federal, state, local or foreign law (including common law), statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree of any Governmental Entity.

(ff) “Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, restriction on transfer, purchase option, right of first refusal, easement, security interest, charge, encumbrance, deed of trust, right-of-way or other encumbrance of any nature, whether voluntarily incurred or arising by operation of Law.

(gg) “Material Company Lease” means any lease, sublease or occupancy agreement of real property (other than Ground Leases) under which the Company or any Company Subsidiary is the tenant or subtenant or serves in a similar capacity and that (x) provides for annual rentals of $1,000,000 or more or (y) relates to real property comprising more than 25,000 square feet of space; provided that any such lease, sublease or occupancy agreement between the Company and any Company Subsidiary or between Company Subsidiaries shall not constitute a Material Company Lease.

(hh) “Material Space Lease” means any one or more leases, subleases, licenses or occupancy agreements of a particular real property under which the Company or any Company Subsidiary is the landlord or sub-landlord or serves in a similar capacity, (x) providing for annual rentals of $500,000 or more or (y) relating to an individual real property comprising more than 25,000 square feet of space; provided that any such lease, sublease or occupancy agreement between the Company and any Company Subsidiary or between Company Subsidiaries shall not constitute a Material Space Lease.

(ii) “Parent Parties” means, collectively, Parent, Merger Sub I, Merger Sub II, the Guarantor or any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates, successors or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, successor or assignee of any of the foregoing.

(jj) “Partnership Agreement” means (a) prior to the Partnership Conversion, the Agreement of Limited Partnership of the Partnership dated as of March 17, 1998, as amended on January 1, 2017, September 21, 2017, December 7, 2017 and November 4, 2019, and (b) following the Partnership Conversion, the Agreement of Limited Partnership of the Partnership as adopted pursuant to Section 5.16.

(kk) “Partnership Conversion Documents” means, collectively, the Plan of Conversion, the documentation attached as exhibits thereto and other relevant documentation pursuant to which the Partnership Conversion shall be effected.

(ll) “Permitted Liens” means (a) any Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP (to the extent required by GAAP), (b) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Liens (i) arising in the ordinary course for amounts not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP (to the extent required by GAAP) or (ii) arising in connection with construction in progress for amounts not yet due and payable, (c) Liens for which title insurance coverage has been obtained pursuant to a title insurance policy issued to the Company or any Company Subsidiary prior to the date hereof, (d) easements, overlaps, encroachments and any matters that would be disclosed by an accurate survey or a personal inspection of the property (other than matters that, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property), (e) Liens securing Indebtedness for borrowed money existing as of the date hereof or that the Company or a Company Subsidiary is permitted to enter into pursuant to the terms of Section 5.1, (f) (i) rights of tenants under Company Space Leases, as tenants only, and (ii) rights of other parties in possession, in the case of clause (ii), without any right of first refusal, right of first offer or other option to purchase any Company Real Property (or any portion thereof), (g) title to any portion of any owned or leased real property lying within the boundary of any public or private road, easement or right of way, (h) Liens created, imposed or promulgated by Law or by any Governmental Entities, including zoning regulations, use restrictions and building codes, (i) such other non-monetary Liens or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances disclosed in policies or commitments of title insurance that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use, operation or value of the property or asset affected by the applicable Lien, (j) Liens, rights or obligations created by or resulting from the acts or omission of Parent, Merger Sub I or Merger Sub II or any of their affiliates and their respective investors, lenders, employees, officers, directors, members, shareholders, agents, representatives, contractors, invitees or licensees or any Person claiming by, through or under any of the foregoing, and (k) any other Liens that individually or in the aggregate, would not reasonably be expected to materially adversely impair the current use, operation or value of the subject real property or asset.

(mm) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

(nn) “Prior Sale Agreement” means any purchase or sale Contract relating to any fee interest real property or leasehold interest in any Ground Lease conveyed, transferred, assigned or otherwise disposed of by the Company or any Company Subsidiaries since January 1, 2020.

(oo) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

(pp) “Reportable Transaction” shall have the meaning ascribed to the term “reportable transaction” in Section 1.6011-4(b) of the Treasury Regulations.

(qq) “Representative” means, with respect to any Person, such Person’s directors, partners, managers, officers, employees, consultants, advisors (including counsel, accountants, investment bankers, experts, consultants and financial advisors), agents and other representatives and, in the case of Parent, its financing sources.

(rr) “Retirement Plan” means the Retirement Plan for Non-Employee Directors.

(ss) “SEC” means the U.S. Securities and Exchange Commission.

(tt) “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

(uu) “Series X Deposit Agreement” means the Deposit Agreement between the Company, American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts described herein relating to the Series X Preferred Stock, dated as of September 12, 2017.

(xx) “Series Y Deposit Agreement” means the Deposit Agreement between the Company, American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts described herein relating to the Series Y Preferred Stock, dated as of November 30, 2017.

(yy) “Series Z Deposit Agreement” means the Deposit Agreement between the Company, American Stock Transfer & Trust Company, LLC, as depositary and the holders from time to time of the depositary receipts described herein relating to the Series Z Preferred Stock, dated as of October 24, 2019.

(vv) “Service Provider” means any employee, director or individual independent contractor of the Company or any Company Subsidiaries.

(ww) “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “present fair saleable value” of such Person’s total assets exceeds the value of such Person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (c) such Person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

(xx) “Specified Space Lease” means any one or more leases, subleases, licenses or occupancy agreements of any real property set forth on Section 8.12(xx) of the Company Disclosure Letter under which the Company or any Company Subsidiary is the landlord or sub-landlord or serves in a similar capacity.

(yy) “Specified Terms” means the terms set forth on Section 8.12(yy) of the Company Disclosure Letter.

(zz) “Subsidiary” means, with respect to a Person, another Person at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person and/or by one or more of its Subsidiaries or of which such first Person and/or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function.

(aaa) “Superior Proposal” means a bona fide written Company Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Company Acquisition Proposal” to “15%” shall be replaced by “50%”) made by a third party on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, (A) would result, if consummated, in a transaction that is more favorable to the Company’s shareholders (solely in their capacity as such) from a financial point of view than the Company Merger and (B) is reasonably likely to be consummated, after taking into account (x) the financial, legal, regulatory and any other aspects of such proposal, (y) the likelihood and timing of consummation (as compared to the Company Merger) and (z) any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent (including pursuant to Section 5.6 of this Agreement).

(bbb) “Tax” and “Taxes” means any and all federal, state, local or non-U.S. net income, gross income, gross receipts, windfall profit, severance, property, transfer, production, sales, use, ad valorem, license, excise, value added, stamp, franchise, occupation, premium, environmental, employment, payroll, withholding, social security (or similar, including FICA), estimated, alternative or add-on minimum tax, or any other tax, custom, duty, impost, levy, governmental fee or other like assessment or charge in the nature of tax, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

(ccc) “Tax Protection Agreement” means any written Contract to which the Company or any Company Subsidiary is a party pursuant to which: (a) any liability to holders of equity of a Company Subsidiary (including holders of Partnership Units) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of equity of a Company Subsidiary (including holders of Partnership Units), the Company or any of the Company Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt or allow such holder to guarantee any debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, (v) only dispose of assets in a particular manner, (vi) use (or refrain from using) a specified method of taking into account book Tax disparities under Section 704(c) of the Code with respect to one or more properties and/or (vii) use (or refrain from using) a particular method of allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code; (c) limited partners of the Partnership have guaranteed, indemnified or assumed debt of the Partnership; and/or (d) any other agreement that would require the general partner of a Partnership to consider separately the interests of any limited partner.

(ddd) “Tax Return” means any return, report, document, declaration or any other information return or similar statement filed or required to be filed with respect to any Tax, including any information return, claim for refund, election or declaration of estimated Tax and including any schedule or attachment thereto, and any amendments thereof.

(eee) “Transfer Right” means, with respect to the Company or any Company Subsidiary, a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which the Company or any Company Subsidiary could be required to purchase or sell the applicable equity interests of any Person or any real property.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PS BUSINESS PARKS, INC.

By:	/s/ Stephen W. Wilson
	Name:	Stephen W. Wilson
	Title:	President and Chief Executive Officer

PS BUSINESS PARKS, L.P.

By: PS Business Parks, Inc., its general partner

By:	/s/ Stephen W. Wilson
	Name:	Stephen W. Wilson
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Sequoia Parent LP

By: Sequoia Parent GP LLC, its general partner

By:	/s/ David Levine
	Name:	David Levine
	Title:	Senior Managing Director and Vice President

Sequoia Merger Sub I LLC

By: Sequoia Parent LP, its sole member
By: Sequoia Parent GP LLC, its general partner

By:	/s/ David Levine
	Name:	David Levine
	Title:	Senior Managing Director and Vice President

Sequoia Merger Sub II LLC

By: Sequoia Parent LP, its sole member
By: Sequoia Parent GP LLC, its general partner

By:	/s/ David Levine
	Name:	David Levine
	Title:	Senior Managing Director and Vice President

[Signature Page to Agreement and Plan of Merger]

Exhibit 3.1

PS BUSINESS PARKS, INC.

AMENDMENT

TO

BYLAWS

Effective April 24, 2022, the Bylaws of PS Business Parks, Inc., a Maryland corporation, as amended, are hereby amended by replacing in its entirety the existing Article XVI with the following new Article XVI:

“ARTICLE XVI

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Section 1. CERTAIN CLAIMS. Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or its stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or these Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine, and any record or beneficial stockholder of the Corporation who commences such an action shall cooperate in a request that the action be assigned to the Court’s Business and Technology Case Management Program. This Section 1 of Article XVI does not apply to claims arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 2. SECURITIES ACT CLAIMS. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.”

Exhibit 99.1

Execution Version

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of April 24, 2022, is entered into by and between Sequoia Parent LP, a Delaware limited partnership (“Parent”), PS Business Parks, Inc., a Maryland corporation (the “Company”) (solely with respect Section 9 and Sections 14 through 22) and the undersigned stockholder (the “Stockholder”).

RECITALS

WHEREAS, concurrently herewith, the Company, PS Business Parks, L.P., a California limited partnership (the “Partnership”, provided that references herein to the Partnership shall include the Partnership following the Partnership Conversion (as defined in the Merger Agreement (as defined below))), Parent, Sequoia Merger Sub I LLC, a Maryland limited liability company (“Merger Sub I”) and Sequoia Merger Sub II LLC, a Maryland limited liability company (“Merger Sub II”), are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement and the term “affiliate” shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) (i) Merger Sub I will merge with and into the Company, with the Company surviving such merger and (ii) Merger Sub II will merge with and into the Partnership, with the Partnership surviving such merger (collectively, the “Mergers”);

WHEREAS, as of the date hereof, the Stockholder is the record and a “beneficial owner” (as used within this Agreement, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the number of (i) Company Shares as set forth opposite the Stockholder’s name on Schedule A hereto (the “Owned Shares” and, together with any additional Company Shares (or any securities convertible into or exercisable or exchangeable for any of the foregoing) in which the Stockholder has or acquires record or beneficial ownership on or after the date hereof and up to the date on which each of the Company Requisite Vote is obtained, including by purchase, as a result of a stock dividend or distribution, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”) and (ii) Common Partnership Units as set forth opposite the Stockholder’s name on Schedule A hereto (the “Owned Units” and, together with any additional Common Partnership Units (or any securities convertible into or exercisable or exchangeable for any of the foregoing) in which the Stockholder has or acquires record or beneficial ownership on or after the date hereof and up to the later of the date on which the Partnership Requisite Vote is obtained and the completion of the Partnership Conversion, including by purchase, as a result of a unit distribution, unit split, recapitalization, combination, reclassification, exchange or change of such units, or upon exercise or conversion of any securities, the “Covered Units”; the Covered Shares and the Covered Units, collectively, the “Covered Securities”); and

WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement, the parties hereto are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Prior to the Termination Date (as defined herein), the Stockholder, solely in its capacity as a stockholder of the Company or limited partner of the Partnership, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company or partners of the Partnership (whether annual or special and whether or not an adjourned or postponed meeting), including the Company Shareholders’ Meeting, and in connection with any written consent of the stockholders of the Company or partners of the Partnership or in any other circumstances where a vote of stockholders of the Company or partners of the Partnership is sought, the Stockholder shall:

(a) when such meeting is held, appear at such meeting or otherwise cause the Covered Shares (in the case of any meeting or written consent of the stockholders of the Company) or the Covered Units (in the case of any meeting or written consent of the partners of the Partnership) to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares (in the case of any meeting or written consent of the stockholders of the Company) or the Covered Units (in the case of any meeting or written consent of the partners of the Partnership) owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of the adoption of the Merger Agreement and the approval of the Company Merger or the Partnership Merger and the Partnership Conversion, as applicable, and any other matters necessary or presented or proposed for consummation of the Mergers and the other transactions contemplated by the Merger Agreement; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares (in the case of any meeting or written consent of the stockholders of the Company) or the Covered Units (in the case of any meeting or written consent of the partners of the Partnership) against any Company Acquisition Proposal and any other action that could reasonably be expected to impede, interfere with, materially delay, materially postpone or adversely affect the Mergers or other transactions contemplated by the Merger Agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or the Partnership under the Merger Agreement or of the Stockholder under this Agreement.

The obligations of the Stockholder specified in this Section 1 shall apply whether or not (A) the Company Merger or any action described above is recommended by the Company Board, (B) the Partnership Merger or Partnership Conversion or any action described above is approved or recommended by the general partner of the Partnership or (C) the Company Board, the general partner of the Partnership or any of their committees have effected an Adverse Recommendation Change. Nothing in this Agreement shall limit or restrict the Stockholder, or any affiliate or designee of the Stockholder, who serves as a member of the Company Board or as an officer, employee or agent of the Company in acting in his or her capacity as a director, officer, employee or agent of the Company and exercising his or her fiduciary duties and responsibilities in such capacity; it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company or partner of the Partnership and shall not apply to the Stockholder’s, affiliate’s or designee’s actions, judgments or decisions as a director, officer, employee or agent of the Company. For the avoidance of doubt, this Section 1 shall terminate and not apply to the Stockholder in the event any amendment or modification to the Merger Agreement reduces the amount or changes the form of consideration payable in any of the Mergers or otherwise amends or modifies the Merger Agreement in a manner adverse (directly or indirectly) to the Stockholder (any such amendment or modification, an “Adverse Amendment”), unless the Stockholder has consented in writing to such Adverse Amendment. Nothing in this Agreement shall require the Stockholder to redeem any Common Partnership Units or restrict the Stockholder from redeeming any Common Partnership Units (it being understood that any Company Shares received as a result of such redemption shall be Covered Securities subject to the terms and conditions of this Agreement).

2. No Inconsistent Agreements. The Stockholder covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or arrangement or voting trust with respect to any of the Covered Securities that is inconsistent with the Stockholder’s obligations pursuant to this

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Agreement, (ii) grant or permit the grant of a proxy, power of attorney or other authorization or consent with respect to any of the Covered Securities that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iii) enter into any Contract or other undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent the Stockholder from satisfying, its obligations pursuant to this Agreement, (iv) take or cause to be taken any other action that would in any way interfere with, or prohibit or prevent the Stockholder from satisfying, its obligations pursuant to this Agreement or (v) knowingly approve or consent to any of the foregoing; provided, that, for the avoidance of doubt, the Stockholder shall be permitted to take any action that the Company is permitted to take pursuant to Section 5.6 of the Merger Agreement.

3. Termination. This Agreement (except to the extent provided below in this Section 3) shall automatically terminate upon the earliest of (i) the Partnership Merger Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) if there occurs any Adverse Amendment without the prior written consent of the Stockholder (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in this Section 3 and Section 8 through Section 22 shall survive the termination of this Agreement unless the Merger Agreement is terminated prior to the Partnership Merger Effective Time in accordance with its terms; provided, further, nothing herein shall relieve (x) Parent or, with respect to actions to be taken or performed by the Company after the Closing, the Company of any liability for any breach of Section 9 or any willful breach of any other provision of this Agreement or (y) the Stockholder or, with respect to the actions to be taken or performed by the Company prior to the Closing set forth in the third sentence of Section 9(a), the Company for any willful breach of any provision of this Agreement; provided, however, notwithstanding anything in this Agreement to the contrary, in no event shall (1) any party have any liability for any damages resulting from a breach of this Agreement other than in connection with a breach of the type described in clauses (x) and (y) of the immediately preceding proviso and (2) the Stockholder have any liability for any monetary damages for a breach of Section 5(a) (without limiting any liability the Company may have under the Merger Agreement).

4. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) The Stockholder is the beneficial owner and the only record owner of, and has good, valid and marketable title to, the Covered Securities, free and clear of Liens other than as created by this Agreement, the Partnership Agreement or any other agreement entered into between the Stockholder and Parent or transfer restrictions arising out of securities Laws. As of the date hereof, other than the Owned Shares and Owned Units, the Stockholder and its Subsidiaries (for the avoidance of doubt, other than the Company and its Subsidiaries) do not own beneficially or of record, and does not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any Company Shares or Common Partnership Units (or any securities convertible into or exchangeable or exercisable for any of the foregoing) or any interest therein, other than Company Shares upon redemption of the Owned Units.

(b) The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Securities, (ii) has not entered into any voting agreement or arrangement or voting trust with respect to any Covered Securities that is inconsistent with its obligations pursuant to this Agreement, (iii) has not granted a proxy, power of attorney or other authorization or consent with respect to any Covered Securities that is inconsistent with its obligations pursuant to this Agreement and (iv) has not entered into any Contract or other undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent the Stockholder from satisfying, its obligations pursuant to this Agreement.

(c) The Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute,

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deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(d) Other than the filings and reports pursuant to and in compliance with the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Entity in connection with the execution, delivery and performance by the Stockholder of this Agreement.

(e) The execution, delivery and performance of this Agreement by the Stockholder does not and will not constitute or result in (i) a breach or violation of, or a default under, the governing documents of the Stockholder or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification, cancellation or acceleration (or the right of modification, cancellation or acceleration) of any obligations under or the creation of a Lien on any of the properties, rights or assets (including the Covered Securities) of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming compliance with the matters referred to in Section 4(d), under any applicable Law to which the Stockholder is subject, except, in the case of clause (ii), for any such breach, violation, termination, default, loss, creation, modification, cancellation or acceleration that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Mergers or the other transactions contemplated by the Merger Agreement.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Owned Shares or Owned Units or the validity of this Agreement, or that could reasonably be expected to prevent or materially delay the Stockholder’s ability to perform its obligations hereunder.

(g) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

5. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder covenants and agrees as follows:

(a) No Solicitation. The Stockholder shall not, nor shall it, direct, authorize or instruct any of its Representatives to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, take any action that would violate Section 5.6 of the Merger Agreement (or cause the Company to violate Section 5.6 of the Merger Agreement) if the Stockholder were deemed a Representative of the Company for purposes of such Section 5.6 of the Merger Agreement; provided, that to the extent that the Company is permitted to take any action and/or not prohibited from taking any action pursuant to Section 5.6 of the Merger Agreement, the Stockholder and its Representatives also shall be so permitted and/or not prohibited; provided, further, that the foregoing shall not serve to limit or restrict any actions taken by the Stockholder in any capacity other than as stockholder of the Company. Notwithstanding anything to the contrary herein, this Agreement shall not restrict the ability of the Stockholder to review any Company Acquisition Proposal and to discuss and confirm to the Company and to any party who has submitted a Company Acquisition Proposal, including any Company Acquisition Proposal that the Company Board shall have determined constitutes a Superior Proposal, the willingness of the Stockholder to support and sign a voting agreement in the event of any termination of the Merger Agreement in accordance with its terms in connection with such Superior Proposal.

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(b) Transfer of the Covered Securities. Until the Termination Date, the Stockholder hereby agrees not to, directly or indirectly, sell, transfer, pledge, encumber, assign, hedge, swap, convert, gift-over or otherwise dispose of (including by sale, merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract, option or other agreement, arrangement or understanding with respect to the Transfer of any of the Covered Securities; provided that the Stockholder may redeem its Common Partnership Units pursuant to the terms of the Partnership Agreement (it being understood that any Company Shares received as a result of such redemption shall be Covered Securities subject to the terms and conditions of this Agreement). Any Transfer in violation of this Section 5 with respect to the Covered Securities shall be null and void.

(c) Waiver of Appraisal and Dissenters’ Rights and Actions. The Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal, rights to dissent from or rights of an objecting stockholder with respect to the Mergers that the Stockholder may have (it being expressly acknowledged that no dissenters’ or appraisal rights shall be available with respect to the Mergers) and (ii) agrees not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of any class in, any class action with respect to any action or claim, derivative or otherwise, against Parent, the Company, the Partnership or any other Company Subsidiaries or affiliates and each of their successors and assigns and their respective directors and officers relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Mergers, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement (including any claim seeking to enjoin or delay the closing of the Mergers) or (B) alleging a breach of any fiduciary duty of the Company Board or the general partner of the Partnership in connection with the Merger Agreement or the transactions contemplated thereby.

6. Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at Parent’s reasonable request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary and reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

7. Changes in Capital Stock. In the event of a stock or unit split, stock dividend or unit distribution, or any change in the Company’s capital stock or partnership interests in the Partnership by reason of any split-up, reverse stock or unit split, recapitalization, combination, reclassification, exchange of shares, units or the like between the date of this Agreement and the Partnership Merger Effective Time, the terms “Owned Shares”, “Owned Units” and “Covered Securities” shall be deemed to refer to and include such shares or partnership interests as well as all such stock dividends and unit distributions and any securities into which or for which any or all of such shares or partnership interests may be changed or exchanged or which are received in such transaction.

8. Commercial Agreements.

(a) Only if the Closing occurs, the Stockholder agrees that, until the date that is six (6) months following the Closing Date, it shall not, and shall cause its controlled affiliates not to, deliver a notice of termination of the License Agreement, dated as of January 2, 1997, between Public Storage and the Company (f/k/a American Office Park Properties, Inc.), unless there occurs a material breach of such agreement by the Company.

(b) The Stockholder shall take all actions within its control that are necessary to enable the Company to comply with Section 5.17(a) of the Merger Agreement, subject to the terms and conditions of Section 5.17(a) of the Merger Agreement, including that the terminations specified therein will include customary releases of the parties.

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(c) Only if the Closing occurs, for a period of (x) with respect to the matters set forth in clauses (A) and (B) of the definition of “Proper Purpose”, one (1) year following the Closing and (y) with respect to the matters set forth in clause (C) of the definition of “Proper Purpose”, six (6) years following the Closing, the Stockholder agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to Parent, during normal business hours, as soon as reasonably practicable after receipt of reasonable advance written request therefor, any information (or a copy thereof) to the extent relating to the Company or its Subsidiaries in the possession or under the control of the Stockholder or its controlled affiliates which Parent reasonably requests to the extent that such information is reasonably required for a Proper Purpose; provided, however, the Stockholder shall not be required to (or to cause any controlled affiliate to) afford such access or furnish such information to the extent that the Stockholder believes in good faith that doing so would be reasonably likely to: (i) result in a risk of loss or waiver of attorney-client privilege, attorney work product or other legal privilege; (ii) violate any obligations of the Stockholder with respect to confidentiality to any third party or otherwise breach, contravene or violate any Contract to which the Stockholder is party or (iii) breach, contravene or violate any applicable Law (provided that the Stockholder shall use reasonable best efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iii)). “Proper Purpose” means (A) to comply in all material respects with applicable Law, (B) to enable the Company to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Closing Date occurs or the immediately prior fiscal year thereto, or (C) in connection with the Company’s preparation of any Tax Returns or conduct of any Tax proceedings, in each case, only with respect to such information to the extent related to the Company or its Subsidiaries and, in the case of subclause (C), is in respect of taxable periods prior to the date of Closing. Notwithstanding the foregoing, in no event shall the Stockholder be required to create any information or to change the format in which existing information appears. The Stockholder shall use commercially reasonable efforts to preserve and keep, or cause to be preserved and kept, all books and records (including electronically stored data and information) in respect of the Company and its Subsidiaries in the possession or under the control of the Stockholder or its controlled affiliates for the periods during which it is required to provide or make available such books and records to Parent pursuant to the first sentence of this Section 8(c).

(d) Parent agrees to reimburse the Stockholder for the reasonable costs and expenses of gathering, copying, transporting and/or otherwise complying with Section 8(c) and Section 8(e).

(e) On or promptly after the Closing Date, the Stockholder shall use commercially reasonable efforts to transfer to the Company copies of all books and records exclusively relating to the Company or its Subsidiaries in the possession or under the control of the Stockholder or its controlled affiliates (including, so long as exclusively related to the Company or its Subsidiaries, Tax Returns of the Company or its Subsidiaries, any materials exclusively related to the preparation or support thereof and other books and records exclusively related to Taxes paid or payable by the Company or any of its Subsidiaries). Notwithstanding the foregoing, in no event shall the Stockholder be required to create any information or to change the format in which existing information appears.

9. REIT Matters.

(a) To the extent the Company qualifies as a REIT at the Closing (without regard to the effect of Closing or post-Closing events that affect the Company’s pre-Closing REIT qualification), Parent and the Company shall, and shall cause their respective Subsidiaries to, take all actions, and refrain from taking all actions, as are reasonably necessary to ensure that, after the Company Merger Effective Time, the Company will continue to qualify for taxation as a REIT for U.S. federal income tax purposes for its taxable year that includes the Closing Date (the “Relevant REIT Year”). The Company shall timely and properly make the necessary distributions under Section 858(a) of the Code with respect to the Company’s taxable year ended December 31, 2021. In accordance with the Company’s obligation under Section 5.13(a) of the Merger Agreement, the Stockholder shall timely request that the Company jointly execute an IRS Form 8875 on a protective basis with the Stockholder to be effective no later than March 31, 2022 (to treat the Company as a TRS of the Stockholder

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to the extent that the Company fails to qualify as a REIT for the Company’s 2022 taxable year), and the Company shall, and Parent shall cause the Company to, take all actions within its control to cause such election to be validly and timely filed. In the event that there is a final determination that the Company failed to qualify as a REIT for the Relevant REIT Year and it is asserted by a Governmental Entity that the TRS election made is not effective, the Stockholder shall notify the Company, and shall consult with Parent and its advisors as to the defense of such position.

(b) Upon the Stockholder’s request, Parent and the Company shall provide the Stockholder, at the Stockholder’s expense, with information reasonably necessary for the Stockholder to evaluate and report its REIT compliance with respect to the Company’s REIT qualification for the Relevant REIT Year, including as reasonably necessary for the Stockholder to obtain a Stockholder REIT qualification opinion from Hogan Lovells US LLP or to provide to its auditors.

(c) The Company shall, and Parent shall cause the Company to, provide to Hogan Lovells US LLP within thirty (30) days of the close of the Relevant REIT Year an updated tax representation letter in the form of Exhibit A attached hereto, with such changes as are mutually agreeable to the Company and the Stockholder, executed on behalf of the Company by an authorized Person with personal knowledge as to the factual representations set forth in such letter as to the organization and operation of the Company, covering only the Relevant REIT Year.

(d) All items of income, gain, loss, deduction and credit of the Partnership allocable to the Stockholder for the portion of the Relevant REIT Year that ends at the Closing shall be allocated based on the “interim closing method” under Code Section 706 and the Treasury Regulations thereunder.

(e) If an audit is commenced, an adjustment is proposed or any other claim is made by any Governmental Entity with respect to any issue that is reasonably expected to affect the Company’s REIT qualification for the Relevant REIT Year or any prior taxable years (a “Tax Contest”), then Parent and the Company shall promptly notify the Stockholder and afford the Stockholder, at the Stockholder’s election, which election shall be made within fifteen (15) days of receiving notice of such Tax Contest, and at the Stockholder’s sole expense, the opportunity to participate in the conduct of the Tax Contest and shall consider in good faith any comments presented by the Stockholder with respect to such Tax Contest and, if the Stockholder does not elect to participate in such Tax Contest, Parent and the Company shall keep the Stockholder reasonably informed of such Tax Contest.

(f) To the extent the provisions of the Bipartisan Budget Act of 2015 apply to a tax audit of the Partnership for the Relevant REIT Year, the Company shall not cause the Stockholder to file an amended tax return, unless required under applicable Law.

(g) Notwithstanding anything in this Agreement to the contrary, the obligations of the Company and Parent pursuant to this Section 9 shall be subject to the occurrence of and effective as of (and following) the Partnership Merger Effective Time.

10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

11. Waiver. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure or delay of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

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12. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be delivered by hand, by prepaid overnight carrier or by electronic mail to the parties hereto at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

if to the Stockholder:

Public Storage 701 Western Avenue Glendale, California 91201
Attention: Nathan Vitan, Chief Legal Officer
Email: nvitan@publicstorage.com

with a copy (which shall not constitute notice) to:

PS Business Parks, Inc. 701 Western Avenue Glendale, California 91201
Attention: Stephen W. Wilson, Chief Executive Officer
Email: swilson@psbusinessparks.com

and to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Adam O. Emmerich Viktor Sapezhnikov
Email:	aoemmerich@wlrk.com vsapezhnikov@wlrk.com

if to Parent, or to the Company after the Closing, to it at:

Sequoia Parent LP c/o Blackstone Inc. 345 Park Avenue New York, New York 10154
Attn:	David Levine Ryan Karnes
Email:	realestatenotices@blackstone.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017
Attention:	Brian M. Stadler Matthew B. Rogers
Email:	bstadler@stblaw.com mrogers@stblaw.com

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if to the Company prior to the Closing:

PS Business Parks, Inc. 701 Western Avenue Glendale, California 91201
Attention: Stephen W. Wilson, Chief Executive Officer
Email: swilson@psbusinessparks.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Adam O. Emmerich Viktor Sapezhnikov
Email:	aoemmerich@wlrk.com vsapezhnikov@wlrk.com

Each such notice and communication shall be deemed to have been duly given or made (a) if delivered by hand, when such delivery is made at the address specified in this Section 12, (b) if delivered by overnight courier service, the next Business Day after it is sent to the addresses specified in this Section 12, or (c) if delivered by electronic mail, on the date of sending (or if sent after 5:00 p.m. (New York City time) on the next day) if no automated notice of delivery failure is received by the sender.

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Securities. All rights, ownership and economic benefits of and relating to the Covered Securities of the Stockholder shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Securities, except as otherwise provided herein. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

14. Entire Agreement. This Agreement (and to the extent applicable, the Merger Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. Each of the parties hereto hereby acknowledges and agrees, on behalf of itself, its affiliates and each of their respective Representatives, that, in connection with such party’s entry into this Agreement, neither such party nor any of its affiliates or any of their respective Representatives has relied on any representations or warranties except, in the case of Parent, for the representations and warranties of the Stockholder expressly set forth in Section 4 of this Agreement.

15. No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any suit, claim, action, investigation or proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

16. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Maryland (other than with

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respect to issues relating to the Partnership Conversion that are required to be governed by the CRULPA), in each case without regard to its rules of conflict of laws that would result in the application of any laws other than those specified above. Each of the parties hereto hereby (i) irrevocably submits to and agrees to be subject to the personal jurisdiction of the Circuit Court of Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland (the “Chosen Courts”), for the purpose of any claim, action, suit or proceeding (whether based in contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement hereof, (ii) irrevocably agrees that all such claims, actions, suits or proceedings may and shall be brought before, and determined by, only a Chosen Court with subject matter jurisdiction over such claim(s), action(s), suit(s) or proceeding(s), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not (except for a suit on the judgment as expressly permitted by the final sentence of this Section 16(a)) bring any claim, action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Chosen Court. In any judicial proceeding, each of the parties further consents to the assignment of any proceeding in the Courts of the State of Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any other claim, suit, action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 12 hereof and nothing in this Section 16 hereof shall affect the right of any party hereto to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final judgment in any claim, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(b).

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or delegable (as the case may be), in whole or in part, by operation of Law or otherwise, without the prior written consent of Parent (in the case of an assignment or delegation by the Stockholder) and the Stockholder (in the case of an assignment or delegation by Parent), and any attempted or purported assignment or delegation in violation of this Section 17 shall be null and void. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns in accordance with and subject to the terms of this Agreement.

18. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including the Stockholder’s obligations to vote its Covered Securities as provided in this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto

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acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) any party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

19. Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

20. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

21. Interpretation and Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or is favoring any party by virtue of the authorship of any provision of this Agreement. The words “hereto,” “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All references in this Agreement to Sections shall refer to sections of this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” The word “day” means calendar day, and any reference to a number of days shall refer to calendar days (unless Business Days are specified). When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to “$” means U.S. dollars. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. The word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation, in each case, unless the context otherwise requires. Except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. Except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), Contract, document or instrument mean such agreement, Contract, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto, in each case as of the date hereof and only to the extent made available as of the date hereof.

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22. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by the Merger Agreement, including the Mergers, are consummated.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

SEQUOIA PARENT LP

By:	Sequoia Parent GP LLC, its general partner

By:	/s/ David Levine
Name: David Levine
Title: Senior Managing Director and Vice President

[Signature Page to Support Agreement]

PS BUSINESS PARKS, INC.
(solely with respect to Section 9 and Sections 14 through 22)

By:	/s/ Stephen W. Wilson
Name: Stephen W. Wilson
Title: President and Chief Executive Officer

[Signature Page to Support Agreement]

STOCKHOLDER

PUBLIC STORAGE

By:	/s/ Joseph D. Russell, Jr.
Name: Joseph D. Russell, Jr.
Title: President and Chief Executive Officer

[Signature Page to Support Agreement]

Schedule A

Stockholder	Company Shares	Common Partnership Units
Public Storage	7,158,354	7,305,355

Exhibit 99.2

News Release
PS Business Parks, Inc. 701 Western Avenue
Glendale, CA 91201-2349 psbusinessparks.com

Affiliates of Blackstone Real Estate to Acquire PS Business Parks, Inc. for $7.6 Billion

GLENDALE, Calif. and NEW YORK, April 25, 2022 – PS Business Parks, Inc. (NYSE:PSB) (“PSB” or the “Company”) and Blackstone (NYSE:BX) today announced that they have entered into a definitive agreement under which affiliates of Blackstone Real Estate (“Blackstone”) will acquire all outstanding shares of common stock of PSB for $187.50 per share in an all-cash transaction valued at approximately $7.6 billion, including transaction expenses. The purchase price represents a premium of approximately 15% to the volume weighted average share price over the last 60 days.

Under the terms of the agreement, which has been unanimously approved by PSB’s Board of Directors, Blackstone will acquire PSB’s 27 million square foot portfolio of industrial, business park, traditional office, and multifamily properties located primarily in California, Miami, Texas and Northern Virginia.

“I am extremely proud of everything we have accomplished at PS Business Parks. This transaction is an exceptional outcome for our stockholders and a testament to the incredible company and portfolio of high-quality assets our team has built, acquired and enhanced over the years,” said Stephen W. Wilson, President and Chief Executive Officer of PSB.

David Levine, Co-Head of Americas Acquisitions for Blackstone Real Estate, added, “We are excited to add PS Business Parks’ business park, office and industrial assets to our portfolio and look forward to leveraging our expertise to provide the best possible service and experience for PSB’s customers.”

Transaction Details

The transaction is expected to close in the third quarter of 2022, subject to approval by PSB’s stockholders and other customary closing conditions. The merger agreement includes a “go-shop” period that will expire 30 days from today on May 25, 2022, which permits PSB and its representatives to actively solicit and consider alternative acquisition proposals to acquire PSB. PSB has the right to terminate the definitive merger agreement with Blackstone to enter into a superior proposal, subject to the payment of a termination fee and certain other terms and conditions of the definitive merger agreement. There can be no assurance that this process will result in a superior proposal, and PSB does not intend to disclose developments with respect to the go-shop process unless and until it determines such disclosure is appropriate or is otherwise required.

PSB’s three outstanding series of preferred stock, and associated depositary shares, will remain outstanding in accordance with their terms following the closing. We currently intend to continue to have the depositary shares representing our preferred stock listed on the NYSE with public reporting so long as there is at least $75 million aggregate liquidation value of preferred stock outstanding.

Public Storage (NYSE:PSA), which holds approximately 25.9% of the outstanding shares of PSB common stock, has agreed to vote its shares in favor of the transaction, subject to the terms of a support agreement between Public Storage, the Company and an affiliate of Blackstone, which support agreement will terminate automatically upon the termination of the merger agreement, including in connection with a termination of the merger agreement by PSB to enter into a superior proposal. The transaction will also include the acquisition of Public Storage’s limited partner equity interests in PSB’s operating partnership at the same per unit price of $187.50.

From the date of the merger agreement through the closing of the transaction, PSB may declare and pay regular, quarterly cash distributions to holders of its common stock and to holders of its operating partnership’s units, in an amount of up to $1.05 per share or unit, including a pro rata distribution in respect of any stub period. Additionally, PSB is permitted to declare and pay regular quarterly dividends on its shares of preferred stock.

As a result of today’s announcement, PSB does not expect to host a conference call and webcast to discuss its financial results for the quarter ended March 31, 2022, which had previously been scheduled for May 3, 2022.

Advisors

Simpson Thacher & Bartlett LLP is serving as Blackstone’s legal counsel. J.P. Morgan Securities LLC is acting as lead financial advisor to PSB and provided a fairness opinion to the PSB board of directors in connection with the transaction. Eastdil Secured is acting as real estate advisor to PSB and is also acting as a co-financial advisor to PSB. Wachtell, Lipton, Rosen & Katz is serving as PSB’s legal advisor.

Blackstone Real Estate

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has US $298 billion of investor capital under management. Blackstone is the largest owner of commercial real estate globally, owning and operating assets across every major geography and sector, including logistics, residential, office, hospitality and retail. Our opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ business invests in substantially stabilized real estate assets globally, through both institutional strategies and strategies tailored for income-focused individual investors including Blackstone Real Estate Income Trust, Inc. (BREIT), a U.S. non-listed REIT, and Blackstone’s European yield-oriented strategy. Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).

About PS Business Parks

PS Business Parks, Inc., an S&P MidCap 400 company, is a REIT that acquires, develops, owns, and operates commercial properties, predominantly multi-tenant industrial, industrial-flex, and low-rise suburban office space. Located primarily in major coastal markets, PS Business Parks’ 96 properties serve approximately 4,900 tenants in 27 million square feet of space as of March 30, 2022. The portfolio also includes 800 residential units (inclusive of units in-process). Additional information about PS Business Parks, Inc. is available on the Company’s website, which can be found at psbusinessparks.com.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). This press release is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transactions. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov. In addition, the documents (when available) may be obtained free of charge by accessing the Investor Relations section of the Company’s website at https://ir.psbusinessparks.com or by contacting the Company’s Investor Relations by email at info@psbusinessparks.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Company common stock in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2022 annual meeting of stockholders, which was filed with the SEC on March 25, 2022, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 22, 2022 and in other documents filed by the Company with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available. Investors should read the Proxy Statement carefully when it becomes available before making any voting or investment decisions.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “may,” “will,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon present expectations, estimates and projections and beliefs of and assumptions, involve uncertainty that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and are not guaranteed to occur. There are a number of important factors that could have a material adverse effect on our operations, future prospects and the proposed transaction, including but not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the Company and Blackstone’s affiliates; the failure to obtain the approval of the Company’s stockholders of the proposed transaction or the failure to satisfy any of the other conditions to the completion of the proposed transaction; stockholder litigation in connection with the proposed transaction, which may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; the effect of the announcement of the proposed transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its tenants, vendors and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; the ability to meet expectations regarding the timing and completion of the proposed transaction; and significant transaction costs, fees, expenses and charges. There can be no assurance that the proposed transaction or any other transaction described above will in fact be consummated in the expected time frame, on the expected terms or at all. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the SEC on February 22, 2022, and subsequent filings by the Company with the SEC. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Any forward-looking statement speaks only as of the date on which it is made. Moreover, we assume no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements, except as required by law. Investors should not place undue reliance upon these forward-looking statements. The Company claims the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts

Blackstone

Jillian Kary

(212) 583-5379

PS Business Parks

Adeel Khan

(818) 244-8080, Ext 8975

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